As filed with the Securities and Exchange Commission on October 10, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Perfect Moment Ltd.
(Exact name of registrant as specified in its charter)

Delaware	2300	86-1437114
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

307 Canalot Studios

222 Kensal Road

London W10 5BN

United Kingdom

+44 (0)204 558 8849

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

National Registered Agents, Inc.

28 Liberty Street

New York, New York 10005

(800) 717-2810

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nimish Patel	Barrett S. DiPaolo
Blake Baron	Sichenzia Ross Ference Carmel LLP
Mitchell Silberberg & Knupp LLP	1185 Avenue of the Americas, 31st Floor
2049 Century Park East, 18th Floor	New York, NY 10036
Los Angeles, CA 90064	212-930-9700
(310) 312-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, check indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	dated , 2023

                Shares

Common Stock

Perfect Moment Ltd.

This is an initial public offering of shares of common stock of Perfect Moment Ltd. We are offering            shares of our common stock. Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share of our common stock will be between $         and $        .

We have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PMNT.” If our application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on Nasdaq, we will not complete this offering.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to comply with certain reduced public company reporting requirements.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)

We have agreed to issue to the underwriters warrants to purchase up to a total of             shares of common stock (5% of the shares of common stock sold in this offering, including shares sold to cover over-allotments, if any). The warrants are exercisable at $                   per share (125% of the public offering price) commencing on a date which is six months from the effective date of this offering and will expire five (5) years from the effective date of this offering. See “Underwriting” beginning on page 104 of this prospectus for additional information regarding underwriter compensation.

We have granted the underwriters an option for a period of 45 days to purchase up to        additional shares of common stock, at the public offering price per share less the underwriting discounts and commissions, to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock against payment on             , 2023.

ThinkEquity	Laidlaw & Company (UK) Ltd.

Prospectus dated                , 2023

Through and including                   , 2023 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the underwriters, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock, and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “company,” the “registrant,” “Perfect Moment,” “we,” “our” or “us” mean Perfect Moment Ltd. and its subsidiaries;

●	we assume an initial public offering price of our common stock of $ per share, the midpoint of the estimated range of $ to $ per share, unless otherwise specified;

●	“year” or “fiscal year” mean the year ending March 31st;

●	all dollar or $ references refer to United States dollars;

●	“China” or “PRC” refers to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“HK$” or “HK Dollar” refer to the legal currency of Hong Kong;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China for the purposes of this prospectus only;

●	“mainland China” refers to the mainland China of the PRC, excluding Taiwan, the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Chinese government” or “PRC government” refers to the government of mainland China for the purposes of this prospectus only; and

●	“PRC laws and regulations” or “PRC laws” refers to the laws and regulations of mainland China.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them. In addition, we round certain percentages presented in this prospectus to the nearest whole number. As a result, figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

MARKET AND INDUSTRY DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications, articles and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Among other items, certain of the market research included in this prospectus was published prior to the COVID-19 pandemic and did not anticipate the virus or the impact it has caused on our industry. We have utilized this pre-pandemic market research in the absence of updated sources. These and other factors could cause results to differ materially from those expressed in the projections and estimates made by the independent third parties and us.

References in this prospectus to “Generation Y” refer to those born between 1981 and 1996 (ages 27 to 42 in 2023), references to “Generation Z” refer to those born between 1997 and 2012 (ages 11 to 26 in 2023) and references to “Generation Alpha” refer to those born from 2013 onward.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	our expectations regarding our revenue, expenses, profitability and other operating results;

●	the growth rates of the markets in which we compete;

●	the costs and effectiveness of our marketing efforts, as well as our ability to promote our brand;

●	our ability to provide quality products that are acceptable to our customers;

●	our reliance on key personnel and our ability to identify, recruit, and retain skilled personnel;

●	our ability to effectively manage our growth, including offering new product categories and any international expansion;

●	our ability to maintain the security and availability of our software;

●	our ability to protect our intellectual property rights and avoid disputes in connection with the use of intellectual property rights of others;

●	our ability to protect our users’ information and comply with growing and evolving data privacy laws and regulations;

●	future investments in our business, our anticipated capital expenditures, and our estimates regarding our capital requirements;

●	our ability to compete effectively with existing competitors and new market entrants; and

●	our success at managing the risks involved in the foregoing.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

All references to “PMA” herein refer to Perfect Moment Asia Limited, a Hong Kong corporation and a wholly owned subsidiary of the Company. In March 2021, PMA, as the previous global parent company, engaged in a transaction (the “2021 share exchange”) to exchange shareholder interests in PMA for newly issued shares of the common stock and Series A convertible preferred stock of Perfect Moment Ltd. As a result, PMA became a wholly owned subsidiary of the Company, and the Company became the U.S. domiciled ultimate parent company of the Perfect Moment business. PMA has two wholly owned subsidiaries, Perfect Moment (UK) Limited, a United Kingdom corporation (“PMUK”), and Perfect Moment TM Sarl, a Swiss corporation (“TMS”). Unless otherwise stated or the context otherwise indicates, references to “Perfect Moment,” the “Company,” “we,” “our,” “us,” or similar terms refer to Perfect Moment Ltd. and our subsidiaries, PMA, PMUK and TMS.

Our Mission

Our mission is to become the number one luxury ski brand in the world. We exist to inspire shared perfect moments. We aim to deliver this by creating statement pieces to ski, surf, swim and move in for perfect moments and the people who make them.

Overview

Perfect Moment is a luxury lifestyle brand that combines fashion and technical performance for its ranges of skiwear, outerwear, swimwear and activewear. We create apparel and products that feature what we believe is an unmatched combination of fashion, form, function and fun for women, men and children.

The idea for the Perfect Moment brand was born in Chamonix, France in 1984, when the professional skier and extreme sports filmmaker, Thierry Donard, began making apparel for his team of free-ride skiers and surfers. Donard used his experience to create designs that were characterized by quality, style and performance to enable his athletes to achieve their perfect ski-run or perfect wave-ride: that “perfect moment.” His designs – combining high performance materials with daring prints and colors – were inspired by his team of free-ride skiers and surfers. The Perfect Moment trademark was initially licensed by us in May 2012 then acquired by us between December 2017 and November 2018. For further information regarding our formation and corporate structure, see the sections below under “— Corporate and Other Information,” “Business — Overview” and “Business — Corporate and Other Information.”

Today, the brand continues to draw on its rich heritage of performance garments and statement designs. Retro-inspired vivid and bold color palates complement technical fabrics to deliver fashion, form, function and fun for women, men and children. Initially known for its on-and-off the slopes skiwear, in 2016 PMA developed a summer range inspired by the island of Ibiza to bring its unique style to swimwear and activewear. We believe our bold fashion and technical proposition resonates with the modern fashion-conscious consumer that sees value in authentic European heritage and statement-design tailored for an active and healthy lifestyle at a compelling quality-to-value price point.

Perfect Moment’s growth plan is predicated on (i) continuing to develop its winter and summer product ranges at improved gross margins, including extensions into more all-year-round lifestyle ranges, (ii) drive more direct sales through its marketing strategies and (iii) test strategic pop-up and physical retail.

The Company has experienced significant growth over recent years with an increase in revenue from $9.74 million in the fiscal year ended March 31, 2021 to $16.45 million in the fiscal year ended March 31, 2022, representing an increase of 69%. For the fiscal year ended March 31, 2023, the Company had revenues of $23.44 million, representing a year-on-year increase of 43%. Gross margin increased year on year from 30% for the fiscal year ended March 31, 2022 to 34% for the fiscal year ended March 31, 2023. For the fiscal quarter ended June 30, 2023, the Company had revenues of $0.99 million compared to revenues of $0.77 million for the fiscal quarter ended June 30, 2022, representing an increase of 28%. Gross margin remained consistent at 11% for both the fiscal quarter ended June 30, 2023 and the fiscal quarter ended June 30, 2022.

However, the Company has incurred recurring losses, including a net loss of $2.67 million and $7.38 million for the fiscal quarters ended June 30, 2023 and June 30, 2022, respectively, and $10.31 million and $12.17 million for the fiscal years ended March 31, 2023 and March 31, 2022, respectively. The Company has incurred operating losses of $2.71 million and $6.14 million in the fiscal quarters ended June 30, 2023 and June 30, 2022, respectively, and $8.63 million and $10.18 million in the fiscal years ended March 31, 2023 and March 31, 2022, respectively. The decrease in operating losses of $3.43 million in the fiscal quarter ended June 30, 2023 is largely attributed to a decrease of stock-based compensation costs of $4.06 million. The decrease in operating losses of $1.55 million in the fiscal year ended March 31, 2023 compared to the fiscal year ended March 31, 2022, is largely attributed to an increase in gross margins. Operating losses includes stock-based compensation costs of $0.20 million and $4.26 million in the fiscal quarters ended June 30, 2023 and June 30, 2022, respectively, and $5.52 million and $4.48 million in the fiscal years ended March 31, 2023 and March 31, 2022, respectively. Operating cashflows saw a net outflow of $0.80 million and $2.35 million during the fiscal quarters ended June 30, 2023 and June 30, 2022, respectively, and $3.51 million and $3.56 million during the fiscal years ended March 31, 2023 and March 31, 2022 respectively. The Company had an accumulated deficit of $42.93 million as at June 30, 2023. These factors raise, and our auditor has expressed, substantial doubt about the Company’s ability to continue as a going concern.

Our Industry

We operate at the intersection of luxury fashion and multi-channel commerce. The global luxury industry is large and characterized by specific market dynamics and consumer trends that are shaping the future of the industry, including the following:

Large, Stable and Resilient Addressable Markets

Perfect Moment has an attractive luxury ski apparel market in which it believes is well-positioned and has a large growth runway. According to MarketWatch, the global luxury ski apparel market was valued at $1.6 billion in 2022 and is expected to expand at a Compound Annual Growth Rate (“CAGR”) of 6.49% reaching $2.3 billion by 2028. The luxury ski apparel market has a relatively narrow target demographic and we believe that this demographic is characterized by relatively high affluence and either proximity to a ski area or a location with a traditional interest in skiing as a recreational activity. We believe that due to the relatively high affluence and international nature of the demographic, there has been, and continues to be, significant space for premium and luxury products that deliver both fashion and technical performance.

Perfect Moment has started to make inroads into the adjacent, significantly larger, luxury outerwear market, which we believe is set to continue growing, yet remains somewhat fragmented and localized. The luxury outerwear market, compared to the luxury ski apparel market, is a larger and faster growing market. According to MarketWatch, the luxury outerwear market was valued at $15.9 billion in 2022 and is expected to expand at a CAGR of 6.51% reaching $23.3 billion by 2028. Again, we believe the demographic for this market has relatively high affluence but has a broader geographical spread as it is not linked to the activity of skiing. In the luxury outerwear market, we believe an increasingly large number of consumers are turning to heritage brands with technical credentials for luxury outerwear products that not only serve a technical function but also make a fashion statement.

In addition, Perfect Moment is also targeting the broader leisure markets for swimwear, activewear and lifestyle products. Both the luxury ski apparel market and luxury outerwear market share some key consumer demographics and purchasing behavior with the broader leisure markets.  We believe these markets stretch beyond skiing and winter sports to a range of healthy and athletic pursuits, with products increasingly being worn as part of a broader day-to-day lifestyle statement. We also believe the growth of this market goes hand-in-hand with broader cultural shifts, such as a greater emphasis on health, exercise and well-being, as well as a relaxation in dress codes at work and social occasions. Based on the characteristics of these respective markets, we believe Perfect Moment has the right brand profile, geographic footprint, target demographic, marketing tools and operational expansion plan to gain significant share.

Luxury Channel Shift to Online

According to Bain & Company (“Bain”), online is set to become the leading channel for luxury purchases by 2030. The online share of the global personal luxury goods market in 2017 was 9%, significantly lower than other retail markets, according to Bain, which has been driven by luxury brands’ cautious approach to adopting technology and social platforms; however, and online sales accounted for 22% of the luxury goods market in 2021 and online sales are expected to become a larger percentage of the total luxury market, reaching 32% to 34% by 2030.

Transition to Digital

We believe the digital shopping behavior of consumers is evolving at a rapid pace and the shift to digital is affecting how the luxury industry and consumers interact. E-commerce sales have climbed steadily for years, according to Statista, with continuous further growth expected. Statista estimates a growth in global e-commerce market revenue from approximately $2.4 billion in 2017 to approximately $8.1 billion in 2026, and with the COVID-19 pandemic, e-commerce use among consumers has advanced even faster than expected. Since the start of the COVID-19 pandemic in March 2020, according to Statista, there have been a significant number of first-time online shoppers around the world.

On the marketing side, we believe that inspiration and trends have shifted from editorial content on the printed pages of monthly fashion magazines to the real-time social media channels of the world’s leading fashion bloggers, influencers and celebrities.

Generational Demographic Shift

As new generations of global luxury consumers account for a larger share of spending, we believe they are fundamentally changing the way luxury products are purchased. According to Bain, Generation Y and Generation Z accounted for all of the market’s growth in 2022. The spending of Generation Z and the younger Generation Alpha is set to grow three times faster than that of other generations though 2030, making up a third of the market. Generation Y, Generation Z and Generation Alpha are forecast by Bain to become the biggest buyers of luxury by 2030, representing 80% of global purchases.

Emerging Markets and Future Growth

We believe the demand for luxury fashion is truly global. According to Bain, consumers of luxury fashion have traditionally been from Europe and the Americas, but, by 2030, mainland China is forecast to overcome the Americas and Europe to become the biggest global luxury market. Growth of the global luxury goods market is expected to be significantly driven by demand from China and from emerging markets, including India and emerging Southeast Asian and African countries, based on forecasts between 2022 and 2030. Chinese consumers are forecast by Bain to regain their pre-COVID-19 status as the dominant nationality for luxury, growing to represent circa 40% of global purchases by 2030.

Our Strengths

●	Strong Brand Positioning. Perfect Moment’s affordable luxury offering sits below the ultra-luxury positioning and luxury performance positioning by our direct luxury competitors. Most of our competitors skew to either fashion or pure performance, while Perfect Moment focuses on both.

●	Authentic Brand That Resonates with Highly Valuable Customer Segments. With the Perfect Moment brand having approximately 40 years of European ski and worldwide surf heritage, bold fashion, distinct design aesthetic and technical performance, we believe our products and our mission resonate with the modern fashion-conscious consumer who sees value in authentic European heritage and statement-design tailored for an active and healthy lifestyle, which generates brand loyalty among our key customers, Generation Y and Generation Z consumers, and drives repeat purchases.

●	Proven and Unique Marketing Engine and Significant Growth Runway. We believe that e-commerce will continue to shape the consumer and retail industries by changing shopping behavior as well as contributing to the digital transformation of retail business models, which we believe has been accelerated as a direct result of the COVID-19 pandemic. Our retail business commenced and continues to exist primarily online. We are a direct-to-consumer retailer that utilizes technology to deliver what we believe is a customer experience with a specific focus on engaging and interacting with the Generation Y and Generation Z tech-savvy consumer segment by offering speed, convenience and a seamless customer experience. By selling directly through our digital platform, we control all aspects of the customer experience and are able to engage with our community before, during and after purchase, through our digital platform and social channels. We believe this direct engagement enables us to establish personal relationships at scale and provides us with valuable customer data and feedback that we leverage across our organization to better serve our customers. We also have collaborations with a growing group of A-list celebrities and influencers whom we consider to have an authentic feel and on-brand partner collaborations with luxury brands that we believe speak to the same audience. We also focus on top-tier editorial coverage in fashion magazines and arrangements with luxury wholesale partners, which include The Wall Street Journal, Forbes, Vogue, Conde Nast Traveler and Harper’s Bazaar to name a few. We believe these marketing efforts will be translated into an engaged lifestyle-driven Instagram community.

●	Visionary, Passionate and Committed Management Team. Through steady brand discipline and a focus on sustainable growth, our management team has transformed a small family business into a global brand. We have assembled a team of seasoned executives from diverse and relevant backgrounds who draw on experience working with a wide range of leading global companies including Burberry, Jimmy Choo, Michael Kors, Nike, North Face, Rapha and Elemis. Members of our team have created and grown leading luxury, fashion and digital businesses globally, and they retain a strong entrepreneurial spirit. Their leadership and passion have accelerated our evolution into a lifestyle brand and the growth of our direct-to-consumer channel alongside strengthening our wholesale business.

●	Multi-Channel Distribution. Our global distribution strategy allows us to reach customers through two distinct, brand-enhancing channels. In our wholesale channel, which as of March 31, 2023 extended into 25 countries, we carefully select the best retail partners and distributors to represent our brand in a manner consistent with our heritage and growth strategy. As a result, we believe our wholesale partnerships include best-in-class luxury and online retailers. Through our fast growing direct-to-consumer channel, which includes our global e-commerce site, we are able to more directly control the customer experience, driving deeper brand engagement and loyalty, while also driving towards more favorable margins. Our direct-to-consumer (“DTC”) e-commerce channel, www.perfectmoment.com, is complemented by our luxury marketplace partnerships globally and in emerging markets. We employ product supply discipline across both of our channels to manage scarcity, preserve brand strength and optimize profitable growth for us and our retail partners. Going forward, we plan to open a limited number of pop-up and retail stores in major metropolitan centers as well as premium outdoor destinations where we believe they can operate profitably.

●	Established Partner Relationships. As of June 30, 2023, we have two luxury marketplace partners, Farfetch and Amazon Luxury, and 167 wholesale partners, of which 16 are luxury department stores (including those we believe are the most sought-after and prestigious names in the fashion industry), 19 operate as exclusively online multi brand retailers and 94 are respected specialty stores with a focus on either sports or winter goods, which is key to our branding strategy.

●	Flexible Supply Chain. We directly control the design, innovation and testing of our products, which we believe allows us to achieve greater operating efficiencies and deliver quality products. We manage our production through long-standing relationships with our third-party suppliers and vendors. We believe our flexible supply chain gives us distinct advantages including the ability to broaden and scale our operations, adapt to customer demand, shorten product development cycles and achieve higher margins.

●	Culture of Innovation and Uncompromised Craftsmanship. We strive to create the most innovative, functional, comfortable and stylish apparel in the industry. We develop cross-functional products that we believe are characterized by quality, style and performance. We continue to use best-in-class materials in every product, and we will continue to innovate.

Our Business Strategy

Perfect Moment sits at the intersection of three large and growing markets (luxury ski apparel, premium outerwear and athleisure and lifestyle). Based on the characteristics of these respective markets, we believe we have the right brand profile, geographic footprint, target demographic, marketing tools and operational expansion plan to gain significant market share. We believe we are also well-positioned to drive sustainable growth and profitability by executing on the following strategies:

Grow Brand Awareness and Attract New Customers

Building brand awareness among potential new customers and strengthening our connections with those who already know us will be a key driver of our growth. While we believe our brand has achieved substantial traction globally and those who have experienced our products demonstrate strong loyalty, our presence is relatively nascent in many of our markets. We believe we have a significant opportunity to grow brand awareness and attract new customers to Perfect Moment through word of mouth, brand marketing and performance marketing.

In the past, Perfect Moment’s strong skiing heritage has been used to engage with a core ski audience for whom we believe the combination of technical performance and retro inspired designs resonate strongly. We believe the nature of skiing as a largely affluent, international pursuit means there is a large opportunity in aspirational, lifestyle-led social media engagement. We believe Perfect Moment has captured this social media opportunity to great effect, combining the style and form of the brand with celebrities, influencers, top-tier editorial, collaborations and luxury locations to create a distinct, fun and engaging aspirational lifestyle narrative. Beyond social media, we believe Perfect Moment has been able to deploy this same core brand proposition and narrative to direct digital marketing and traditional media, elevating brand profile and driving high levels of engagement simultaneously. Perfect Moment has also been able to build an effective online marketing engine driving large volumes of direct, organic search and paid search traffic to our e-commerce website, www.perfectmoment.com.

Perfect Moment expects to continue its approach to social media, building its follower base through a similar and evolving mix of celebrities, influencers, editorials and locations. It also expects to continue to pursue and scale the effective search engine optimization and paid search strategies which have contributed to online sales growth, as well as direct marketing and customer engagement via their successful newsletter. Perfect Moment is developing plans to leverage a new Perfect Moment owned physical store network to deepen its brand identity and profile, as well as drive higher levels of loyalty and engagement at the local level.

Brand marketing and performance marketing also work together to drive millions of visits to our digital platforms. Brand marketing includes differentiated content, our network of ambassadors, and social media, all of which result in what we believe is outsized engagement with our community. Our performance marketing efforts are designed to drive customers from awareness to consideration to conversion. These efforts include retargeting, paid search and product listing advertisements, paid social media advertisements, search engine optimization and personalized email. We believe our highly productive, diversified strategy generates a significant return on brand equity, driving sales and building a growing customer database.

We approach this strategy as a funnel, with brand awareness at the top and customer conversion at the bottom, allocating resources across the top, middle and bottom, and measuring returns on these respective investments.

Accelerate Digital Growth

Having used the wholesale channel to establish our brand globally, we believe we will become less reliant on wholesale partners during the next 5 years by committing more resources to our direct-to-consumer strategy and accelerating our digital growth. We believe technology and partnerships are the key underpinning factors in any e-commerce business and as such we will continue to enhance customer experience, focusing on mobile as the dominant growth channel and leveraging the emerging benefits of social and conversational commerce.

Pursue International Expansion and Enter New Markets

We believe there is an opportunity to increase penetration across our existing markets and selectively enter new regions. Although the Perfect Moment brand is recognized globally, our past investments have been focused on North America, the United Kingdom and the EU and have driven revenue growth in the United States during the past fiscal year.

While we expect the majority of our near-term growth to continue to come from the United States, the United Kingdom and the EU, we believe there is a tremendous opportunity over the long term throughout the rest of the world. In the fiscal year ended March 31, 2023, we increased our outreach in what we believe are the most promising countries in continental Europe. As part of the plan to enter new markets, we will start with China, as we seek to enhance our ability to serve our international customers and further establish Perfect Moment as a global brand.

We believe there is a significant opportunity beyond our existing markets, with China representing the next market opening for Perfect Moment. China is projected to become the largest winter sports market, with people participating expected to reach 50 million by 2025 with 1,000 ski resorts to be open by 2030, according to reports by Daxue Consulting and Capital Mind. We plan to enter the Chinese market directly in 2024 on Tmall, using local partners to operate, with a digital approach to selling. We are forecasting running losses with respect to such activities for two years, then become profitable from the third year of such activities, with China representing less than 10% of our revenue by 2027. We believe the most significant hurdle to overcome with respect to our plan to enter the Chinese market is liquidity to fund the initial operating losses.

In order to offer a more localized experience to customers internationally, we intend to offer market-specific languages, currency and content, as well as strategic international shipping and distribution hubs. We plan to leverage our social media strategy and expand our network of social media ambassadors to grow our brand awareness globally. We expect to appoint a new third party to implement this strategy in the second half of 2023.

Enhance Our Wholesale Network

Although in the next 5 years we will be mainly focused on accelerating digital growth and our direct-to-consumer channel, we still intend to continue broadening customer access and strengthening our global foothold in new and existing markets by strategically expanding our wholesale network and deepening current relationships. In all of our markets, we have an opportunity to increase sales by adding new wholesale partners and increasing volume in existing retailers. Additionally, we are focused on strengthening relationships with our retail partners through broader offerings, exclusive products and shop-in-shop formats, which are dedicated spaces within another company’s retail store on a short term rental basis. We believe our retail partners have a strong incentive to showcase our brand as our products drive customer traffic and consistent full-price sell-through in their stores.

Broaden Our Product Offering

Continuing to enhance and expand our product offering represents a meaningful growth driver for Perfect Moment. We expect that broadening our product line will allow us to strengthen brand loyalty with the existing Perfect Moment customer base, drive higher penetration in our existing markets and expand our appeal across new geographies. We intend to continue developing our offering through the following strategies.

Elevate Fall and Winter. Perfect Moment will continue to focus on quality materials and distinctive designs in order to create luxury products which aim to deliver technical performance and style impact. However, believing that people want to bring the functionality of our ski apparel into their everyday lives, Perfect Moment is broadening the product range beyond the core “on-slope” skiwear to encompass less technical lifestyle products and a wide range of exceptional products for any occasion, including all year round accessories.

Expand Spring and Summer. We intend to continue building our successful Spring and Summer collections in categories such as surfwear, activewear, loungewear and swimwear. We believe offering inspiring new and complementary product categories that are consistent with our values of heritage, functionality and quality and can become part of our core business represents an opportunity to develop a closer relationship with our customers and expand our addressable market.

We believe this strategy will deliver a number of benefits:

●	Increased Revenues. We expect that cross-over into adjacent product markets will increase sales by allowing us to sell outerwear, lifestyle products, activewear and swimwear to non-skiers and cross-sell lifestyle and “off-slope” products to existing skiwear customers in a winter setting.

●	Reduced Seasonality. We expect that sales of new lifestyle products as well as activewear and swimwear products will be less concentrated in the winter months and increase revenue from new and existing customers as we grow brand awareness.

●	Improved Margins. We believe that our margins will be improved by this strategy because modest price increases across the existing range will allow Perfect Moment to strengthen its gross margins, greater use of high-margin luxury materials such as cashmere will support price and margin increases and a move towards more less technically-complex lifestyle pieces will also drive margin improvement. Full price sales with limited promotional activity will further improve margins.

During the fiscal year ended March 31, 2023 and the fiscal quarter ended June 30, 2023, we have restructured and invested in our design, product development, merchandizing and production teams to create a pathway to execute on this underpinning strategy. We expect the first products resulting from this investment to launch in the spring of 2024. We plan to then gradually increase our product offering as we evaluate demand, supply and profitability.

Establish Perfect Moment Owned Physical Retail

Perfect Moment has grown to date without a Perfect Moment owned physical stand-alone store presence. Sales growth has been driven by our online offering and wholesale network. As part of our growth strategy, we believe opening directly operated stores in strategically selected major cities and pop-up stores in strategic ski resorts would provide an excellent opportunity to generate sales in key locations, providing a luxury in-store experience, reflecting the character of the brand and providing an experiential contact point for customers.

As our product range expands, we see the potential to further grow our community with a physical presence by opening directly operated stores. We already have physical presence in department stores, operated under wholesale arrangements. Operating Perfect Moment owned stores would provide our community a home for the brand and act as a beacon for new or potential customers, but they also add extra complexity and risk. In order to test our retail model we plan to first establish pop-up locations. We are exploring options in London for an initial pop-up location. We are also in the process of testing a shop-in-shop location in Los Angeles, with an expected opening in the fall/winter of 2023. Shop-in-shop locations are dedicated spaces within another company’s retail store on a short term rental basis. We expect that our experience with such temporary spaces would help us develop our strategy for all-year-round stores, including location, size, capital expenditure need, as well as the financial and operating impact. Operating temporary spaces would also provide our management team experience with opening and operating retail stores. We evaluate each potential store location based on lease availability and projected viability, and plan to open popups in the fiscal year ending March 31, 2025 and year-round stores beginning the fiscal year ending March 31, 2026.

Other Strategies to Improve Margin

We intend to focus on the following other strategies to improve our margin:

●	Shift towards direct-to-consumer revenue (such as ecommerce and physical retail). We expect that reducing our focus on wholesale from a two-thirds share of sales to 40% over time would result in a double-digit percentage point improvement in our gross margin.

●	Reducing product range within skiwear. We believe the current range offers too much choice, and yields poorer margins, resulting from a lack of economies of scale and higher levels of markdown and discounts.

●	Review and modify supplier base. We are expecting our supplier base to evolve as we source fabrics and trims more efficiently and introduce new finished good suppliers with better commercial terms (such as lower labor costs or better duty rates due to factories being based in the EU, UK or Vietnam).

●	Review and revise price positioning. We will continue reviewing our selling prices. We are expecting to introduce better discipline and processes to assess price positioning with a focus on margin by each product, country of manufacture and country of selling. We expect to raise selling prices to improve the gross margin over time as part of the range development process and will monitor price elasticity. We believe prices are relatively in-elastic for our industry and our customer segment, and that pricing increases are generally expected by customers annually for luxury goods.

●	Focusing on reducing costs relating to crossing borders. Operating a global business requires crossing borders with products resulting in high costs for freight, duty, couriers and other handling costs. Perfect Moment has grown very quickly and as a result has not been able to focus on crossing borders in a cost-effective way. We are focused on reducing these costs and expect to see savings over time in freight (for example by using less air freight and more sea freight), lowering duty costs (for example moving production to countries with lower tariffs) and reducing broker fees through better processes.

Corporate and Other Information

Perfect Moment Ltd. was incorporated in the State of Delaware on January 11, 2021. The Company acquired PMA on March 15, 2021 through the 2021 share exchange. PMA was formed and commenced business operations on May 10, 2012. Perfect Moment Ltd. is a holding company and carries out all its operations through its subsidiaries. PMA is a wholly owned subsidiary of the Company, and PMUK and TMS are wholly owned subsidiaries of PMA. PMA is a wholesale business, while PMUK sells to both wholesale and e-commerce customers. Both PMA and PMUK are global businesses and collectively sell to customers across 60 countries. TMS, up until June 30, 2021, held the intellectual property rights, including the trademark, for the Perfect Moment brand, for which it received licensing fees from PMA. On July 1, 2021, TMS assigned such intellectual property rights to PMUK and from that date, TMS has had no operations or income, except for the payment of fees related to accounting and office management. The production team still sits in Hong Kong but the majority of the employees, including the marketing and finance teams, and all senior management and our board of directors are located in the United Kingdom.

In the fiscal quarter ended June 30, 2023, all of our revenue was generated by PMUK’s operations. In the fiscal quarter ended June 30, 2022, PMA’s operations generated 14% of our revenue while PMUK’s operations generated 86% of our revenue. In the fiscal year ended March 31, 2023, PMA’s operations generated 60% of our revenue while PMUK’s operations generated 40% of our revenue. In the fiscal year ended March 31, 2022, PMA’s operations generated 43% of our revenue while PMUK’s operations generated 57% of our revenue. We have direct ownership of our Hong Kong operating entity and currently do not have or intend to have any contractual arrangement to establish a variable interest entity (VIE) structure with any entity in mainland China. While the majority of our products are made in China, using raw materials sourced mainly from the Asia Pacific region, we purchase our finished product from our manufacturers on a purchase order basis and do not have any long-term agreements requiring us to use any supplier or manufacturer. The Company does not have any operations in mainland China. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, or the Basic Law, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. Accordingly, the PRC laws and regulations do not currently have any material impact on our business, financial condition and results of operations. However, in the event that we or our Hong Kong subsidiary were to become subject to PRC laws and regulations that would have a material impact on our business, financial condition or results of operations, we may incur material costs to ensure compliance, and our Hong Kong subsidiary may be subject to fines and/or no longer be permitted to continue business operations as presently conducted. In such event, we expect to be able to relocate the business currently conducted by PMA to a location outside of Hong Kong or China. See “Risk Factors — Risks Related to Our Corporate Structure — Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little or no advance notice. In the future, we may be subject to PRC laws and regulations related to the current business operations of our operating subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of the securities we are registering for sale.” on page 23.

The current organization structure of the Company is as follows:

Our principal executive office and mailing address is 307 Canalot Studios, 222 Kensal Rd, London W10 5BN, United Kingdom. Our main telephone number is +44 (0)204 558 8849. Our corporate website address is www.perfectmoment.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus and should not be relied upon with respect to this offering.

Perfect Moment, the Perfect Moment logo and any other current or future trademarks, service marks and trade names appearing in this prospectus are the property of the Company. Other trademarks and trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

This Prospectus Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case appearing elsewhere in this prospectus.

Nasdaq Listing Application and Proposed Symbol

We have filed an application to have our common stock listed on Nasdaq under the symbol “PMNT.” No assurance can be given that our application will be approved. If our application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on Nasdaq, we will not complete this offering.

Summary Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below and other risks described elsewhere in this prospectus. These risks are discussed more fully in the “Risk Factors” section appearing elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	Our history of losses and the substantial doubt about our ability to continue as a going concern, which could cause our stockholders to lose some or all of their investment in us.

●	Our business depends on our strong brand, and if we are not able to maintain and enhance our brand we may be unable to sell our products, which would adversely affect our business.

●	Our business partially depends on our wholesale partners, and our failure to maintain and further develop our relationships with our wholesale partners could harm our business.

●	A downturn in the global economy will likely affect customer purchases of discretionary items, which could materially harm our sales, profitability and financial condition.

●	Our financial performance is subject to significant seasonality and variability, which could significantly impact our cash flow and cause the price of our common stock to decline.

●	We currently do not operate Perfect Moment owned physical retail stores. Our plans to open Perfect Moment owned physical retail stores are dependent on a variety of factors, including store locations being available for lease and the stores being economically viable to operate.

●	Our limited operating experience and limited brand recognition in new international markets may limit our expansion and cause our business and growth to suffer.

●	Our success is substantially dependent on the service of certain members of our board of directors and senior management.

●	We may rely on dividends and other distributions on equity paid by our Hong Kong subsidiary to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Hong Kong subsidiary by the PRC government to transfer cash. Any limitation on the ability of our Hong Kong subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our common stock.

●	Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little or no advance notice. In the future, we may be subject to PRC laws and regulations related to the current business operations of our operating subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of the securities we are registering for sale.

●	The fluctuating cost of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer.
●	Our business is reliant on a limited number of third-party manufacturers and raw material suppliers.
●	Our ability to deliver our products to the market and to meet customer expectations could be harmed if we encounter problems with our distribution system.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of China, including Hong Kong.

●	Data security breaches and other cyber security events could result in disruption to our operations or financial losses and could negatively affect our reputation, credibility and business.

●	The PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in PMA’s operations and/or the value of the securities we are registering for sale.

●	Our fabrics and manufacturing technology generally are not patented and can be imitated by our competitors. If our competitors sell products similar to ours at lower prices, our net revenue and profitability could suffer.

●	An active, liquid and orderly market for our common stock may not develop or be sustained. You may be unable to sell your shares of common stock at or above the price at which you purchased them.

●	Our share price may be volatile, and you may be unable to sell your shares at or above the offering price.

●	Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.

If we are unable to adequately address these and other risks we face, our business may be harmed.

Transfers of Cash to and from Our Hong Kong Subsidiary

Perfect Moment Ltd. is a holding company with no operations of its own. Currently, substantially all of our operations are conducted through our two operating subsidiaries, PMA, a Hong Kong corporation, and PMUK, a United Kingdom corporation. In the fiscal quarter ended June 30, 2023, all of our revenue was generated by PMUK’s operations. In the fiscal quarter ended June 30, 2022, PMA’s operations generated 14% of our revenue while PMUK’s operations generated 86% of our revenue. In the fiscal year ended March 31, 2023, PMA’s operations generated 60% of our revenue while PMUK’s operations generated 40% of our revenue. In the fiscal year ended March 31, 2022, PMA’s operations generated 43% of our revenue while PMUK’s operations generated 57% of our revenue. Additionally, the majority of our products are made in China using raw materials sourced mainly from the Asia Pacific region. Perfect Moment Ltd. may rely on dividends or payments to be paid by its Hong Kong subsidiary (i.e., PMA to Perfect Moment Ltd.), to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses. If PMA incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Perfect Moment Ltd. is permitted under U.S. law to provide funding to PMA through loans or capital contributions without restrictions on the amount of the funds. PMA is permitted under the laws of Hong Kong to provide funding to Perfect Moment Ltd. through dividend distributions or payments, without restrictions on the amount of the funds.

There are no restrictions or limitation on our ability to distribute earnings by dividends from our Hong Kong subsidiary to Perfect Moment Ltd. and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution. Subject to any applicable U.S. laws, our amended and restated certificate of incorporation and our bylaws, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend payment the value of our assets will exceed our liabilities and Perfect Moment Ltd. will be able to pay our debts as they become due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. Additionally, as of the date of this prospectus, there are no further U.S. or Hong Kong statutory restrictions on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

As of the date of this prospectus, there are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK$ into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S investors. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from Perfect Moment Ltd. to PMA nor from PMA to Perfect Moment Ltd., our shareholders or U.S. investors. However, in the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or on PMA’s ability by the PRC government to transfer cash. Any limitation on the ability of PMA to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our common stock. We do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity, or VIE, structure with any entity in mainland China. Since Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, or the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. The PRC laws and regulations do not currently have any material impact on transfer of cash from Perfect Moment Ltd. to PMA nor from PMA to Perfect Moment Ltd. and the investors in the U.S. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our operating subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our common stock.

Each of Perfect Moment Ltd., PMA and PMUK currently intend to retain all of their respective remaining funds and future earnings, if any, for the operation and expansion of our business and do not currently anticipate declaring or paying any dividends. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

As of the date of this prospectus, we do not presently plan to pay any dividends out of our retained earnings. As of the date of this prospectus, Perfect Moment Ltd. has borrowed intercompany loans of $          from PMA and $          from PMUK, mainly for the settlement of the professional fees relating to our application for listing. Such intercompany loan has no tax consequence. No other transfers, dividends, or distributions have been made as of the date of this prospectus.

See “Risk Factors — Risks Related to Our Corporate Structure — We may rely on dividends and other distributions on equity paid by our Hong Kong subsidiary to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Hong Kong subsidiary by the PRC government to transfer cash. Any limitation on the ability of our Hong Kong subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our common stock” on page 23, and our consolidated financial statements and the accompanying notes beginning on F-1 of this prospectus, for more information.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we have elected to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	the requirement that we provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	an exemption from the requirement that we hold a non-binding advisory vote on executive compensation or golden parachute arrangements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold securities.

Going Concern

Our consolidated financial statements appearing elsewhere in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Through June 30, 2023, we have funded its operations with proceeds from the issuance of convertible debt, preferred stock and common stock, alongside existing trade, invoice and shareholder financing arrangements. We incurred recurring losses, including a net loss of $2.67 million for the fiscal quarter ended June 30, 2023 and used cash in operations of $0.80 million. As of June 30, 2023, we had an accumulated deficit of $42.93 million and a shareholders’ deficit of $6.37 million.

These factors raise substantial doubt about our ability to continue as a going concern. Management’s plans to alleviate the conditions that raise substantial doubt include pursuing this offering and exploring sources of long-term funding in the private markets, taking out short-term loans and debt factoring to assist with working capital shortfalls, closely monitoring the collection of debt, and putting other strategies and plans in place to deliver positive EBITDA in the next fiscal year.

We estimate that the net proceeds from this offering will be approximately $         (or approximately $         if the underwriters’ option to purchase additional shares is exercised in full), based on an assumed public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Based upon our current operating plan and assumptions, we expect that the net proceeds from this offering and our existing cash balances and expected cash flows from operations, alongside the continuance of our existing financing arrangements, the automatic conversion of the outstanding balance of the Notes will be sufficient to fund our operations for at least the next 18 months. However, our operating plan may change, and our assumptions may prove to be wrong, as a result of many factors currently unknown to us, and we could use our available capital resources sooner than we expect. We may need to seek additional funds sooner than planned, through public or private equity or debt financings or other third-party funding or a combination of these approaches. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or based upon specific strategic considerations. Our ability to continue as a going concern for 12 months from the date of this prospectus is dependent upon our success in the efforts mentioned above. No assurance can be given that we will be successful in the efforts mentioned above. Our independent registered public accounting firm, in its report on our audited consolidated financial statements for the fiscal years ended March 31, 2023 and March 31, 2022, has also expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contained in this prospectus do not include any adjustments as a result of this uncertainty.

THE OFFERING

Common stock offered by us	shares.

Common stock to be outstanding after this offering(1)	shares ( shares if the underwriters exercise their option to purchase additional shares in full).

Over-allotment option of common stock offered by us	The underwriters have a 45-day option to purchase up to additional shares of common stock.

Use of proceeds	We currently intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, sales and marketing activities and general and administrative matters. See the section of this prospectus titled “Use of Proceeds” beginning on page 39.

Proposed trading symbol	We intend to apply to list our shares of common stock on the Nasdaq Capital Market under the ticker symbol “PMNT.”

Dividend policy	We do not expect to pay any dividends on our common stock for the foreseeable future. See “Dividend Policy.”

Risk factors	Investing in our securities is highly speculative. See the section of this prospectus titled “Risk Factors” beginning on page 16.

(1)	The number of shares of common stock outstanding after this offering, as set forth in the table above, is based on shares of our common stock outstanding as of , 2023, plus (i) the automatic conversion of all outstanding shares of our Series A convertible preferred stock into 5,323,782 shares of common stock, (ii) the automatic conversion of all outstanding shares of our Series B convertible preferred stock into 1,189,998 shares of common stock and (iii) shares of common stock (calculated based on the assumptions described below) that will be issued upon the automatic conversion, in connection with the closing of this offering, of $10,001,967 in principal amount of plus accrued interest in the amount of $1,860,003 (which accrued interest would be $ assuming conversion on , 2023) under our 8% senior subordinated secured convertible promissory notes (the “2021 Notes”) and our 8% senior subordinated secured convertible promissory notes (the “2022 Notes” and, together with the 2021 Notes, the “Notes”), at 80% of the initial public offering price, calculated assuming conversion at maturity and an initial public offering price of $ per share, the mid-point of the price range listed below on this cover page of this prospectus, and excludes, as of that date, the following:

●	shares of our common stock available for future issuance under our 2021 Equity Incentive Plan and any other additional shares of our common stock that may become available under such plan;

●	299,957 shares of our common stock issuable upon the exercise of outstanding options (vested and non-vested), having a weighted average exercise price of $1.60 per share;
●	options to purchase 300,000 shares of our common stock, vesting over a period of 4 years from the grant date, due to Mark Buckley, our Chief Executive Officer, but not yet granted;

●	rights granted to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, to be issued additional shares of our common stock if the initial public offering price per share is less than $5.00, as adjusted for any stock split or combination prior to this offering, or if we sell our equity securities before the closing of this offering at the purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, pursuant to which right such holders would be granted additional shares of common stock in the aggregate, assuming an initial public offering price of $ per share, the midpoint of the price range listed below on the cover page of this prospectus, and assuming no sales of equity securities, stock split or stock combination by the Company before the closing of this offering.

Unless expressly indicated or the context requires otherwise, all information in this prospectus assumes:

●	the automatic conversion of all outstanding shares of our Series A convertible preferred stock into 5,323,782 shares of our common stock in connection with the closing of this offering;

●	the automatic conversion of all outstanding shares of our Series B convertible preferred stock into 1,189,998 shares of our common stock in connection with the closing of this offering;

●	no exercise by the underwriters of warrants to purchase up to shares of our common stock issuable to the underwriters in connection with this offering;
●	no exercise by the underwriters of their option to purchase additional shares of common stock to cover over-allotments, if any; and

●	the filing of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws in connection with this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data as of and for (i) the fiscal quarters ended June 30, 2023 and 2022, which have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and (ii) the fiscal years ended March 31, 2023 and 2022, which have been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read the consolidated financial data set forth below in conjunction with our consolidated financial statements and the accompanying notes and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any period in the future.

	For the quarters ended June 30,		For the years ended March 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
(Amounts in thousands)
Statements of operations data:
Revenue	$988	$769	$23,438	$16,447
Cost of goods sold	(883)	(685)	(15,369)	(11,498)
Gross profit	105	84	8,069	4,949
Operating expenses
Selling, general and administrative expenses	(2,105)	(5,326)	(11,682)	(10,878)
Marketing and advertising expenses	(709)	(897)	(5,012)	(4,248)
Total operating expenses	(2,814)	(6,223)	(16,694)	(15,126)
Loss from operations	(2,709)	(6,139)	(8,625)	(10,177)
Interest expense	(374)	(385)	(1,840)	(1,392)
Foreign currency transactions gains (losses)	410	(851)	39	(599)
Loss before income taxes	(2,673)	(7,375)	(10,426)	(12,168)
Income tax benefit	-	-	121	-
Net loss	(2,673)	(7,375)	(10,305)	(12,168)
Other comprehensive gains
Foreign currency translation gains	388	682	303	289
Comprehensive loss	$(2,285)	$(6,693)	$(10,002)	$(11,879)

Basic and diluted loss per share	$(0.55)	$(1.58)	$(2.16)	$(4.34)

Pro Forma Balance Sheet Information

	At June 30, 2023
	Actual	Pro Forma (1)	Pro Forma As Adjusted (2)
	(unaudited)	(unaudited)	(unaudited)
(Amounts in thousands)
Cash and cash equivalents	$1,145	$	$
Restricted cash	$4,062	$	$
Advances for stock subscription	452
Convertible debt obligations and accrued interest	11,143
Class A common shares; $0.0001 par value; 4,978,538 shares issued and outstanding as of June 30, 2023 and shares on a Pro Forma basis and shares on a Pro Forma as adjusted basis	-
Series A and Series B convertible preference shares; $0.0001 par value; 6,513,780 shares issued and outstanding as of June 30, 2023 and shares on a Pro Forma basis and shares on a Pro Forma as adjusted basis	1
Additional paid-in capital	36,738
Accumulated other comprehensive loss	(185)
Accumulated deficit	(42,928)
Total shareholders’ deficit	(6,374)		-

(1)	The pro forma information gives effect to (i) the automatic conversion, in connection with the closing of this offering, of all of our outstanding shares of Series A convertible preferred stock into 5,323,782 shares of common stock, (ii) the automatic conversion, in connection with the closing of this offering, of all outstanding shares of our Series B convertible preferred stock into 1,189,998 shares of common stock, (iii) the automatic conversion, in connection with the closing of this offering, of $10,001,967 in principal amount of plus accrued interest in the amount of $1,860,003 (which accrued interest would be $ assuming conversion on , 2023) under the Notes, at 80% of the initial public offering price, calculated assuming conversion at maturity and an initial public offering price of $ per share, the mid-point of the price range listed below on this cover page of this prospectus, (iv) the issuance of 75,333 shares of common stock in July 2023 for which the Company received advance funds of $0.45 million in June 2023 for common stock subscriptions, (v) the issuance of 179,531 shares of common stock during July 2023 to August 2023 for net proceeds of $0.91 million, (vi) the issuance of shares of common stock in the aggregate issued pursuant to rights granted to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, to be issued additional shares of our common stock if the initial public offering price per share is less than $5.00, as adjusted for any stock split or combination prior to this offering, or if we sell our equity securities before the closing of this offering at the purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, assuming an initial public offering price of $ per share, the mid-point of the price range listed below on the cover page of this prospectus, and assuming no sales of equity securities, stock split or stock combination by the Company before the closing of this offering, and (vii) the amendment and restatement of our certificate of incorporation in connection with this offering.

(2)	The pro forma as-adjusted information gives further effect to the issuance and sale of shares of our common stock in this offering, at the assumed public offering price of $ per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business, Our Brand, Our Products and Our Industry

We have a history of losses, expect to continue to incur losses in the near term and may not achieve or sustain profitability in the future, and as a result, our management has identified and our auditors reported that there is a substantial doubt about our ability to continue as a going concern.

For the fiscal quarters ended June 30, 2023 and 2022, our operating loss was $2.71 million and $6.14 million, respectively, and for the fiscal years ended March 31, 2023 and 2022, our operating loss was $8.63 million and $10.18 million, respectively. We intend to rely on debt and equity financing for working capital until positive cash flows from operations can be achieved, which may never occur. These matters raise substantial doubt about our ability to continue as a going concern. We estimate that the net proceeds from this offering will be approximately $         (or approximately $         if the underwriters’ option to purchase additional shares is exercised in full), based on an assumed public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Based upon our current operating plan and assumptions, we expect that the net proceeds from this offering and our existing cash balances and expected cash flows from operations, alongside the continuance of our existing financing arrangements, the automatic conversion of the outstanding balance of the Notes will be sufficient to fund our operations for at least the next 18 months. However, our operating plan may change, and our assumptions may prove to be wrong, as a result of many factors currently unknown to us, and we could use our available capital resources sooner than we expect. We may need to seek additional funds sooner than planned, through public or private equity or debt financings or other third-party funding or a combination of these approaches. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or based upon specific strategic considerations.

Any additional capital raising efforts may divert our management’s attention from the operation of our business. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to obtain sufficient amounts of additional capital, when and if we require it, we may be required to reduce the scope of our operations, which could harm our business, financial condition and results of operations. Our consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the fiscal years ended March 31, 2023 and March 31, 2022 contains a going concern explanatory paragraph in which such firm stated that there is substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contained in this prospectus do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment. Although based upon our current operating plan and assumptions, we expect that the net proceeds from this offering and our existing cash balances and expected cash flows from operations, alongside the continuance of our existing financing arrangements, the automatic conversion of the outstanding balance of the Notes will be sufficient to fund our operations for at least the next 18 months, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital and may cause us to be unable to continue to operate our business.

Our business depends on our strong brand, and if we are not able to maintain and enhance our brand we may be unable to sell our products, which would adversely affect our business.

The Perfect Moment name and brand image are integral to the growth of our business, and to the implementation of our strategies for expanding our business. We believe that the brand image we have developed has significantly contributed to the success of our business and is critical to maintaining and expanding our customer base. Maintaining and enhancing our brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality product and customer experience. Maintaining and enhancing our brand may require us to make substantial investments in areas such as product design, store openings and operations, marketing, e-commerce, community relations and employee training, and these investments may not be successful. We anticipate that, as our business continues to expand into new markets and new product categories and as the market becomes increasingly competitive, maintaining and enhancing our brand may become difficult and expensive. Conversely, as we penetrate these new markets and our brand becomes more widely available, it could potentially detract from the appeal stemming from the scarcity of our brand. Our brand may also be adversely affected if our public image or reputation is tarnished by negative publicity. In addition, ineffective marketing, product diversion to unauthorized distribution channels, product defects, counterfeit products, unfair labor practices, and failure to protect the intellectual property rights in our brand are some of the potential threats to the strength of our brand, and those and other factors could rapidly and severely diminish consumer confidence in us. Maintaining and enhancing our brand will depend largely on our ability to be a leader in affordable luxury skiwear, outerwear and activewear and to continue to offer a range of high-quality products to our customers, which we may not execute successfully. Any of these factors could harm our sales, profitability or financial condition. A key element of our growth strategy is expansion of our product offerings into new product categories. We may be unsuccessful in designing products that meet our customers’ expectations for our brand or that are attractive to new customers. If we are unable to anticipate customer preferences or industry changes, or if we are unable to modify our products on a timely basis or expand effectively into new product categories, we may lose customers. As we expand into new geographic markets, consumers in these new markets may be less compelled by our brand image and may not be willing to pay a higher price to purchase our products as compared to traditional outerwear. More generally, our results of operations would suffer if our investments and innovations do not anticipate the needs of our customers, are not appropriately timed with market opportunities or are not effectively brought to market.

We continue to focus on our direct-to-consumer channel, which may be costly and could materially harm our sales, profitability and financial condition.

Our business operates on a multi-channel distribution model, which includes distributing products on a wholesale basis for resale by others and online by us. Focusing on our e-commerce platform is essential to our future strategy. This strategy has and will continue to require significant investment in cross-functional operations and management focus, along with investment in supporting technologies. If we are unable to provide a convenient and consistent experience for our customers, our ability to compete and our results of operations could be adversely affected. In addition, if our e-commerce platform does not appeal to our customers, reliably function as designed, or maintain the privacy of customer data, or if we are unable to consistently meet our brand promise to our customers, we may experience a loss of customer confidence or lost sales, or be exposed to fraudulent purchases, which could adversely affect our reputation and results of operations.

A downturn in the global economy will likely affect customer purchases of discretionary items, which could materially impact our sales, profitability and financial condition.

Many factors affect the level of consumer spending for discretionary items including performance luxury outerwear. These factors include general economic conditions, interest and tax rates, the availability of consumer credit, disposable consumer income, unemployment and consumer confidence in future economic conditions. Consumer purchases of discretionary items, such as our performance luxury outerwear, tend to decline during recessionary periods when disposable income is lower. During our history, we have experienced recessionary periods, but we cannot predict the effect of future recessionary periods on our sales and profitability. A downturn in the economy in markets in which we sell our products may materially harm our sales, profitability and financial condition. If periods of decreased consumer spending persist, our sales could decrease, and our financial condition and results of operations could be adversely affected.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our revenue and profitability.

The market for premium outerwear is highly fragmented. We compete against a wide range of brands and retailers. Many of our competitors have significant competitive advantages, including larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition, greater financial resources, more established research and development processes, a longer history of store development, greater marketing resources, more established distribution processes, and other resources which we do not have. Our competitors may be able to achieve and maintain brand affinity and market share more quickly and effectively than we can. Many of our competitors have more established and diversified marketing programs, including with respect to promotion of their brands through traditional forms of advertising, such as print media and television commercials, and through celebrity endorsements, and have substantial resources to devote to such efforts. Our competitors may also create and maintain brand affinity using traditional forms of advertising more quickly than we can. Our competitors may also be able to increase sales in their new and existing markets faster than we can by emphasizing different distribution channels than we can, such as catalog sales or an extensive retail network, and many of our competitors have substantial resources to devote toward increasing sales in such ways.

Use of social media and influencers may adversely affect our reputation or subject us to fines or other penalties.

We use third-party social media platforms as, among other things, marketing tools. For example, we maintain Instagram, Facebook (Meta), Pinterest, Twitter and TikTok accounts. We also maintain relationships with thousands of social media influencers and engage in collaborations. As existing e-commerce and social media platforms continue to rapidly evolve and new platforms develop, we must continue to maintain a presence on these platforms and establish presences on new or emerging social media platforms. If we are unable to cost-effectively use social media platforms as marketing tools or if the social media platforms we use change their policies or algorithms, we may not be able to fully optimize such platforms, and our ability to maintain and acquire consumers and our financial condition may suffer. Furthermore, as laws and regulations and public opinion rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees, our network of social media influencers, our sponsors or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices or otherwise could subject us to regulatory investigations, class action lawsuits, liability, fines or other penalties and have an adverse effect on our business, financial condition, results of operations and prospects.

In addition, an increase in the use of social media influencers for product promotion and marketing may cause an increase in the burden on us to monitor compliance of the content they post, and increase the risk that such content could contain problematic product or marketing claims in violation of applicable laws and regulations. For example, in some cases, the Federal Trade Commission has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a financial relationship or material connection between an influencer and an advertiser. We do not control the content that our influencers post, and if we were held responsible for any false, misleading or otherwise unlawful content of their posts or their actions, we could be fined or subjected to other monetary liabilities or forced to alter our practices, which could have an adverse impact on our business.

Negative commentary regarding us, our products or influencers and other third parties who are affiliated with us may also be posted on social media platforms and may be adverse to our reputation or business. Influencers with whom we maintain relationships could engage in behavior or use their platforms to communicate directly with our consumers in a manner that reflects poorly on our brand and may be attributed to us or otherwise adversely affect us. It is not possible to prevent such behavior, and the precautions we take to detect this activity may not be effective in all cases. Our target consumers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate, without affording us an opportunity for redress or correction.

Our current and future products may experience quality problems from time to time that can result in negative publicity, litigation, product recalls and warranty claims, which could result in decreased revenue and operating margin, and harm to our brand.

We have occasionally received, and may in the future receive, shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards. We have also received, and may in the future receive, products that are otherwise unacceptable to us or our customers. Under these circumstances, unless we are able to obtain replacement products in a timely manner, we risk the loss of revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products is not discovered until after such products are sold, our customers could lose confidence in our products or we could face a product recall and our results of operations could suffer and our business, reputation, and brand could be harmed. There can be no assurance we will be able to detect, prevent, or fix all defects that may affect our products. Failure to detect, prevent, or fix defects, or the occurrence of real or perceived quality, health or safety problems or material defects in our current and future products, could result in a variety of consequences, including a greater number of product returns than expected from customers and our wholesale partners, litigation, product recalls, and credit, warranty or other claims, among others, which could harm our brand, sales, profitability and financial condition. Each Perfect Moment clothing product has a warranty against defects with reasonable use, for the expected lifetime of the product. Because of this comprehensive warranty, quality problems could lead to increased warranty costs, and divert the attention of our manufacturing facilities. Such problems could hurt our luxury brand image, which is critical to maintaining and expanding our business. Any negative publicity or lawsuits filed against us related to the perceived quality and safety of our products could harm our brand and decrease demand for our products.

If we are unable to manage our operations at our current size or to manage any future growth effectively, our growth may be slowed.

We have expanded our operations for many years and plan to continue our expansion efforts. In order to support growth, of which there can be no assurance, we will be required to continue to expand our sales and marketing, product development, manufacturing and distribution functions, to upgrade our management information systems and other processes, and to obtain more space for our expanding administrative support and other personnel. Continued or fluctuating growth could strain our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees and manufacturing capacity to produce our products, and delays in production and shipments. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and results of operations. In order to continue to expand our direct-to-consumer channel, we expect to add selling, general and administrative expenses to our cost base. These costs, which include capital assets, lease commitments and headcount, could result in decreased margins if we are unable to drive commensurate direct-to-consumer revenue growth.

Our financial performance is subject to significant seasonality and variability, which could cause the price of our common stock to decline.

Our business is affected by a number of factors common to our industry and by other factors specific to our business model, which drive seasonality and variability. Historically, key metrics, including those related to our growth, profitability and financial condition, have fluctuated significantly across fiscal periods. Consumer purchases of Women, Men and Kids skiwear and outerwear, which are the Perfect Moment core categories, are concentrated in the Fall/Winter season. As a result, a large proportion of our direct-to-consumer revenue is recognized in the third and fourth fiscal quarter. Our wholesale revenue is weighted earlier in the second and third fiscal quarters, when most orders are shipped to wholesale partners. At the consolidated level, our net revenue is concentrated in the third and fourth fiscal quarters, while our operating costs are more evenly distributed throughout the year. In the fiscal year ended March 31, 2023, the third and fourth fiscal quarters represented 86% of total net revenue. Working capital requirements typically increase throughout the first, second and early third quarters as overheads continue to be incurred and inventory builds to support our peak shipping and selling periods in the third and fourth quarter. Cash provided by operating activities is typically highest in the fourth quarter following the significant inflows associated with our peak selling season. Historical results, especially comparisons across fiscal quarters, should not be considered indicative of the results to be expected for any future periods. In addition to the seasonality of demand for our products, our financial performance is influenced by a number of factors which are difficult to predict and variable in nature. These include input cost volatility, the timing of consumer purchases and wholesale deliveries which very often shift between fiscal quarters, demand forecast accuracy, inventory availability and the evolution of our channel mix, as well as external trends in weather and discretionary consumer spending. A number of other factors which are difficult to predict could also affect the seasonality or variability of our financial performance. Therefore, you should not rely on the results of a single fiscal quarter as an indication of our annual results or future performance.

Our sales and profitability may decline as a result of increasing product costs and decreasing selling prices.

Our business is subject to significant pressure on costs and pricing caused by many factors, including intense competition, constrained sourcing capacity and related inflationary pressure, pressure from consumers to reduce the prices we charge for our products, and changes in consumer demand. These factors may cause us to experience increased costs, reduce our prices to consumers or experience reduced sales in response to increased prices, any of which could cause our operating margin to decline if we are unable to offset these factors with reductions in operating costs and could have a material adverse effect on our financial condition, results of operations and cash flows.

Our success depends on our ability to identify and originate product trends as well as to anticipate and react to changing consumer demands in a timely manner.

All of our products are subject to changing consumer preferences that cannot be predicted with certainty. If we are unable to introduce new products or novel technologies in a timely manner or our new products or technologies are not accepted by our customers, our competitors may introduce similar products in a more timely fashion, which could hurt our goal to be viewed as a leader in affordable luxury skiwear and activewear. Our new products may not receive consumer acceptance as consumer preferences could shift rapidly to different types of athletic apparel or away from these types of products altogether, and our future success depends in part on our ability to anticipate and respond to these changes. If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative, and differentiated products, we may not be able to maintain or increase our sales and profitability. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address those preferences will in part depend upon our continued ability to develop and introduce innovative, high-quality products. Our failure to effectively introduce new products that are accepted by consumers could result in a decrease in net revenue and excess inventory levels, which could have a material adverse effect on our financial condition.

Our business and results of operations could be materially harmed if we are unable to accurately forecast customer demand for our products.

Our ability to forecast accurately has become increasingly important as we have expanded our direct-to-consumer channel globally and could be affected by many factors outside of our control, including an increase or decrease in consumer demand for our products or for products of our competitors, our failure to accurately forecast consumer acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions and, therefore, consumer spending in the sector and weakening of economic conditions or consumer confidence in future economic conditions. In our wholesale channel, a majority of orders delivered in a given fiscal year are received in the prior fiscal year, enabling us to manufacture inventory relative to a defined order book. In the direct-to-consumer channel, we manufacture according to our forecasts of consumer demand. If we overestimate the demand for our products, we could face inventory levels in excess of demand, which could result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would harm our gross margins and our brand management efforts. The impact of an overestimation is expected to increase as a larger portion of our sales comes through our direct-to-consumer channel, and as we expand our product offerings. If we underestimate the demand for our products, we may not be able to produce products to meet our wholesale partner requirements, and this could result in delays in the shipment of our products and our failure to satisfy demand, as well as damage to our reputation and wholesale partner relationships. Overall, failures to accurately predict the level of demand for our products could harm our profitability and financial condition.

Our plans to improve and expand our product offerings may not be successful, and implementation of these plans may divert our operational, managerial and administrative resources, which could harm our competitive position and reduce our net revenue and profitability.

In addition to our global expansion plans, we are growing our business by expanding our product offerings outside performance luxury outerwear, including an expanded winter and summer collection, knitwear, activewear and accessories. The principal risks to our ability to successfully carry out our plans to expand our product offering include:

●	the success of new products and new product lines will depend on market demand and there is a risk that new products and new product lines will not deliver expected results, which could negatively impact our future sales and results of operations;

●	if our expanded product offerings fail to maintain and enhance our distinctive brand identity, our brand image may be diminished and our sales may decrease;

●	implementation of these plans may divert management’s attention from other aspects of our business and place a strain on our management, operational and financial resources, as well as our information systems; and

●	incorporation of novel materials or features into our products may not be accepted by our customers or may be considered inferior to similar products offered by our competitors.

We also may fail to create adequate brand awareness around new product offerings. In addition, our ability to successfully carry out our plans to expand our product offerings may be affected by economic and competitive conditions, changes in consumer spending patterns and changes in consumer preferences and styles. These plans could be abandoned, could cost more than anticipated and could divert resources from other areas of our business, any of which could negatively impact our competitive position and reduce our net revenue and profitability.

We currently do not operate Perfect Moment owned physical retail stores. Our plans to open Perfect Moment owned physical retail stores are dependent on a variety of factors, including store locations being available for lease and the stores being economically viable to operate.

One of our growth strategies is to own and operate Perfect Moment owned physical retail stores. Our revenue and profit forecasts beginning with fiscal year ending March 31, 2026 include the opening of directly operated retail stores that will need to be leased, staffed, replenished with inventory and operated profitably. In addition, the stores will need to be furnished with the appropriate fittings. As this will be a new selling channel for Perfect Moment, sourcing locations introduces the risk that leases might not be available or be more expensive than our estimates. The initial capital expenditure and ongoing costs and complexities of operating a store, such as staffing and energy costs, could be higher than our forecasts, leading to lower profitability or losses. Brands often see a halo impact on their other revenue channels (for example, online channels) when operating physical stores. However, there is a risk that new stores will cannibalize sales from these channels, which could harm our future business and results of operations.

Our limited operating experience and limited brand recognition in new international markets may limit our expansion and cause our business and growth to suffer.

Our future growth partially depends on our geographical expansion, starting with establishing a presence in China. We have limited experience with regulatory environments and market practices internationally, and we may not be able to penetrate or successfully operate in any new market. In connection with our expansion efforts we may encounter obstacles we did not face in our current markets, including cultural and linguistic differences, differences in regulatory environments, labor practices and market practices, difficulties in keeping abreast of market, business and technical developments, and foreign customer tastes and preferences. We may also encounter difficulty expanding into new international markets because of limited brand recognition leading to delayed acceptance of our luxury products by customers in these new international markets. Our failure to develop our business in new international markets or disappointing growth outside of existing markets could harm our future business and results of operations.

If we fail to attract new customers, we may not be able to increase sales.

Our success depends, in part, on our ability to attract new customers. In order to expand our customer base, we must appeal to and attract consumers who identify with our brand and products. We have made significant investments in enhancing our brand and attracting new customers. We expect to continue to make significant investments to promote our current products to new customers and new products to current and new customers, including through our e-commerce platform. Such marketing investments can be expensive and may not result in increased sales. Further, as our brand becomes more widely known, we may not attract new customers as we have in the past. If we are unable to attract new customers, we may not be able to increase our sales.

We partially depend on our wholesale partners to display and present our products to customers in their wholesale channel, and our failure to maintain and further develop our relationships with our wholesale partners could harm our business.

We sell our products in our wholesale channel either directly or indirectly, through distributors and to wholesale partners. Our wholesale partners service customers by stocking and displaying our products and explaining our product attributes. Our relationships with these partners are important to the authenticity of our brand and the marketing programs we continue to deploy. Our failure to maintain these relationships with our wholesale partners or financial difficulties experienced by these wholesale partners could harm our business. Our sales depend, in part, on wholesale partners effectively displaying our products, including providing attractive space in their online or physical stores or marketing campaigns, including shop-in-shops, and training their sales personnel to sell our products. If our wholesale partners reduce or terminate those activities, we may experience reduced sales of our products, resulting in lower revenue and gross margins, which would harm our profitability and financial condition. If we lose any of our wholesale partners, or if they reduce their purchases of our existing or new products, or their number of stores or operations are reduced, or they promote products of our competitors over ours, or they suffer financial difficulty or insolvency, our sales would be harmed. The recent decline in the overall retail sector, including ongoing disruptions related to COVID-19, has been challenging for our wholesale partners. Such conditions, among other things, have resulted, and in the future may result, in financial difficulties leading to restructurings, bankruptcies, liquidations and other unfavorable events for our wholesale partners and may cause such partners to reduce or discontinue orders of our products or be unable to pay us for products they have purchased from us. This has caused us to negotiate shortened payment terms and reduce credit limits in certain cases. If the overall retail environment continues to decline or if one or more of our wholesale partners is unable or unwilling to meet our payment terms, our business and results of operations could be harmed.

We rely on payment cards to receive payments and are subject to payment-related risks.

For our direct-to-consumer sales, we accept a variety of payment methods, including credit cards, debit cards and mobile payment methods. Accordingly, we are, and will continue to be, subject to significant and evolving regulations and compliance requirements relating to payment card processing. This includes laws governing the collection, processing and storage of sensitive consumer information, as well as industry requirements such as the Payment Card Industry Data Security Standard (“PCI-DSS”). These laws and obligations may require us to implement enhanced authentication and payment processes that could result in increased costs and liability and reduce the ease of use of certain payment methods. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time. We rely on independent service providers for payment processing, including credit and debit cards. If these independent service providers become unwilling or unable to provide these services to us or if the cost of using these providers increases, our business could be harmed. We are also subject to payment card association operating rules and agreements, including PCI-DSS, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if our data security systems are breached or compromised, we may be liable for losses incurred by card issuing banks or consumers, subject to fines and higher transaction fees, lose our ability to accept credit or debit card payments from our consumers, or process electronic fund transfers or facilitate other types of payments. Any failure to comply could significantly harm our brand, reputation, business, and results of operations.

Our success is substantially dependent on the service of certain members of our board or directors and senior management.

Our success is substantially dependent on the continued service of certain members of our board of directors and senior management, including Max Gottschalk, who is the Chairman of our board of directors, and Jane Gottschalk, who is our Chief Creative Officer and a member of our board of directors. The loss of the services of our senior management could make it more difficult to successfully operate our business and achieve our business goals. We also may be unable to retain existing management, or technical, sales and client support personnel that are critical to our success, which could result in harm to our customer and employee relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs. We have not obtained key man life insurance policies on any members of our senior management team. As a result, we would not be protected against the associated financial loss if we were to lose the services of members of our senior management team.

The market forecasts included in this prospectus may prove to be inaccurate, and even if the markets in which we operate achieve growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates, which may not prove to be accurate. Forecasts relating to the expected growth in respective markets, including the forecasts or projections referenced in this prospectus, may prove to be inaccurate. Even if the performance luxury outerwear industry experiences the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

We face various risks related to health epidemics, pandemics and similar outbreaks, which may adversely affect our business.

Our global operations, and those of the third parties upon whom we rely, have been, and could be in the future, adversely affected by health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic. Despite our efforts, and the efforts of third parties upon whom we rely, to manage these matters, their ultimate effects also depend on factors beyond our knowledge or control, including the duration, severity and recurrence of any outbreak and actions taken to contain its spread and mitigate its public health effects. Health epidemics, pandemics and similar outbreaks may adversely affect our business, including by resulting in (i) significant volatility in demand for our products and services, (ii) changes in consumer behavior and preferences, (iii) disruptions of our manufacturing and supply chain operations, (iv) limitations on our employees’ ability to work and travel and (v) changes to economic or political conditions in markets in which we operate.

We are subject to many hazards and operational risks that can disrupt our business, some of which may not be insured or fully covered by insurance.

Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability, product recall and damage to third parties. Our insurance coverage may be inadequate to cover our liabilities related to such hazards or operational risks. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us could harm our business, results of operations and financial condition.

Risks Related to Our Corporate Structure

We may rely on dividends and other distributions on equity paid by our Hong Kong subsidiary to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Hong Kong subsidiary by the PRC government to transfer cash. Any limitation on the ability of our Hong Kong subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our common stock.

We are a holding company incorporated in Delaware, and we may rely on dividends and other distributions on equity paid by our Hong Kong subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If PMA incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The PRC laws and regulations do not currently have any material impact on transfers of cash from Perfect Moment to PMA or from PMA to Perfect Moment Ltd., our shareholders and U.S. investors. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our operating subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our common stock.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little or no advance notice. In the future, we may be subject to PRC laws and regulations related to the current business operations of our operating subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of the securities we are registering for sale.

Although we have direct ownership of our operating entities in Hong Kong and currently do not have or intend to have any subsidiary or any contractual arrangement to establish a VIE structure with any entity in mainland China, we are still subject to certain legal and operational risks associated with one of our operating subsidiaries, PMA, being based in Hong Kong and having all of its operations to date in Hong Kong. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments. In the event that we or our Hong Kong subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Hong Kong subsidiary might be subject to fines, and/or no longer be permitted to continue business operations as presently conducted.

Risks Related to Our Supply Chain

We rely on a limited number of third-party suppliers to provide high quality raw materials.

Our products require high quality raw materials, including down, softshell, wool, neoprene, and cotton. We do not manufacture our products or the raw materials for them and rely instead on suppliers. Many of the specialty fabrics used in our products are technically advanced textile products developed and manufactured by third parties and may be available, in the short-term, from only one or a limited number of sources. We have no long-term contracts with any of our suppliers or manufacturers for the production and supply of our raw materials and products, and we compete with other companies for fabrics, other raw materials, and production.

We work with a group of approximately 11 vendors that manufacture our products, 9 of which produced products in the fiscal year ended March 31, 2023. No purchases of manufactured goods took place during the fiscal quarter ended June 30, 2023. During the fiscal year ended March 31, 2023, the largest single manufacturer, Everich Garments Group Ltd., produced approximately 72% of our products and substantially all of our products were manufactured in China. We work with a group of approximately 3 suppliers to provide the fabrics for our products. In the fiscal quarter ended June 30, 2023 and the fiscal year ended March 31, 2023, the largest single supplier, Toray International Inc., produced approximately 79% and 70% of fabric, respectively. During the fiscal quarter ended June 30, 2023, approximately 79% of our fabrics originated from Japan and 21% from China. During the fiscal year ended March 31, 2023, approximately 51% of our fabrics originated from Japan and 49% from China. We also source other raw materials which are used in our products, including items such as content labels, elastics, buttons, clasps and drawcords from suppliers located predominantly in the Asia Pacific region.

The price of raw materials depends on a wide variety of factors largely beyond the control of the Company. A shortage, delay or interruption of supply for any reason, including delays caused by the ongoing COVID-19 pandemic, could negatively impact our ability to fulfill orders and have an adverse impact on our financial results. In addition, while our suppliers, in turn, source from a number of sub-suppliers, we rely on a very small number of direct suppliers for certain raw materials. As a result, any disruption to these relationships could have an adverse effect on our business. Events that adversely affect our suppliers could impair our ability to obtain inventory in the quantities and at the quality that we require. Such events include difficulties or problems with our suppliers’ businesses, finances, labor relations, ability to import raw materials, costs, production, insurance and reputation, as well as natural disasters, public health emergencies or other catastrophic occurrences. Our supply of fabrics and raw materials, for example, could be disrupted by the impact of the ongoing COVID-19 pandemic, especially in Asia, and the related government and private sector responsive actions such as border closures, restrictions on product shipments, and travel restrictions. A significant slowdown in the retail industry as a whole may also result in bankruptcies or permanent closures of some of our suppliers and third party vendors. Furthermore, there can be no assurance that our suppliers will continue to provide fabrics and raw materials or provide products that are consistent with our standards. More generally, if we need to replace an existing supplier, additional supplies or additional manufacturing capacity may not be available when required on terms that are acceptable to us, or at all, and any new supplier may not meet our strict quality requirements. In the event we are required to find new sources of supply, we may encounter delays in production, inconsistencies in quality and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards. Any delays, interruption or increased costs in the supply of our raw materials could have an adverse effect on our ability to meet customer demand for our products and result in lower revenue and profitability both in the short and long-term.

If our independent manufacturers or our suppliers fail to use ethical business practices and fail to comply with changing laws and regulations or our applicable guidelines, our brand image could be harmed due to negative publicity.

Our core values, which include developing the highest quality products while operating with integrity, are an important component of our brand image, which makes our reputation sensitive to allegations of unethical or improper business practices, whether real or perceived. We do not control our suppliers and manufacturers or their business practices. Accordingly, we cannot guarantee their compliance with our guidelines or the law. A lack of compliance could lead to reduced sales or recalls or damage to our brand or cause us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations. In addition, many of our products include materials that are heavily regulated in many jurisdictions. Certain jurisdictions in which we sell have various regulations related to manufacturing processes and the chemical content of our products, including their component parts. Monitoring compliance by our manufacturers and suppliers is complicated, and we are reliant on their compliance reporting in order to comply with regulations applicable to our products. This is further complicated by the fact that expectations of ethical business practices continually evolve and may be substantially more demanding than applicable legal requirements. Ethical business practices are also driven in part by legal developments and by diverse groups active in publicizing and organizing public responses to perceived ethical shortcomings. Accordingly, we cannot predict how such regulations or expectations might develop in the future and cannot be certain that our guidelines or current practices would satisfy all parties who are active in monitoring our products or other business practices worldwide.

Labor-related matters, including labor disputes, relating to our suppliers may adversely affect our operations.

Potential labor disputes at independent factories where our goods are produced, shipping ports, or transportation carriers create risks for our business, particularly if a dispute results in work slowdowns, lockouts, strikes or other disruptions during our peak manufacturing, shipping and selling seasons. Any potential labor dispute could materially affect our costs, decrease our sales, harm our reputation or otherwise negatively affect our sales, profitability or financial condition. Further, the risks to our business due to a pandemic or other public health emergency, such as the ongoing COVID-19 pandemic, include risks to worker health and safety, prolonged restrictive measures put in place in order to control the crisis and limitations on travel, which may result in temporary shortages of staff or unavailability of certain workers with key expertise or knowledge of our business and, impact on productivity.

The operations of many of our suppliers are subject to additional risks that are beyond our control.

Almost all of our suppliers are located outside of North America and the United Kingdom, and as a result, we are subject to risks associated with doing business outside of these regions, including:

●	the impact of health conditions, including COVID-19, and related government and private sector responsive actions, and other changes in local economic conditions in countries where our suppliers or manufacturers are located;

●	political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured;

●	fluctuations in foreign currency exchange rates;

●	the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, taxes and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds;

●	reduced protection for intellectual property rights, including trademark protection, in some countries, particularly in the PRC; and

●	disruptions or delays in shipments whether due to port congestion, labor disputes, product regulations and/or inspections or other factors, natural disasters or health pandemics, or other transportation disruptions.

These and other factors beyond our control could interrupt our suppliers’ production in offshore facilities, influence the ability of our suppliers to export our products cost-effectively or at all and inhibit our suppliers’ ability to procure certain materials, any of which could harm our business, financial condition, and results of operations.

The fluctuating cost of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer.

The fabrics used to make our products include synthetic fabrics whose raw materials include petroleum-based products. Our products also include silver and natural fibers, including cotton. Our costs for raw materials are affected by, among other things, weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries, and other factors that are generally unpredictable and beyond our control. Increases in the cost of raw materials, including petroleum or the prices we pay for silver and our cotton yarn and cotton-based textiles, could have a material adverse effect on our cost of goods sold, results of operations, financial condition, and cash flows.

Additionally, increasing costs of labor, freight and energy could increase our and our suppliers’ cost of goods. If our suppliers are affected by increases in their costs of labor, freight and energy, they may attempt to pass these cost increases on to us. If we pay such increases, we may not be able to offset them through increases in our pricing, which could adversely affect our results of operations and financial condition.

If we encounter problems with our distribution system, our ability to deliver our products to the market and to meet customer expectations could be harmed.

We rely on our distribution facilities for substantially all of our product distribution. Our distribution facilities include computer controlled and automated equipment, which means their operations may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, electronic or power interruptions, or other system failures. In addition, our operations could also be interrupted by labor difficulties, extreme or severe weather conditions or by floods, fires, or other natural disasters near our distribution centers. If we encounter problems with our distribution system, our ability to meet customer expectations, manage inventory, complete sales, and achieve objectives for operating efficiencies could be harmed.

Increasing labor costs and other factors associated with the production of our products in China could increase the costs to produce our products.

Substantially all of our products are produced in China and increases in the costs of labor and other costs of doing business in the countries in this area could significantly increase our costs to produce our products and could have a negative impact on our operations and earnings. Factors that could negatively affect our business include labor shortages and increases in labor costs, difficulties and additional costs in transporting products manufactured from these countries to our distribution centers and significant revaluation of the currencies used in these countries, which may result in an increase in the cost of producing products. Also, the imposition of trade sanctions or other regulations against products imported by us from, or the loss of “normal trade relations” status with any country in which our products are manufactured, could significantly increase our cost of products and harm our business.

Risks Related to Doing Business in Hong Kong

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of China, including Hong Kong.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the mainland China. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within mainland China may further increase difficulties faced by you in protecting your interests.

The PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in PMA’s operations and/or the value of the securities we are registering for sale.

As one of the conditions for the handover of the sovereignty of Hong Kong to China, China accepted conditions such as Hong Kong’s Basic Law. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

However, if the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our operating subsidiary’s business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with the customers.

There are some political risks associated with conducting business in Hong Kong.

Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect the business operations of PMA. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent development including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, China and Hong Kong, which could potentially harm our business.

Our revenue is susceptible to the ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our operating subsidiary’s business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our operating subsidiary’s business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our common stock could be adversely affected.

Risks Related to Information Security and Technology

Our marketing programs, e-commerce initiatives and use of customer information are governed by an evolving set of laws and enforcement trends and unfavorable changes in those laws or trends, or our failure to comply with existing or future laws, could substantially harm our business and results of operations.

We collect, process, maintain and use data, including sensitive information on individuals, available to us through online activities and other customer interactions in our business. Our current and future marketing programs may depend on our ability to collect, maintain and use this information, and our ability to do so is subject to evolving and increasingly demanding international, U.S., U.K., European and other laws and enforcement trends. We are subject to laws and regulations such as the European Union’s General Data Privacy Regulation (“GDPR”), the United Kingdom’s General Data Privacy Regulation (“UK-GDPR”) and the California Consumer Privacy Act (“CCPA”). These regulations require companies to satisfy new requirements regarding the handling of personal and sensitive data, including its use, protection, and the ability of persons whose data is stored to correct or delete such data about themselves. Failure to comply with GDPR and UK-GDPR requirements could result in penalties of up to four percent of worldwide revenue. The GDPR, UK-GDPR, CCPA, and other similar laws and regulations, as well as any associated inquiries or investigations or any other government actions, may be costly to comply with, increase our operating costs, require significant management time and attention, and subject us to remedies that may harm our business, including fines, negative publicity, or demands or orders that we modify or cease existing business practices. We strive to comply with all applicable laws and other legal obligations relating to privacy, data protection and customer protection, including those relating to the use of data for marketing purposes. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another, may conflict with other rules, may conflict with our practices or fail to be observed by our employees or business partners. If so, we may suffer damage to our reputation and be subject to proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts to defend our practices, distract our management or otherwise have an adverse effect on our business. Certain of our marketing practices rely upon e-mail to communicate with consumers on our behalf. We may face risk if our use of e-mail is found to violate the applicable law. We post our privacy policy and practices concerning the use and disclosure of user data on our websites. Any failure by us to comply with our posted privacy policy or other privacy-related laws and regulations could result in proceedings which could potentially harm our business. In addition, as data privacy and marketing laws change, we may incur additional costs to ensure we remain in compliance. If applicable data privacy and marketing laws become more restrictive at the international, federal or state levels, our compliance costs may increase, our ability to effectively engage customers via personalized marketing may decrease, our investment in our e-commerce platform may not be fully realized, our opportunities for growth may be curtailed by our compliance burden and our potential reputational harm or liability for security breaches may increase.

Disruption of our information technology systems or unexpected network interruption could disrupt our business.

Many of our customers shop with us through our e-commerce website. Increasingly, customers are using tablets and smart phones to shop online with us and with our competitors and to do comparison shopping. We are increasingly using social media and proprietary mobile apps to interact with our customers and as a means to enhance their shopping experience. Any failure on our part to provide attractive, effective, reliable, user-friendly e-commerce platforms that offer a wide assortment of merchandise with rapid delivery options and that continually meet the changing expectations of online shoppers could place us at a competitive disadvantage, result in the loss of e-commerce and other sales, harm our reputation with customers, have a material adverse impact on the growth of our e-commerce business globally and could have a material adverse impact on our business and results of operations.

We are increasingly dependent on information technology systems and third-parties to operate our e-commerce websites, process transactions, process and handle inventory, producing, selling and shipping goods on a timely basis and maintain cost-efficient operations. We rely on a number of third parties to help us effectively manage these systems. The failure of our information technology systems to operate properly or effectively, problems with transitioning to upgraded or replacement systems, or difficulty in integrating new systems, could adversely affect our business. In addition, we have a global e-commerce website, with the ability to localize content internationally. Our information technology systems, website and operations of third parties on whom we rely may encounter damage or disruption or slowdown caused by a failure to successfully upgrade systems, system failures, viruses, computer “hackers”, natural disasters or other causes. These could cause information, including data related to customer orders, to be lost or delayed which could, especially if the disruption or slowdown occurred during the holiday season, result in delays in the delivery of products to our customers or lost sales, which could reduce demand for our products and cause our sales to decline. For example, we implemented a work-from-home policy due to the COVID-19 pandemic for our workforce. This increase in working remotely could increase our cyber security risk, create data accessibility concerns, and make us more susceptible to communication disruptions, any of which could adversely impact our business operations. In addition, if changes in technology cause our information systems to become obsolete, or if our information systems are inadequate to handle our growth, we could lose customers. We have limited back-up systems and redundancies, and our information technology systems and websites have experienced system failures and electrical outages in the past which have disrupted our operations. Any significant disruption in our information technology systems or websites could harm our reputation and credibility and could have a material adverse effect on our business, financial condition and results of operations.

Data security breaches and other cyber security events could result in disruption to our operations or financial losses and could negatively affect our reputation, credibility and business.

As with other companies, we are subject to risks associated with data security breaches and other cyber security events. We collect, process, maintain and use personal information relating to our customers, employees and job-applicants and rely on third parties for the operation of our e-commerce site and for the various social media tools and websites we use as part of our marketing strategy. Any attempted or actual unauthorized disclosure of personally identifiable information regarding our employees, customers or website visitors could harm our reputation and credibility, reduce our e-commerce sales, impair our ability to attract website visitors, reduce our ability to attract and retain customers and could result in litigation against us or the imposition of significant fines or penalties. Attacks may be targeted at us, our vendors or customers, or others who have entrusted us with information. Our on-line activities, including our e-commerce websites, also may be subject to denial of service or other forms of cyber-attacks. While we have taken measures we believe are reasonable to protect against those types of attacks, those measures may not adequately protect our on-line activities from such attacks. If a denial-of-service attack or other cyber event were to affect our e-commerce sites or other information technology systems, our business could be disrupted, we may lose sales or valuable data, and our reputation may be adversely affected. Additionally, new and evolving data protection legislation such as the GDPR impose new requirements such as shorter notification timeframes that could increase the risks associated with data security breaches. We have procedures and technology in place designed to safeguard our customers’ debit and credit cards and our customers’ and employees’ other personal information, and we continue to devote significant resources to network security, backup and disaster recovery, and other security measures. Nevertheless, these security measures cannot provide absolute security or guarantee that we will be successful in preventing or responding to every such breach or disruption. Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting new foreign, federal, provincial and state laws and legislative proposals addressing data privacy and security, as well as increased data protection obligations imposed on merchants by credit card issuers. As a result, we may become subject to more extensive requirements to protect the customer information that we process in connection with the purchase of our products, resulting in increased compliance costs. Actual or anticipated attacks may cause us to incur increasing costs including costs to deploy additional personnel and protection technologies, train employees and engage third party experts and consultants. Advances in computer capabilities, new technological discoveries or other developments may result in the technology used by us to protect transaction or other data being breached or compromised. Measures we implement to protect against cyber-attacks may also have the potential to impact our customers’ shopping experience or decrease activity on our websites by making them more difficult to use. Data and security breaches can also occur as a result of non-technical issues including intentional or inadvertent breach by employees or persons with whom we have commercial relationships that result in the unauthorized release of personal or confidential information. Any compromise or breach of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure and damage to our brand and reputation or other harm to our business.

Risks Related to Environmental, Social and Governance Issues

Climate change, and related legislative and regulatory responses to climate change, may adversely impact our business.

There is increasing concern that a gradual rise in global average temperatures due to increased concentration of carbon dioxide and other greenhouse gases in the atmosphere will cause significant changes in weather patterns around the globe, an increase in the frequency, severity and duration of extreme weather conditions and natural disasters, and water scarcity and poor water quality. A significant portion of our business is highly dependent on cold-weather seasons and patterns to generate consumer demand for our products. Consumer demand for our products may be negatively affected to the extent global weather patterns trend warmer, reducing typical patterns of cold-weather events or increasing weather volatility, which could have an adverse effect on our financial condition, results of operations or cash flows.

These events could also adversely impact the cultivation of cotton, which is a key resource in the production of our products, disrupt the operation of our supply chain and the productivity of our contract manufacturers, increase our production costs, impose capacity restraints and impact the types of apparel products that consumers purchase. These events could also compound adverse economic conditions and impact consumer confidence and discretionary spending. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations. In many countries, governmental bodies are enacting new or additional legislation and regulations to reduce or mitigate the potential impacts of climate change. If we, our suppliers or our contract manufacturers are required to comply with these laws and regulations, or if we choose to take voluntary steps to reduce or mitigate our impact on climate change, we may experience increases in energy, production, transportation and raw material costs, capital expenditures or insurance premiums and deductibles, which could adversely impact our operations. Inconsistency of legislation and regulations among jurisdictions may also affect the costs of compliance with such laws and regulations. Any assessment of the potential impact of future climate change legislation, regulations or industry standards, as well as any international treaties and accords, is uncertain given the wide scope of potential regulatory change in the countries in which we operate.

Increased scrutiny from investors and others regarding our environmental, social, governance or sustainability responsibilities could result in additional costs or risks and adversely impact our reputation, employee retention and willingness of customers and suppliers to do business with us.

Investor advocacy groups, certain institutional investors, investment funds, other market participants, stockholders and customers have focused increasingly on the environmental, social and governance (“ESG”) or “sustainability” practices of companies. These parties have placed increased importance on the implications of the social cost of their investments. If our ESG practices do not meet investor or other industry stakeholder expectations and standards, which continue to evolve, our brand, reputation and employee retention may be negatively impacted based on an assessment of our ESG practices. Any sustainability report that we publish or other sustainability disclosure we make may include our policies and practices on a variety of social and ethical matters, including corporate governance, environmental compliance, employee health and safety practices, human capital management, product quality, supply chain management and workforce inclusion and diversity. It is possible that stakeholders may not be satisfied with our ESG practices or the speed of their adoption. We could also incur additional costs and require additional resources to monitor, report and comply with various ESG practices. Also, our failure, or perceived failure, to meet the standards included in any sustainability disclosure could negatively impact our reputation, employee retention and the willingness of our customers and suppliers to do business with us.

Risks Related to Global Economic, Political and Regulatory Conditions

An economic recession, depression, downturn or economic or political uncertainty in our key markets may adversely affect consumer discretionary spending and demand for our products.

Many of our products may be considered discretionary items for consumers. Uncertain or challenging global economic and political conditions could impact our performance, including our ability to successfully expand internationally. Some of the factors that may influence consumer spending on discretionary items include general economic conditions (particularly those in North America), high levels of unemployment, health pandemics (such as the impact of the current COVID-19 pandemic, including reduced store traffic and widespread temporary closures of retail locations), higher consumer debt levels, reductions in net worth based on market declines and uncertainty, home foreclosures and reductions in home values, fluctuating interest and foreign currency rates and credit availability, government austerity measures, fluctuating fuel and other energy costs, fluctuating commodity prices, tax rates and general uncertainty regarding the overall future economic environment. To date, COVID-19 and related restrictions and mitigation measures have negatively impacted the global economy and created significant volatility and disruption of financial markets. Political unrest could also negatively impact our customers and employees, reduce consumer spending and adversely impact our business and results of operations. As global economic conditions continue to be volatile or economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to reductions due to credit constraints and uncertainties about the future. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products. Consumer demand for our products may not reach our targets, or may decline, when there is an economic downturn or economic uncertainty in our key markets, particularly in North America. China is a target growth market for us, although consumer demand for our products there may also be impacted by unfavorable economic conditions in China. Our sensitivity to economic cycles and any related fluctuation in consumer demand may have a material adverse effect on our financial condition.

We may be unable to source and sell our merchandise profitably or at all if new trade restrictions are imposed or existing restrictions become more burdensome.

The countries in which our products are produced or sold have imposed and may impose additional quotas, duties, tariffs or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. The results of any audits or related disputes regarding these restrictions or regulations could have an adverse effect on our consolidated financial statements for the period or periods for which the applicable final determinations are made. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards and customs restrictions, could increase the cost or reduce the supply of products available to us, could increase shipping times or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition and results of operations.

We are dependent on international trade agreements and regulations. Adverse changes in, or withdrawal from, trade agreements or political relationships between the United States and the PRC, Canada or other countries where we sell or source our products, could negatively impact our results of operations or cash flows. Any tariffs imposed between the United States and the PRC could increase the costs of our products. General geopolitical instability and the responses to it, such as the possibility of sanctions, trade restrictions and changes in tariffs, including recent sanctions against the PRC, tariffs imposed by the United States and the PRC and the possibility of additional tariffs or other trade restrictions between the United States and Mexico, could adversely impact our business. It is possible that further tariffs may be introduced or increased. Such changes could adversely impact our business and could increase the costs of sourcing our products from the PRC or could require us to source more of our products from other countries.

There could be changes in economic conditions in the United Kingdom or European Union (“EU”), including due to the United Kingdom’s withdrawal from the EU, foreign exchange rates and consumer markets. Our business could be adversely affected by these changes, including by additional duties on the importation of our products into the United Kingdom from the EU and as a result of shipping delays or congestion.

Changes in tax laws or unanticipated tax liabilities could adversely affect our effective income tax rate and profitability.

We are subject to the income tax laws of the United States, the United Kingdom and several other foreign jurisdictions. Our effective income tax rates could be unfavorably impacted by a number of factors, including changes in the mix of earnings amongst countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, new tax interpretations and guidance, the outcome of income tax audits in various jurisdictions around the world and any repatriation of unremitted earnings for which we have not previously accrued applicable U.S. income taxes and foreign withholding taxes.

We and our subsidiaries engage in a number of intercompany transactions across multiple tax jurisdictions and the profit allocation and transfer pricing terms and conditions may be scrutinized by local tax authorities during an audit and any resulting changes may impact our mix of earnings in countries with differing statutory tax rates.

Current economic and political conditions make tax rules in any jurisdiction, including the United States and the United Kingdom, subject to significant change. Changes in applicable U.S., U.K. or other foreign tax laws and regulations, or their interpretation and application, including the possibility of retroactive effect, could affect our income tax expense and profitability.

Our failure to comply with trade and other regulations could lead to investigations or actions by government regulators and negative publicity.

The labeling, distribution, importation, marketing and sale of our products are subject to extensive regulation by various federal agencies, including the Federal Trade Commission, Consumer Product Safety Commission and state attorneys general in the United States, as well as by various other federal, state, local and international regulatory authorities in the countries in which our products are distributed or sold. If we fail to comply with any of these regulations, we could become subject to enforcement actions or the imposition of significant penalties or claims, which could harm our results of operations or our ability to conduct our business. In addition, any audits and inspections by governmental agencies related to these matters could result in significant settlement amounts, damages, fines or other penalties, divert financial and management resources and result in significant legal fees. An unfavorable outcome of any particular proceeding could have an adverse impact on our business, financial condition and results of operations. In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant compliance costs or discontinuation of product sales and could impair the marketing of our products, resulting in significant loss of net revenue.

Our international operations are also subject to compliance with the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-bribery laws applicable to our operations. In many countries, particularly in those with developing economies, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA or other U.S. and international laws and regulations applicable to us. Although we have implemented procedures designed to ensure compliance with the FCPA and similar laws, some of our employees, agents or other partners, as well as those companies to which we outsource certain of our business operations, could take actions in violation of our policies. Any such violation could have a material and adverse effect on our business.

Because a significant portion of our net revenue and expenses are generated in countries other than the United States, fluctuations in foreign currency exchange rates have affected our results of operations and may continue to do so in the future.

The functional currency of our foreign subsidiaries is generally the applicable local currency. Our consolidated financial statements are presented in U.S. dollars. Therefore, the net revenue, expenses, assets and liabilities of our foreign subsidiaries are translated from their functional currencies into U.S. dollars. Fluctuations in the value of the U.S. dollar affect the reported amounts of net revenue, expenses, assets and liabilities. Foreign exchange differences which arise on translation of our foreign subsidiaries’ balance sheets into U.S. dollars are recorded as a foreign currency translation adjustment in accumulated other comprehensive income or loss within stockholders’ equity. We also have exposure to changes in foreign exchange rates associated with transactions which are undertaken by our subsidiaries in currencies other than their functional currency. Such transactions include intercompany transactions and inventory purchases denominated in currencies other than the functional currency of the purchasing entity. As a result, we have been impacted by changes in exchange rates and may be impacted for the foreseeable future. The potential impact of currency fluctuation increases as our international expansion increases. We are exposed to credit-related losses in the event of nonperformance by the counterparties to forward currency contracts used in our hedging strategies.

Risks Related to Intellectual Property

Our fabrics and manufacturing technology generally are not patented and can be imitated by our competitors. If our competitors sell products similar to ours at lower prices, our net revenue and profitability could suffer.

The intellectual property rights in the technology, fabrics and processes used to manufacture our products generally are owned or controlled by our suppliers and are generally not unique to us. Our ability to obtain intellectual property protection for our products is therefore limited and we do not generally own patents or hold exclusive intellectual property rights in the technology, fabrics or processes underlying our products. As a result, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrics and styling similar to our products. Because many of our competitors have significantly greater financial, distribution, marketing and other resources than we do, they may be able to manufacture and sell products based on our fabrics and manufacturing technology at lower prices than we can. If our competitors sell products similar to ours at lower prices, our net revenue and profitability could suffer.

If we are unable to establish and protect our trademarks and other intellectual property rights, counterfeiters may produce copies of our products and such counterfeit products could damage our brand image.

We currently rely on a combination of copyright, trademark, trade dress and unfair competition laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our intellectual property rights. The steps we take to protect our intellectual property rights may not be adequate to prevent infringement of these rights by others, including imitation of our products and misappropriation of our brand. In addition, intellectual property protection may be unavailable or limited in some foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States, and it may be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries. We expect that there is a high likelihood that counterfeit products or other products infringing on our intellectual property rights will continue to emerge, seeking to benefit from the consumer demand for Perfect Moment products. These counterfeit products do not provide the functionality of our products and we believe they are of substantially lower quality, and if customers are not able to differentiate between our products and counterfeit products, this could damage our brand image. In order to protect our brand, we devote significant resources to the registration and protection of our trademarks and to anti-counterfeiting efforts worldwide. We actively pursue entities involved in the trafficking and sale of counterfeit merchandise through legal action or other appropriate measures. In spite of our efforts, counterfeiting still occurs and, if we are unsuccessful in challenging a third-party’s rights related to trademark, copyright or other intellectual property rights, this could adversely affect our future sales, financial condition and results of operations. We cannot guarantee that the actions we have taken to curb counterfeiting and protect our intellectual property will be adequate to protect the brand and prevent counterfeiting in the future or that we will be able to identify and pursue all counterfeiters who may seek to benefit from our brand.

Our trademarks and other proprietary rights could potentially conflict with the rights of others and we may be prevented from selling some of our products.

Our success depends in large part on our brand image. We believe that our trademarks and other proprietary rights have significant value and are important to identifying and differentiating our products from those of our competitors and creating and sustaining demand for our products. We have applied for and obtained some United States, United Kingdom and foreign trademark registrations, and will continue to evaluate the registration of additional trademarks as appropriate. However, some or all of these pending trademark applications may not be approved by the applicable governmental authorities. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. Additionally, we may face obstacles as we expand our product line and the geographic scope of our sales and marketing. Third parties may assert intellectual property claims against us, particularly as we expand our business and the number of products we offer. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties, or cease using those rights altogether. Any of these events could harm our business and cause our results of operations, liquidity and financial condition to suffer.

Risks Related to Legal and Governance Matters

We are subject to periodic claims, litigation, legal proceedings and audits that could result in unexpected expenses and could ultimately be resolved against us.

Our business requires compliance with many laws and regulations, including labor and employment, sales and other taxes, customs and consumer protection laws and ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise, and the operation of stores and warehouse facilities. Failure to comply with these laws and regulations could subject us to lawsuits and other proceedings, and could also lead to damage awards, fines and penalties. The outcome of some of these legal proceedings, audits and other contingencies could require us to take, or refrain from taking, actions that could harm our operations or require us to pay substantial amounts of money, harming our financial condition.

In addition, from time to time, we are involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes and intellectual property, as well as trade, regulatory, employment and other claims related to our business.

We have in the past and may become involved in legal proceedings or audits, including government and agency investigations, and consumer, employment, tort and other litigation. Any of these proceedings could result in significant settlement amounts, damages, fines or other penalties, divert financial and management resources and result in significant legal fees. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition and results of operations. In addition, any proceeding could negatively impact our reputation among our customers and our brand image.

Our business could be negatively affected as a result of actions of activist stockholders or others.

We may be subject to actions or proposals from stockholders or others that may not align with our business strategies or the interests of our other stockholders. Responding to such actions can be costly and time-consuming, disrupt our business and operations and divert the attention of our board of directors, management and employees from the pursuit of our business strategies. Such activities could interfere with our ability to execute our strategic plan. Activist stockholders or others may create perceived uncertainties as to the future direction of our business or strategy which may be exploited by our competitors and may make it more difficult to attract and retain qualified personnel and potential customers, and may affect our relationships with current customers, vendors, investors and other third parties. In addition, a proxy contest for the election of directors at our annual meeting would require us to incur significant legal fees and proxy solicitation expenses and require significant time and attention by management and our board of directors. The perceived uncertainties as to our future direction also could affect the market price and volatility of our securities.

Anti-takeover provisions in our charter documents and under the General Corporation Law of the State of Delaware could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our amended and restated certificate of incorporation and our bylaws may delay or prevent an acquisition of us or a change in our management. These provisions impact the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined organization voting stock from merging or combining with the combined organization. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then-current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change in control of us and may affect the trading price of our common stock.

Our corporate documents and the DGCL contain provisions that may enable our board of directors to resist a change in control of us even if a change in control were to be considered favorable by our stockholders. These provisions:

●	require a 66 and 2/3% stockholder vote to remove directors, who may only be removed for cause;

●	authorize our board of directors to issue “blank check” preferred stock and to determine the rights and preferences of those shares, which may be senior to our common stock, without prior stockholder approval;

●	establish advance notice requirements for nominating directors and proposing matters to be voted on by stockholders at stockholders’ meetings;

●	prohibit our stockholders from calling a special meeting and prohibit stockholders from acting by written consent;

●	require a 66 and 2/3% stockholder vote to effect certain amendments to our certificate of incorporation and bylaws; and

●	prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates.

These provisions could discourage, delay or prevent a transaction involving a change in control. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and cause us to take other corporate actions our stockholders desire.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated certificate of incorporation that will be in effect at the closing of this offering provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Our amended and restated certificate of incorporation that will be in effect at the closing of this offering provides that state and federal courts will have concurrent jurisdiction for actions arising under the Securities Act, and the exclusive forum provision will not apply to suits brought to enforce duties and liabilities created by the Exchange Act or any other claims for which the federal courts have exclusive jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our common stock shall be deemed to have notice of and to have consented to this provision of our amended and restated certificate of incorporation. This choice of forum provision may limit our stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find this provision of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Ownership of Our Common Stock and This Offering

There is presently no trading market for our common stock and no assurance can be given that a trading market will exist in the future,. Accordingly, you may be unable to liquidate your investment.

There is currently no public market for our common stock. We have applied to list our common stock on Nasdaq in connection with this offering. We cannot assure you that our listing application will be approved. We cannot assure you that an active trading market for our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. If an active trading market does not develop or continue, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares was determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

We have granted rights to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, to be issued additional common stock of the Company if the initial public offering price per share is less than $5.00, as adjusted, which issuance would cause immediate dilution and might affect the price, demand, and liquidity of our common stock. Such rights also create a conflict of interest between an underwriter and joint bookrunner and the Company.

On March 11, 2021, we entered into a consulting agreement with Lucius Partners LLC (“Lucius”). Members and managers and/or officers of Lucius are also principals and/or officers of Laidlaw & Company (UK) Ltd. (“Laidlaw”), an underwriter and joint bookrunner in this offering. Pursuant to the consulting agreement, we have granted to Lucius, and in connection with advisory services provided by our other consultants in connection with the 2021 debt financing we have granted rights to five other holders of our common stock, to be issued additional shares of our common stock if the initial public offering price per share is less than $5.00, as adjusted for any stock split or combination prior to this offering, or if we sell our equity securities before the closing of this offering at the purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, pursuant to which right such holders would be granted              additional shares of common stock in the aggregate, of which              additional shares of common stock would be issued to Lucius, assuming an initial public offering price of $           per share, the mid-point of the price range listed below on the cover page of this prospectus, and assuming no sales of equity securities, stock split or stock combination by the Company before the closing of this offering. See “Certain Relationships and Related Transactions” and “Description of Securities – Share Adjustment Rights.” Such issuance would cause immediate dilution and might affect the price, demand, and liquidity of our common stock.

In addition, such rights granted to Lucius create a conflict of interest between an underwriter and joint bookrunner and the Company with respect to determining the initial offering price for our common stock because such rights create an incentive for Laidlaw, the underwriter affiliated with Lucius, to negotiate a lower offering price than the Company’s valuation and other factors might warrant. Such potential conflicts of interest will be mitigated by the fact that ThinkEquity has been added as joint bookrunner for this offering, and the fact that the Company’s board of directors will make the final determination of the public offering price.

An investment in our common stock is extremely speculative and there can be no assurance of any return on your investment.

An investment in our common stock is extremely speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the company, including the risk of losing their entire investment.

Because the public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase our common stock, based on the assumed initial public offering price of $        per share, the midpoint of the price range listed on the cover page of this prospectus, you will experience immediate dilution of $         per share, the difference between the price per share you pay for our common stock and the pro forma net tangible book value per share as of              , 2023, after giving effect to the issuance of our common stock in this offering.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter after we have been a reporting company in the United States for at least 12 months, (ii) the end of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this prospectus.

We have not conducted an evaluation of the effectiveness of our internal control over financial reporting and will not be required to do so until the fiscal year ending March 31, 2025. If we are unable to implement and maintain effective internal control over financial reporting investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public company, we will be required to maintain internal control over financial reporting for the year ending March 31, 2025 and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our annual report for the fiscal year ending March 31, 2025, provide a management report on the internal controls over financial reporting, which must be attested to by our independent registered public accounting firm to the extent we decide not to avail ourselves of the exemption provided to an emerging growth company, as defined by the JOBS Act. As we have not conducted an evaluation of the effectiveness of our internal control over financial reporting, we may have undiscovered material weaknesses. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. We are in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process may be time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to assert that our internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation of our common stock, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future financing agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be an investor’s sole source of gain for the foreseeable future.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We estimate that the net proceeds from this offering will be approximately $         (or approximately $         if the underwriters’ option to purchase additional shares is exercised in full), based on an assumed public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Based upon our current operating plan and assumptions, we expect that the net proceeds from this offering and our existing cash balances and expected cash flows from operations, alongside the continuance of our existing financing arrangements, the automatic conversion of the outstanding balance of the Notes will be sufficient to fund our operations for at least the next 18 months. However, our operating plan may change, and our assumptions may prove to be wrong, as a result of many factors currently unknown to us, and we could use our available capital resources sooner than we expect. We may need to seek additional funds sooner than planned, through public or private equity or debt financings or other third-party funding or a combination of these approaches. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or based upon specific strategic considerations.

Any additional capital raising efforts may divert our management’s attention from the operation of our business. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to obtain sufficient amounts of additional capital, when and if we require it, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and results of operations.

If we raise additional capital through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when and if we require it, our ability to continue to support our business growth, and to respond to business challenges could be significantly impaired.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our 2021 Equity Incentive Plan, could result in additional dilution of the percentage ownership of our stockholders.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of common stock or common stock-related securities, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in material dilution to our investors. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock.

Pursuant to our 2021 Equity Incentive Plan, the plan administrator is authorized to grant equity-based incentive awards to our directors, executive officers and other employees and service providers. As of        , 2023, there were         shares of common stock reserved for issuance in connection with outstanding awards and         shares of common stock were available for future issuance under the plan. Future equity incentive grants and issuances of common stock under awards outstanding under our 2021 Equity Incentive Plan may result in dilution to our stockholders.

We will incur increased costs as a result of being a public company.

Assuming we complete this initial public offering, we will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. In addition, costs have been incurred in the years ended March 31, 2023 and 2022 in preparation of becoming a public company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) impose additional reporting and other obligations on public companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we will adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expense associated with our SEC reporting requirements. Furthermore, if we identify an issue in complying with those requirements (for example, if we or our accountants identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it will be difficult and expensive to obtain director officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and train qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in corporate governance and reporting requirements. We expect that the additional reporting and other obligations imposed on us by these rules and regulations will increase our legal and financial compliance costs and administrative fees significantly. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We have filed an application to have our common stock listed on Nasdaq. We can provide no assurance that our common stock will be listed, and if listed, that our common stock will continue to meet Nasdaq listing requirements. If we fail to comply with the continuing listing standards of Nasdaq, our common stock could be delisted.

We have applied to list our common stock on Nasdaq under the symbol “PMNT.” We anticipate that our common stock will be eligible to be listed on Nasdaq, subject to actions which may be required to meet the exchange’s listing requirements. However, we can provide no assurance that our application will receive approval, and, if approved, that an active trading market for our common stock will develop and continue. As a result, you may find it more difficult to purchase and dispose of our common stock and to obtain accurate quotations as to the value of our common stock. For our common stock to be listed on Nasdaq, we must meet the current Nasdaq initial and continued listing requirements. If we were unable to meet these requirements, our common stock could be delisted from Nasdaq. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our business, our market or our competitors. If any of the analysts who cover us or may cover us in the future change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who covers us or may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our common stock to decline.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $         (or approximately $         if the underwriters’ option to purchase additional shares is exercised in full) from the sale of the common stock offered by us in this offering, based on an assumed public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase or decrease in the assumed public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus), would increase or decrease the net proceeds to us from this offering by $         , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 100,000 shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase or decrease net proceeds to us from this offering by $         , assuming no change in the assumed public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, increase our visibility in the marketplace and create a public market for our common stock. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, sales and marketing activities and general and administrative matters. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments.

We will retain broad discretion in the allocation of the net proceeds from this offering and could utilize the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. Pending these uses, we intend to invest the net proceeds of this offering in a money market or other interest-bearing account.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock and do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Instead, we currently plan to retain any earnings to finance the growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our board of directors.

Subject to any applicable U.S. laws, our amended and restated certificate of incorporation and our bylaws, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There are no further U.S. or Hong Kong statutory restrictions on the amount of funds which may be distributed by us by dividend.

Cash dividends, if any, on our common stock will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, as of June 30, 2023 on:

●	an actual basis;

●	on a pro forma basis to give effect to (i) the automatic conversion, in connection with the closing of this offering, of all of our outstanding shares of Series A convertible preferred stock into 5,323,782 shares of common stock, (ii) the automatic conversion, in connection with the closing of this offering, of all outstanding shares of our Series B convertible preferred stock into 1,189,998 shares of common stock, (iii) the automatic conversion, in connection with the closing of this offering, of $10,001,967 in principal amount of plus accrued interest in the amount of $1,860,003 (which accrued interest would be $ assuming conversion on , 2023) under the Notes, at 80% of the initial public offering price, calculated assuming conversion at maturity and an initial public offering price of $ per share, the mid-point of the price range listed below on this cover page of this prospectus, (iv) the issuance of 75,333 shares of common stock in July 2023 for which the Company received advance funds of $0.45 million in June 2023 for common stock subscriptions, (v) the issuance of 179,531 shares of common stock during July 2023 to August 2023 for net proceeds of $0.91 million, (vi) the issuance of shares of common stock in the aggregate issued pursuant to rights granted to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, to be issued additional shares of our common stock if the initial public offering price per share is less than $5.00, as adjusted for any stock split or combination prior to this offering, or if we sell our equity securities before the closing of this offering at the purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, assuming an initial public offering price of $ per share, the mid-point of the price range listed below on the cover page of this prospectus, and assuming no sales of equity securities, stock split or stock combination by the Company before the closing of this offering, and (vii) the amendment and restatement of our certificate of incorporation in connection with this offering; and

●	a pro forma as-adjusted basis, giving further effect to the issuance and sale of shares of our common stock in this offering, at the assumed public offering price of $ per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in this prospectus.

	At June 30, 2023
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)	(unaudited)	(unaudited)
(Amounts in thousands)
Cash and cash equivalents	$1,145	$	$
Restricted cash	$4,062	$	$
Advances for stock subscription	452
Convertible debt obligations and accrued interest	11,143
Class A common shares; $0.0001 par value; 4,978,538 shares issued and outstanding as of June 30, 2023 and shares on a Pro Forma basis and shares on a Pro Forma as adjusted basis	-
Series A and Series B convertible preference shares; $0.0001 par value; 6,513,780 shares issued and outstanding as of June 30, 2023 and shares on a Pro Forma basis and shares on a Pro Forma as adjusted basis	1
Additional paid-in capital	36,738
Accumulated other comprehensive loss	(185)
Accumulated deficit	(42,928)
Total shareholders’ deficit	(6,374)			-
Total capitalization	$5,221	$		$-

Each $1.00 increase (decrease) in the assumed initial public offering price of $       per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ (deficit) equity and total capitalization by approximately $        , assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of          shares in the number of shares of common stock offered by us would increase (decrease) each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ (deficit) equity and total capitalization by approximately $        , assuming the assumed initial public offering price of $       per share remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The actual, pro forma and pro forma as adjusted information set forth in the table excludes:

●	shares of our common stock available for future issuance under our 2021 Equity Incentive Plan and any other additional shares of our common stock that may become available under such plan; and

●	warrants to purchase up to shares of our common stock issuable to the underwriters in connection with this offering.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book deficit as of June 30, 2023 was $(6.38) million, or $(1.28) per share of our common stock. Our historical net tangible book deficit is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book deficit divided by the number of shares of our common stock issued as of June 30, 2023. This data is solely based on the historical amounts as shown in our balance sheet as of June 30, 2023.

Our pro forma net tangible book deficit as of June 30, 2023 was $        , or $         per share of our common stock. Pro forma net tangible book deficit represents the amount of our total assets less our total liabilities, after giving effect to (i) the automatic conversion of all outstanding shares of our Series A convertible preferred stock into an aggregate of 5,323,782 shares of common stock in connection with the closing of this offering, (ii) the automatic conversion of all outstanding shares of our Series B convertible preferred stock into 1,189,998 shares of common stock in connection with the closing of this offering, (iii) the automatic conversion of $10,001,967 in principal amount of plus accrued interest in the amount of $1,860,003 (which accrued interest would be $           assuming conversion on           , 2023) under the Notes into an aggregate of         shares of common stock upon the closing of this offering, at 80% of the initial public offering price, calculated assuming conversion at maturity and an initial public offering price of $           per share, the mid-point of the price range listed below on this cover page of this prospectus, (iv) the issuance of 75,333 shares of common stock in July 2023 for which the Company received advance funds of $0.45 million in June 2023 for common stock subscriptions, (v) the issuance of 179,531 shares of common stock during July 2023 to August 2023 for net proceeds of $0.91 million and (vi) the issuance of             shares of common stock in the aggregate issued pursuant to rights granted to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, to be issued additional shares of our common stock if the initial public offering price per share is less than $5.00, as adjusted for any stock split or combination prior to this offering, or if we sell our equity securities before the closing of this offering at the purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, assuming an initial public offering price of $           per share, the mid-point of the price range listed below on the cover page of this prospectus, and assuming no sales of equity securities, stock split or stock combination by the Company before the closing of this offering.

After giving further effect to our sale of shares of common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book deficit as of June 30, 2023 would have been approximately $         , or approximately $         per share. This represents an immediate increase in pro forma as adjusted net tangible book value per share of $         to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value per share of approximately $         to new investors purchasing common stock in this offering. Dilution per share to new investors purchasing common stock in this offering is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share			$
Historical net tangible book value (deficit) per share as of June 30, 2023		$(1.28)
Increase in price per share attributable to the conversion of all outstanding shares of Series A convertible preferred stock and Series B convertible preferred stock; the conversion of all principal amount and accrued interest under the Notes; and the issuance of 254,864 shares of common stock
Pro forma net tangible book value (deficit) per share as of June 30, 2023	$
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors purchasing shares in this offering			$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) our pro forma as-adjusted net tangible book value by $         , the pro forma as-adjusted net tangible book value per share after this offering by $         and the dilution per share to new investors by $         , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us would increase (decrease) our pro forma as-adjusted net tangible book value by $         , the pro forma as-adjusted net tangible book value per share after this offering by $         and the dilution per share to new investors by $         , assuming the assumed public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

If the underwriters exercise their option to purchase additional shares of common stock in this offering in full at the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover of this prospectus and assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma as adjusted net tangible book value per share after this offering would be $         per share, and the dilution in pro forma as adjusted net tangible book value per share to new investors purchasing common stock in this offering would be $         per share.

The following table summarizes, on a pro forma as adjusted basis, as of June 30, 2023, the number of shares of common stock purchased from us on an as converted to common stock basis, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by new investors in this offering at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		Per Share
(in thousands)
Existing stockholders			%	$		%	$
New investors			%	$		%	$
Total		100.0%		$	100.0%

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by existing stockholders would be reduced to    % of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors participating in this offering would be increased to     % of the total number of shares outstanding after this offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $      and, in the case of an increase, would increase the percentage of total consideration paid by new investors by      percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by       percentage points.

The tables above do not include:

●	shares of our common stock available for future issuance under our 2021 Equity Incentive Plan and any other additional shares of our common stock that may become available under such plan; and

●	warrants to purchase up to shares of our common stock issuable to the underwriters in connection with this offering.

To the extent that outstanding warrants are exercised or new options are issued under our 2021 Equity Incentive Plan, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, include forward-looking statements that involve risks and uncertainties. You should review “Risk Factors” for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Perfect Moment is a luxury lifestyle brand that combines fashion and technical performance across its ranges of skiwear, outerwear, swimwear and activewear. Our products serve the modern fashion-conscious consumer looking for statement designs tailored for an active and healthy lifestyle. The story of the Perfect Moment brand began in Chamonix in 1984 when the professional skier and extreme sports filmmaker Thierry Donard began making apparel characterized by quality style and performance for his team of free-ride skiers and surfers. In 2012, inspired by Thierry Donard’s vision, Max and Jane Gottschalk relaunched the brand, creating a global fashion brand.

During the quarter ended June 30, 2023, Perfect Moment generated $0.99 million of revenues. This is a 28% increase from the revenues of $0.77 million generated in the quarter ended June 30, 2022. The first quarter of the fiscal year is impacted by the timing of goods production and delivery, with minimal wholesale revenues during the first quarter. During the year ended March 31, 2023, Perfect Moment generated $23.44 million of revenues. This was a 43% increase from the prior year revenues of $16.45 million. The increase in revenue is attributable to the growth in brand awareness across our main geographical markets (United States, United Kingdom and Europe) resulting in stronger sales with our wholesale accounts; through our collaboration with Hugo Boss; and strong performance within e-commerce. Overall, across all revenue channels, Perfect Moment distributes to over 60 countries. We design our products in-house and work with a variety of suppliers to manufacture materials and finished goods. Our collections are worn by an evolving list of celebrities and influencers whose perfect moments are captured across a range of social media platforms. During the quarter ended June 30, 2023, our total followers across all social media platforms increased 25% relative to the quarter ended June 30, 2022. During the year ended March 31, 2023, our total followers across all social media platforms increased 23% relative to the year ended March 30, 2022.

From the quarter ended June 30, 2022 to the quarter ended June 30, 2023:

●	Total net revenue increased 28% from $0.77 million to $0.99 million, respectively;

●	Ecommerce revenue increased 36% from $0.70 million to $0.96 million, respectively;

●	Gross profit increased 26% from $0.08 million to $0.11 million, respectively;

●	Loss before tax decreased 64% from $7.38 million to $2.67 million, respectively;

●	EBITDA increased 69% from a loss of $6.86 million to a loss of $2.16 million, respectively;

●	Adjusted EBITDA increased 25% from a loss of $2.60 million to a loss of $1.96 million, respectively.

From the year ended March 31, 2022 to the year ended March 31, 2023:

●	Total net revenue increased 42% from $16.45 million to $23.44 million, respectively;

●	Wholesale revenue increased 76% from $8.46 million to $14.89 million, respectively;

●	Ecommerce revenue increased 7% from $7.99 million to $8.55 million, respectively;

●	Gross profit increased 63% from $4.95 million to $8.07 million, respectively;

●	Loss before tax decreased 14% from $12.17 million to $10.43 million, respectively;

●	EBITDA increased 23% from a loss of $10.40 million to a loss of $8.04 million, respectively;

●	Adjusted EBITDA increased 57% from a loss of $5.92 million to a loss of $2.52 million, respectively.

Adjusted EBITDA is a measure that is not defined in US GAAP. For further information about how we calculate Adjusted EBITDA, the limitations of its use and a reconciliations to the most comparable US GAAP measure, see “Key Financial Measures” below.

Our model

Our business model is centered around creating a desirable brand and selling luxury products. The financial focus is growing revenues and expanding margins as we gain market share from a valuable customer segment through multi-channel commerce.

Key pillars of our model:

●

Increasing net revenues and customer acquisition: Net revenue has grown by 28% during the quarter ended June 30, 2023 compared to the same quarter in 2022. 97% of  our revenue during the quarter ended June 30, 2023 was generated from ecommerce channels with the remaining 3% from wholesale channel. The wholesale revenues in the first quarter are impacted by the timing of goods production and delivery and our wholesale revenue is weighted in the second and third fiscal quarters, when most orders are shipped to wholesale partners. During the year ended March 31, 2023, net revenue grew by 42% and 89% of our net revenue was generated through fall and winter from sales of skiwear, outerwear and activewear. Our revenue  during the year ended March 31, 2023 was split 64% wholesale and 36% ecommerce channels and we plan to shift this in favor of ecommerce over the next 3-5 years.

●

Maximization of international footprint: Between perfectmoment.com and our wholesale customers, our product is sold across more than 60 countries. During the quarter ended June 30, 2023, the United Kingdom and the United States were our largest source of revenues, representing 42% and 31% of total net revenues, respectively. During the year ended March 31, 2023, the United States was our largest source of revenues, representing 44% of our total net revenues. Europe (excluding the United Kingdom) is also a key source of revenue, and represented 31% of total net revenues during the year ended March 31, 2023. We believe we have an opportunity to expand our current markets further and also enter new markets such as China.

●	Wholesale relationships: Our wholesale relationships are typically with high-end department stores and luxury online retailers with access to our target customer profile across global footprints. They are chosen selectively to contribute to the build of our brand as well as revenues. The first quarter of the fiscal year traditionally has minimal wholesale orders, with the majority of the orders being placed towards the end of the second quarter and the beginning of the third quarter. During the year ended March 31, 2023, our wholesale revenues experienced significant growth of 76%, with 113% and 86% of the growth coming from the United States and Europe (excluding the United Kingdom), respectively.

●

Growth in our direct-to-consumer channels: Ecommerce revenue, comprising both direct-to-consumer revenues and partner revenues, has increased 36% during the quarter ended June 30, 2023 compared to the quarter ended June 30, 2022, and has increased 7% during the year end ended March 31, 2023 compared to the year ended March 31, 2022. During the quarter ended June 30, 2023, 82% of our ecommerce revenue was generated through sales on perfectmoment.com, our ecommerce site, a decrease of 8% relative to the quarter ended June 30, 2022. During the year ended March 31, 2023, 83% of our ecommerce revenue was generated through sales on perfectmoment.com, which saw a year-on-year growth of 13% relative to the year ended March 31, 2022. Perfectmoment.com enables us to directly engage with customers, providing us with a channel to directly expand revenues and deepen our presence in new geographies as well as providing a channel through which we can enhance gross margins by selling direct to consumer and optimizing production quantities of our collection.

●	Active social media engagement: We actively use social media platforms to both market and sell our products. We believe that the breadth and depth of our social media engagement is core to the continued build of our brand and customer acquisition. During the quarter ended June 30, 2023, our total followers across all social media platforms increased 25% relative to the quarter ended June 30, 2022. During the year ended March 31, 2023, our total followers across all social media platforms increased 23% relative to the year ended March 31, 2022.

●

Growth in gross margins with further upside potential: A focus on balancing our collections between new styles and a popular core collection, alongside a drive to maximize full price sell through to wholesale and ecommerce customers have enabled Perfect Moment to achieve gross margins of 34% during the year ended March 31, 2023 compared to 30% during the year ended March 31, 2022, with upside potential in future years as we scale the business and optimize a range of factors including but not limited to our distribution, ecommerce revenues and product mix. The gross margin in both quarters ended June 30, 2023 and 2022 was 11%, primarily due to the seasonal nature of the business, with the first quarter of the fiscal year being the lowest revenue generating quarter, coupled with fixed warehousing costs.

●	Scalable cost base: Operating expenses, excluding stock-based compensation costs (“adjusted operating expenses”), were 265% and 256% of revenue during the quarters ended June 30, 2023 and 2022, respectively, and 48% and 65% of revenue during the years ended March 31, 2023 and 2022, respectively.

Segment Reporting

The Company applies ASC Topic 280, Segment Reporting, in determining reportable segments for its financial statement disclosure. The Chief Operating Decision Maker has been identified as the Chief Executive Officer.  The Company reports segments based on the financial information it uses in assessing performance and deciding how to allocate resources. Management has determined that the Company operates in one business segment, product sales. Key financial measures including but not limited to gross profit, Adjusted EBITDA and net loss are not reported at a disaggregated level for wholesale and ecommerce and resource allocation decisions to the business strategy are not made based solely on our key financial measures.

Geographic Concentration

Although we are organized fundamentally as one business segment, our revenue is primarily split between three geographic areas: the United States, Europe and the United Kingdom. Customers in these regions are served by our leadership and operations teams in the United Kingdom and our production team in Hong Kong.

In the quarters ended June 30, 2023 and 2022, total net revenues attributable to the United States totaled $0.31 million and $0.28 million, respectively; total net revenues attributable to Europe, excluding the United Kingdom, totaled $0.18 million and $0.19 million, respectively; and total net revenues attributable to the United Kingdom totaled $0.41 million and $0.20 million, respectively. The remaining net revenue of $0.09 million and $0.10 million, respectively, is attributable to revenues from Canada and countries in the Middle East, Asia Pacific and South America.

In the years ended March 31, 2023 and 2022, total net revenues attributable to the United States totaled $10.77 million and $6.98 million, respectively; total net revenues attributable to Europe, excluding the United Kingdom, totaled $7.29 million and $4.67 million, respectively; and total net revenues attributable to the United Kingdom totaled $3.85 million and $2.87 million, respectively. The remaining net revenue of $1.53 million and $1.93 million, respectively, is attributable to revenues from Canada and countries in the Middle East, Asia Pacific and South America.

The long-lived assets of the Company primarily relate to property and equipment, intangible assets and operating lease right-of-use assets in the United Kingdom and Hong Kong. Total long-lived assets as of June 30, 2023 were $0.04 million and $0.94 million in Hong Kong and the United Kingdom, respectively. As of June 30, 2022, total long-lived assets were $0.10 million in Hong Kong and $1.15 million in the United Kingdom. Total long-lived assets as of March 31, 2023 were $0.00 million and $1.09 million in Hong Kong and the UK, respectively. As of March 31, 2022, total long-lived assets were $0.11 million in Hong Kong and $1.20 million in the United Kingdom.

Supplier Concentration

In the quarter ended June 30, 2023, there were no purchases of manufactured goods. In the quarter ended June 30, 2022, the largest single supplier of manufactured goods, Claire Fashion Limited, produced 92% of the Company’s products. In the quarters ended June 30, 2023 and 2022, the largest fabric supplier, Toray International Inc., supplied 79% and 40%, respectively, of the fabric used to manufacture the Company’s products.

In the years ended March 31, 2023 and 2022, the largest single supplier of manufactured goods, Everich Garments Group Ltd., produced 72% and 45%, respectively, of the Company’s products. In the years ended March 31, 2023 and 2022, the largest fabric supplier, Toray International Inc., supplied 70% and 68%, respectively, of the fabric used to manufacture the Company’s products.

Key Financial Measures

We use the following US GAAP and non-US GAAP financial measures to assess the progress of our business, make decisions on where to allocate time and investment and assess then near-term and longer term performance of our business:

	Quarters ended June 30,		Years ended March 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
(Amounts in thousands, except percentages)
Key Financial Measures
Net revenue
Wholesale	$31	$66	$14,888	$8,463
Ecommerce	957	703	8,550	7,984
Total net revenue	988	769	23,438	16,447
Gross profit	105	84	8,069	4,949
Gross margin (1)	11%	11%	34%	30%
Loss from operations	(2,709)	(6,139)	(8,625)	(10,177)
Net loss	$(2,673)	$(7,375)	$(10,305)	$(12,168)

EBITDA (2)	$(2,158)	$(6,857)	$(8,039)	$(10,402)
Adjusted EBITDA (3)	$(1,963)	$(2,602)	$(2,520)	$(5,922)

(1)	Gross margin is defined as gross profit as a percentage of total net revenue.

(2)	EBITDA is defined as net loss adjusted to exclude interest expense, income tax (benefit) expense and depreciation and amortization.

(3)	We define “Adjusted EBITDA” as net loss excluding interest expense, income tax benefit (expense), depreciation and amortization and stock-based compensation expense.

Revenue, gross profit, loss from operations and net loss

Revenue, gross profit, loss from operations and net loss are defined as per US GAAP. Revenue is equivalent to net revenue, Net revenue is defined as per US GAAP requirements. It is the sum of revenues earned from sales of skiwear, outerwear, swimwear, surfwear and activewear through our ecommerce and wholesale channels, as well as shipping revenue and delivery duties paid when applicable, net of promotional discounts and returns. Gross Profit is earned from revenue less the cost of goods sold. Gross profit as a percentage is the gross profit divided by net revenue. Loss from operations is the sum of gross profit, selling, general and administrative expenses and marketing and advertising expenses. Net loss is the sum of the loss from operations, interest expense, foreign currency transaction gains (losses) and income tax benefit (expense). Further information on these measures can be found below in “Components of Results of Operations”. These measures are used by management to evaluate our performance, including the growth and demand for our products and the appropriateness of our product pricing and cost of operations.

Wholesale revenue and ecommerce revenue

Wholesale revenue represents the amount of revenue attributable to wholesale business customers including high-end department stores or luxury online retailers. Ecommerce revenue represents the revenue attributable to sales of product direct to consumer through perfectmoment.com and sales through online marketplace providers and ecommerce partnerships. Wholesale and ecommerce revenues are separately monitored to evaluate the performance of our ecommerce channel relative to our wholesale channel.

EBITDA

EBITDA is one of our primary non-US GAAP financial measures. EBITDA is calculated as net loss excluding interest expense, income tax benefit (expense), depreciation and amortization.

Adjusted EBITDA

Adjusted EBITDA is one of our primary non-US GAAP financial measures. Adjusted EBITDA is calculated as EBITDA excluding stock-based compensation expense. Adjusted EBITDA is an important measure that provides visibility to the underlying continuing operating performance of the company by excluding the impact of certain expenses that management does not believe are representative of our core earnings.

Operating expenses

Operating expenses is defined as per US GAAP and is the sum of selling, general and administrative expenses and marketing and advertising expenses.

Adjusted operating expenses

Adjusted operating expenses is a non-US GAAP measure and we define it as operating expenses excluding stock-based compensation expense.

Adjusted EBITDA may not be comparable to similarly titled measures used by other companies and should not be considered in isolation, or as a substitute for analysis of our operating results as reported under US GAAP. Additionally, we do not consider our non-US GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with US GAAP. While EBITDA and Adjusted EBITDA are measures we use to track our core earnings, it is not a complete representation of the performance of the business. EBITDA and Adjusted EBITDA are not liquidity measures and should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations.

The following table presents a reconciliation of Adjusted EBITDA from net loss for the quarters ended June 30, 2023 and 2022, and the years ended March 31, 2023 and 2022:

	Quarters ended June 30,		Years ended March 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
(Amounts in thousands, except percentages)
Net loss	$(2,673)	$(7,375)	$(10,305)	$(12,168)
Add back:
Interest expense	374	385	1,840	1,392
Income tax benefit	-	-	(121)	-
Depreciation and amortization	141	133	547	374
EBITDA (1)	$(2,158)	$(6,857)	$(8,039)	$(10,402)
Stock-based compensation expense for consultants (2)	-	3,795	3,795	2,660
Stock-based compensation expense for non-employees (3)	185	371	1,483	1,298
Stock-based compensation expense for employees (4)	10	89	241	522
Adjusted EBITDA (5)	$(1,963)	$(2,602)	$(2,520)	$(5,922)

(1)	EBITDA is defined as net loss adjusted to exclude interest expense, income tax (benefit) expense and depreciation and amortization.

(2)	Represents the cost associated with the common stock issued to consultants for the 2021 share exchange and 2021 bridge loan financing.

(3)	Represents the cost associated with the common stock issued to two non-employees for marketing services.

(4)	Represents the cost associated with vested stock options granted to employees.

(5)	We define “Adjusted EBITDA” as net loss excluding interest expense, income tax benefit (expense), depreciation and amortization and stock-based compensation expense.

The following table presents a reconciliation of adjusted operating expenses from operating expenses for the quarters ended June 30, 2023 and 2022, and the years ended March 31, 2023 and 2022:

	Quarters ended June 30,		Years ended March 31,
	2023	2022	2023	2022
(Amounts in thousands)	(unaudited)	(unaudited)

Operating expenses (1)	$(2,814)	$(6,223)	$(16,694)	$(15,126)
Stock-based compensation expense
Stock-based compensation expense for consultants (2)	-	3,795	3,795	2,660
Stock-based compensation expense for non-employees (3)	185	371	1,483	1,298
Stock-based compensation expense for employees (4)	10	89	241	522
Adjusted operating expenses (5)	(2,619)	(1,968)	$(11,175)	$(10,646)

(1)	Operating expenses is defined as per US GAAP and is the sum of selling, general and administrative expenses and marketing and advertising expenses.

(2)	Represents the cost associated with the common stock issued to consultants for the 2021 share exchange and 2021 bridge loan financing.

(3)	Represents the cost associated with the common stock issued to two non-employees for marketing services.

(4)	Represents the cost associated with vested stock options granted to employees.

(5)	“Adjusted operating expenses” is a non-US GAAP measure and we define it as operating expenses excluding stock-based compensation expense.

Key Factors Affecting our Performance

Our results and financial condition have been, and will continue to be, affected by a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors”.

Economic trends

The overall economic environment and related changes in consumer behavior impact our business. Though it is generally more muted in customer cohorts buying premium products versus a broader demographic, positive conditions in the broader economy promote spending on discretionary items including performance luxury outerwear and travel. Weaker economic conditions in the markets in which we sell our products, however, may have a negative impact on customer spending and global travel. This could result in a reduction in direct-to-consumer sales through perfectmoment.com alongside a reduction in demand from wholesale customers. Wholesale performance and customer creditworthiness may also be impacted, reducing wholesale revenue and increasing the risk of bad debts. Changes in more general macroeconomic factors may also impact the broader operations including the costs of goods sold and the selling, general and administrative costs of the business including the cost of personnel. These factors include but are not limited to, employment rates, the availability of credit, interest rates and inflation. Incrementally, Perfect Moment is exposed to foreign exchange risk as a consequence of a mismatch between the currencies that revenue is generated in and the underlying currency of the Company’s cost of goods, overheads and financing costs. Material movements in foreign exchange markets may therefore impact the performance of the business.

International trade and legislation

Our net revenue is primarily generated through sales in the United States, Europe and the United Kingdom. Our products are manufactured and shipped from Asia to multiple locations globally and our operations span across the United Kingdom and Hong Kong. Our financial performance and competitiveness is subject to changes in international trade rules insofar as they restrict or change the costs and procedures to be followed in the operation of our overseas operations and the import and export of our goods to existing or new markets. Such changes, as recently experienced through the United Kingdom’s recent exit from the European Union, could impact our costs of goods and impact our operations, resulting in increased overheads for the business, the possibility of reduced pricing competitiveness and an overall reduction in our financial performance.

Brand

We will continue to invest in brand marketing activities to expand brand awareness. As we build our customer base, we will launch additional brand marketing campaigns, host events and develop in-house product content to attract new customers to our platform. If we fail to cost-effectively promote our brand or convert impressions into new customers, our net sales growth and profitability may be adversely affected.

E-commerce customer acquisition, orders and order size

Our ecommerce channel generated 97% and 91% of our total net revenue in the quarters ended June 30, 2023 and 2022, respectively, and 36% and 49% of our total net revenue in the years ended March 31, 2023 and 2022, respectively. The percentage of our total net revenue that was generated through perfectmoment.com was 82% and 90% for the quarters ended June 30, 2023 and 2022, respectively, and 30% and 38% for the years ended March 31, 2023 and 2022, respectively. A large proportion of our financial performance depends on the expenses we incur to attract and retain consumers as well as maintaining the number and size of their orders. To continue to grow our business profitably, we need to acquire and retain customers in an efficient manner. Incrementally we need to maintain and grow the combination of total orders and average order value. Alongside the monitoring of traffic, conversion rate and average order value we monitor customer acquisition costs to monitor the effectiveness of our marketing spend.

Wholesale partners

Our wholesale channel generated 3% and 9% of our total net revenue in the quarters ended June 30, 2023 and 2022, respectively. Our wholesale revenue is weighted earlier in the second and third fiscal quarters, when the majority of our orders are shipped to wholesale partners. Our wholesale channel generated 64% and 51% of our total net revenue in the years ended March 31, 2023 and 2022, respectively. Our wholesale partners service customers by stocking and displaying our products and explaining our product attributes. They are often high-end department stores or luxury online retailers with access to our target customer profile across global footprints and therefore form a key component of net revenue and merchandising and marketing strategy. If we fail to maintain and develop our wholesale partnerships, our brand reach may be adversely impacted in addition to our net revenue and profitability. As of March 31, 2023, 57% of our wholesale revenue were concentrated across our top 10 customers. Whilst this offers an opportunity to optimize the overhead costs of servicing our wholesale clients, it also makes our financial performance highly dependent on the creditworthiness of our largest wholesale clients. To help mitigate this risk, we have the ability to utilize debt factoring across several of our largest counterparties in addition to the close monitoring of receivables to minimize aged debt and the risk of provisions and write-offs.

Growth of operating platform investment

We have expanded our operations over recent years and plan to continue our expansion efforts. Our success expanding our net revenue and operating platform will be dependent upon our ability to anticipate and adapt to new consumer trends, continue to successfully develop new products, successfully navigate new geographical markets and to grow and enter existing and new revenue channels. We will incur expenses and capital expenditure to ensure our operating platform develops in-line with our planned growth. We will invest capital in inventory, fulfilment and logistics capabilities, finance and operating systems, the development of our ecommerce platform and incremental personnel to support growth. If we fail to correctly launch or navigate expansion efforts, our financial performance will be placed at risk. Wherever feasible, we retain flexibility in our investment activity and apply a risk adjusted approach to testing new markets to minimize the capital investment placed at risk in the execution of our growth strategies.

Supply chain management

The majority of our products are currently manufactured in China using raw materials sourced primarily from Japan and China. In order to maintain close proximity to our key suppliers our production team is located in Hong Kong. Our logistics team is split between the United Kingdom and Hong Kong in order to ensure close proximity to our fulfilment centers in Hong Kong and the United Kingdom. Any disruptions to supplier relationships or the jurisdictions they operate in, or any delay, shortage or interruption to the supply of raw materials or finished goods may impact our ability to fulfil wholesale orders and meet perfectmoment.com revenue targets. A lengthening of delivery timelines can also place pressure on our working capital cycle by causing delays to revenue. Close monitoring of raw materials availability and the production and logistics timetable is maintained at the inception of product design through to the point of shipment to Perfect Moment and our customers in order to anticipate and mitigate potential delays. As the business expands, the scale of our production will provide opportunities to optimize our inventory, production management and sourcing from other countries. To the extent that we are unable maintain our existing processes or capture opportunities to improve it, the growth of our business and its financial performance could be limited.

Inventory management

Our production team works closely with our ecommerce and sales teams, leveraging customer data and feedback from wholesale and online customers, to help predict demand for our products. Our process assesses the breadth and depth of collection designed and ordered to optimize our production schedules for timely delivery and maximized sell through. If our process to determine our inventory needs fails, there is a risk of reduced sell through and increased inventory provisions. We manage the balance of our collection between popular carry over and new styles to actively manage the risk of stock obsolescence and the missed revenue opportunities associated with inaccuracies in demand projections.

Capital, funding and liquidity

Our primary uses of cash include personnel, marketing, inventory, logistics and shipping costs, and capital investment in technology to support our operations and our growth. Financing of our inventory and receivables is significantly impacted by the seasonality of our fall/winter collection and the production timeline of our products. We currently utilize trade finance, debt factoring and revenue-based financing to support our working capital needs. Until positive cash flows from operations can be achieved, we intend to rely on new debt and equity financing to support the working capital and investment required to grow the business. An inability to maintain existing financing arrangements, generate new debt and equity finance and/or an inability to renew or raise funding without significant increases in financing costs, will impact our ability to maintain and grow revenue and may place us at risk of being able meet our liabilities and obligations as they fall due.

Seasonality

We experience seasonal fluctuations in our net revenue and operating results and we historically have realized a significant portion of our net revenue and earnings in the quarters ending December 31 and March 31. In the years ended March 31, 2023 and 2022, we generated 89% and 87% of our total net revenue, respectively, in the fall/winter period. Working capital requirements typically increase throughout the first, second and early third quarters as overheads are incurred and inventory levels grow to support our peak shipping and selling periods in the third and fourth fall/winter quarters. Cash provided by operating activities is typically highest in the quarter ending March 31 following the inflows associated with our peak selling season. Our budgeting and planning process is used to establish projected performance and the resultant cash flows and funding needs. Historic performance across the ecommerce channel combined with early insight into wholesale revenue through the seasonal sell-in process, provides data that can be used to help estimate the impact of seasonality on our business. If we do not accurately estimate the seasonality of revenue it may place our performance and cash flow at risk.

Components of Results of Operations

Revenue

Consists of revenue earned from sales of skiwear, outerwear, swimwear, surfwear and activewear through our ecommerce and wholesale channels, as well as shipping revenue, where applicable, net of promotional discounts and returns. Revenue is generally recognized upon transfer of ownership to the customer. For ecommerce customers, this is upon delivery to the customer and for wholesale customers it is either upon delivery by Perfect Moment or at the point that inventory is collected by the customer from the distribution center. Changes in net revenue from wholesale customers are typically driven by increased unit sales and new wholesale customers. Changes in net revenue from ecommerce is driven by changes in perfectmoment.com revenue resulting from a mix of change in customer numbers, orders shipped and average order values.

Cost of goods sold

Includes the cost of purchased merchandise, which includes acquisition and production costs including raw material and labor as applicable; the cost incurred to deliver inventory to the Company’s third-party distribution centers including freight, non-refundable taxes, duty, and other landing costs; the management fees of the Company’s third-party distribution centers; and inventory provision expense. Cost of goods sold is impacted when underlying costs to manufacture and bring goods to market changes. Cost of goods also fluctuates in line with changes in revenue and inventory provisions.

Selling, general and administrative expenses

Selling, general and administrative expenses consist of all operating expenses not otherwise included in cost of goods sold and marketing and advertising expenses. The Company’s selling, general and administrative expenses include the personnel costs, stock-based compensation expense for consultants and employees, legal and professional fees, information technology expense, accounting, depreciation and amortization expenses and corporate facility and occupancy costs. Through time these expenses are expected to decrease as a percentage of net revenue as we benefit from economies of scale.

Marketing and advertising expenses

Marketing and advertising expenses includes digital marketing, photoshoots, public relations and branding costs including stock-based compensation expense for marketing services. Marketing and advertising expense is expected to increase as we continue to invest in brand marketing activities to expand brand awareness. As we build our customer base, we will launch additional brand marketing campaigns, host events and develop in-house product content to attract new customers to our platform.

Interest expense

Interest expense relates to the costs incurred in relation to our convertible debt obligation including both accrued interest charges and the amortization of debt issuance costs, trade finance costs for letters of credit, debt factoring facilities provided in relation to wholesale receivables and interest expense on shareholder loans.

Foreign currency transactions gains (losses)

Foreign currency transactions gains (losses) represents realized gains and losses incurred in relation to transactions denominated in a currency other than the functional currency of Perfect Moment Ltd and its subsidiaries. Foreign currency transactions gains and losses will move in line with the changes to the currencies in which we earn revenue and incur expenses as well as changes in foreign currency exchange rates.

Results of Operations

The following table sets forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Quarters ended June 30,		As of and for the years ended March 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
(Amounts in thousands)
Statements of operations data:
Revenue	$988	$769	$23,438	$16,447
Cost of goods sold	(883)	(685)	(15,369)	(11,498)
Gross profit	105	84	8,069	4,949
Operating expenses
Selling, general and administrative expenses	(2,105)	(5,326)	(11,682)	(10,878)
Marketing and advertising expenses	(709)	(897)	(5,012)	(4,248)
Total operating expenses	(2,814)	(6,223)	(16,694)	(15,126)
Loss from operations	(2,709)	(6,139)	(8,625)	(10,177)
Interest expense	(374)	(385)	(1,840)	(1,392)
Foreign currency transactions gains (losses)	410	(851)	39	(599)
Loss before income taxes	(2,673)	(7,375)	(10,426)	(12,168)
Income tax benefit	-	-	121	-
Net loss	(2,673)	(7,375)	(10,305)	(12,168)
Other comprehensive gains
Foreign currency translation gains	388	682	303	289
Comprehensive loss	$(2,285)	$(6,693)	$(10,002)	$(11,879)

The following table sets forth each line item within the Statements of Operations as a percentage of net sales for each of the periods presented.

	Quarters ended June 30,		Years ended March 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
(Amounts in percentages)
Statements of operations data:
Revenue	100%	100%	100%	100%
Cost of goods sold	(89)%	(89)%	(66)%	(70)%
Gross profit	11%	11%	34%	30%
Operating expenses
Selling, general and administrative expenses	(213)%	(693)%	(50)%	(66)%
Marketing and advertising expenses	(72)%	(116)%	(21)%	(26)%
Total operating expenses	(285)%	(809)%	(71)%	(92)%
Loss from operations	(274)%	(798)%	(37)%	(62)%
Interest expense	(38)%	(50)%	(8)%	(8)%
Foreign currency transactions gains (losses)	41%	(111)%	0%	(4)%
Loss before income taxes	(271)%	(959)%	(45)%	(74)%
Income tax benefit	0%	0%	1%	0%
Net loss	(271)%	(959)%	(44)%	(74)%
Other comprehensive gains
Foreign currency translation gains	39%	89%	1%	2%
Comprehensive loss	(232)%	(870)%	(43)%	(72)%

Revenue

Revenue for the quarter ended June 30, 2023 increased by 28%, an increase of $0.22 million, to $0.99 million from $0.77 million for the quarter ended June 30, 2022. Ecommerce revenue increased by 36%, an increase of $0.26 million, in 2023 driven by an increase in our ecommerce partner revenues and revenue generated through our direct-to-consumer channel, perfectmoment.com. Wholesale revenue decreased by 54%, a decrease of $0.04 million, largely driven by timing of out-of-season wholesale orders and returns.

Revenue for the year ended March 31, 2023 increased by 43%, an increase of $6.99 million, to $23.44 million from $16.45 million for the year ended March 31, 2022. Wholesale revenue increased by 76%, an increase of $6.43 million, largely driven by an increase in our fall/winter wholesale revenue which saw an increase of 45% in 2023. Ecommerce revenue increased by 7%, an increase of $0.57 million, in 2023 driven by a 13% increase in revenue generated through our direct-to-consumer channel, perfectmoment.com.

Cost of goods sold

Cost of goods sold for the quarter ended June 30, 2023 increased by $0.2 million, an increase of 29%, compared to the quarter ended June 30, 2022. The change in cost of goods sold was relative to revenue resulting in a consistent gross margin of 11% for both the quarter ended June 30, 2023 and the quarter ended June 30, 2022.

Cost of goods sold for the year ended March 31, 2023 increased by $3.87 million, an increase of 34%, compared to the year ended March 31, 2022. Overall, the change in cost of goods sold relative to revenue resulted in a favorable change in gross profit to 34% for the year ended March 31, 2023 compared to 30% for the year ended March 31, 2022. The improvement in margin was primarily due to increases in selling prices.

Selling, general and administrative expenses

Selling, general and administrative expenses consist of personnel related expenses, stock compensation expense, legal and professional fees, depreciation and amortization and other selling, general and administrative expenses, including IT, property related expenses, travel and product sample costs. Selling, general and administrative expenses for the quarter ended June 30, 2023 decreased by $3.22 million, a decrease of 61%, compared to the quarter ended June 30, 2022. Selling, general and administrative expenses for the year ended March 31, 2023 increased by $0.80 million, an increase of 7%, compared to the year ended March 31, 2022.

	Quarters ended June 30,		Years ended March 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
(Amounts in thousands)
Personnel costs	$1,109	$982	$4,344	$3,840
Stock-based compensation expense	10	3,884	4,036	3,182
Legal & professional fees	43	68	443	1,053
Depreciation and amortization	143	134	547	374
Other SG&A expenses	800	258	2,312	2,429
Total	$2,105	$5,326	$11,682	$10,878

Quarter ended June 30, 2023 compared to the quarter ended June 30, 2022

Personnel costs increased by $0.13 million, from $0.98 million for the quarter ended June 30, 2022 to $1.11 million for the quarter ended June 30, 2023, primarily as a result of an increase in headcount.

Stock-based compensation expense decreased by $3.87 million, from $3.88 million for the quarter ended June 30, 2022 to $0.01 million for the quarter ended June 30, 2023. The decrease in stock-based compensation expense is mainly attributable to the shares issued to consultants for advisory and consulting services related to the 2021 share exchange and bridge loan financing, as well as a reduction in stock-based compensation expenses for employees due to leavers.

Legal and professional fees decreased by $0.03 million, from $0.07 million for the quarter ended June 30, 2022 to $0.04 million for the quarter ended June 30, 2023. The overall decrease in legal and professional fees is attributable to general lower professional fees.

Depreciation and amortization increased by $0.01 million, from $0.13 million for the quarter ended June 30, 2022 to $0.14 million during the quarter ended June 30, 2023, driven mainly by the depreciation expense associated with the increase of software and website development capital expenditure.

Other selling, general and administrative expenses increased by $0.54 million, from $0.26 million for the quarter ended June 30, 2022 to $0.80 million during the quarter ended June 30, 2023. The overall increase in costs in 2023 is attributed to higher property related costs, greater website maintenance and support costs, an increase in doubtful debt provisions and auditor’s fees related to the IPO.

Year ended March 31, 2023 compared to the year ended March 31, 2022

Personnel costs increased by $0.50 million, from $3.84 million for the year ended March 31, 2022 compared to $4.34 million for the year ended March 31, 2023, primarily as a result of severance payments during the year.

Stock-based compensation expense increased by $0.85 million, from $3.18 million for the year ended March 31, 2022 to $4.04 million for the year ended March 31, 2023. The increase in stock-based compensation expense is attributable to the shares issued to consultants for advisory and consulting services related to the 2021 share exchange and bridge loan financing, offset by a reduction in stock-based compensation expenses for employees due to leavers.

Legal and professional fees decreased by $0.61 million, from $1.05 million for the year ended March 31, 2022 to $0.44 million for the year ended March 31, 2023. The overall decrease in legal and professional fees is primarily attributable to lower professional fees associated with the preparation for the IPO and conversion to US GAAP.

Depreciation and amortization increased by $0.17 million, from $0.37 million for the year ended March 31, 2022 to $0.55 million during the year ended March 31, 2023, driven mainly by the depreciation expense associated with the increase of software and website development capital expenditure.

Other selling, general and administrative expenses decreased by $0.12 million, from $2.43 million for the year ended March 31, 2022 to $2.31 million during the year ended March 31, 2023. The overall reduction in costs in 2023 includes efficiencies achieved on product samples and lower auditor’s fees, offset to a lesser extent, by higher property related costs and website maintenance costs.

Marketing and advertising expense

Marketing and advertising costs decreased by $0.19 million, from $0.90 million for the quarter ended June 30, 2022 to $0.71 million for the quarter ended June 30, 2023. The overall decrease is attributable to a decrease in stock-based compensation costs for marketing services.

Marketing and advertising costs increased by $0.76 million, from $4.25 million for the year ended March 31, 2022 to $5.01 million for the year ended March 31, 2023. The overall increase is largely attributable to an increase in public relations and brand marketing costs.

Foreign currency transactions gains (losses)

Foreign currency transactions gains (losses) increased favorably by $1.26 million; a loss of $0.85 million in the quarter ended June 30, 2022 to a gain of $0.41 million during the quarter ended June 30, 2023, mainly driven by fluctuations in the US dollar to the UK pound sterling exchange rate.

Foreign currency transactions gains (losses) increased favorably by $0.64 million; a loss of $0.60 million in the year ended March 31, 2022 to a gain of $0.04 million during the year ended March 31, 2023, mainly driven by fluctuations in the US dollar to the UK pound sterling exchange rate.

Seasonality and Quarterly Trends

Our business is seasonal with revenue concentrated in northern hemisphere countries. Revenue is elevated in the quarters ending December 31 and March 31 owing to sales of ski and outerwear through the fall and winter months. In the quarters ending June 30 and September 30 sales are driven by swimwear and activewear. Our growth rate fluctuates quarter-on-quarter as a result of the seasonality of our business. We expect this fluctuation to continue. In addition to seasonality, quarter-on-quarter results are expected to be impacted owing to the timing of goods production and delivery, promotional activities and the addition of new products and geographies as the business grows. The business is also subject to the impact of economic cycles that influence retail apparel trends.

Liquidity and Capital Resources

As of June 30, 2023, we had cash and cash equivalents of $1.15 million, restricted cash of $4.06 million and an accumulated deficit of $42.93 million. Historically, Perfect Moment has generated negative cash flows from operations and has primarily financed its operations through private sales of equity securities, debt and working capital finance.

Overall, cash and cash equivalents and restricted cash, in aggregate, increased by $0.50 million, from $4.71 million as of March 31, 2023 to $5.21 million as of June 30, 2023. The increase includes net proceeds of $1.27 million for shares of common stock.

The Company has a trade finance facility extended on goods for which letters of credit are issued to the Company’s suppliers by HSBC. As of June 30, 2023 and March 31, 2023, the outstanding balance under the trade finance facility was zero and $0.03 million, respectively, and the Company had an available trade finance facility of $5.00 million. As of June 30, 2023, there were five pledged letters of credit by HSBC amounting to $4.87 million, however, the trade finance facility does not become the Company’s responsibility until the Company receives the manufactured clothing goods from suppliers. Once drawn, the company has 120 days credit on the loan before repayment is due. For drawings in Hong Kong dollars, the interest rate equals HIBOR plus 3%, and for drawings in U.S. dollars, the interest rate equals SOFR plus 3.3%. The trade finance facility was secured by a standby documentary credit for $1.00 million from UBS Switzerland AG and a personal guarantee to the value of $4.00 million from the Chairman of our board of directors, Max Gottschalk. The UBS documentary credit expired on April 30, 2023 and the facility from that date, was subsequently secured by a charge over cash deposits equal to the amount of the facility used at any given moment in time in addition to the aforementioned personal guarantee. On June 26, 2023, the UBS standby documentary credit was reinstated for $1.00 million, secured by a personal guarantee from J. Gottschalk & Associates (“JGA”). The JGA personal guarantee attracts interest of 8% per annum, payable by the Company. The interest charged for the three months ended June 30, 2023 was negligible.

During May 2023 to June 2023, the Company issued and sold 154,186 shares of common stock to accredited investors in an equity financing at a purchase price of $6.00 per share for an aggregate consideration of $0.82 million, net of broker fees and expenses of approximately $0.11 million. In addition, during June 2023, the Company received advance funds of $0.45 million for subscriptions of 75,333 shares of common stock issued in July 2023. During July 2023 to August 2023, the Company issued and sold 179,531 shares of common stock to accredited investors as part of the same equity financing at a purchase price of $6.00 per share for an aggregate consideration of $0.91 million, net of broker fees and expenses of approximately $0.17 million.

The Company has issued an aggregate of 1,189,998 shares of its Series B convertible preferred stock, par value $0.0001 per share (the “Series B preferred stock”), between September 2022 and November 2022, at a purchase price of $5.00 per share, for net proceeds of $5.20 million, net of broker fees of $0.75 million. The Series B preferred stock is subject to mandatory conversion into common stock upon either an initial public offering or by vote or written consent of at least 66 2/3% holders of the outstanding shares of the Series B preferred stock without payment of additional consideration. The conversion rate will be determined by dividing the original issue price by the conversion price in effect at the time of conversion. The initial conversion price is set at $5.00 per share.

On March 15, 2021, the Company entered into a securities purchase agreement with accredited investors pursuant to which it issued 8% Secured Convertible Promissory Notes (also referred to herein as the “2021 Notes”) with an aggregate principal amount of $6.0 million (such financing, the “2021 Debt Financing”). During April to July 2022, further 8% Secured Convertible Promissory Notes (also referred to herein as the “2022 Notes” and, together with the 2021 Notes, the “Notes”), that rank pari passu to the original convertible debt financing, were issued to accredited investors with an aggregate principal amount of $4.00 million (such financing, the “2022 Debt Financing”). The maturity date for the Notes issued in the 2021 Debt Financing and the 2022 Debt Financing is December 15, 2023. The outstanding balance of the Notes will convert automatically upon the closing of a firm commitment underwritten public offering of our common stock with aggregate gross proceeds of at least $8.0 million and simultaneous listing on a national stock exchange (such transaction, a “Qualified IPO”), at a conversion price equal to 80% of the offering price to the public in such Qualified IPO.

We expect operating losses and negative cash flows from operations to continue into the foreseeable future as we continue to invest in growing our business and expanding our infrastructure. Our primary uses of cash include personnel and marketing expenditures, inventory, capital investment and expenditures in technology and incremental expenses arising from distribution center operating costs to support our operations and our growth.

As of June 30, 2023, our cash and cash equivalents and restricted cash are mainly held in US dollar, UK pound sterling, Hong Kong dollar, and euro cash accounts with high credit quality financial institutions. As a result of the seasonality of our business, we typically draw down on our trade finance facilities during summer, fall and early winter to meet a large proportion of the cost of goods associated with the manufacture of our fall/winter collection. Trade finance and debt factoring facilities support our working capital cycle through to the late fall/winter season when wholesale receivables are paid and ecommerce revenues increase.

In connection with our 2021 Debt Financing and 2022 Debt Financing, we have covenants that limit the amount of indebtedness we may incur and the assets we may pledge. As of June 30, 2023, we were in compliance with such covenants.

Our ability to make principal and interest payments on our outstanding debt obligations and fund inventory and capital expenditures will depend on our ability to generate cash in the future. Our future ability to generate cash from operations is, to a certain extent, subject to general economic, financial, competitive, regulatory and other conditions. Based on our current level of operations, we believe our existing cash balances and expected cash flows from operations, alongside the continuance of our existing financing arrangements, the automatic conversion of the outstanding balance of the Notes and the anticipated net proceeds of our initial public offering will be sufficient to meet our operating requirements for at least the next 18 months. We may seek additional or alternative debt and equity financing to that set out above. If we raise equity financing, our shareholders may experience significant dilution of their ownership interests. If we conduct additional debt financing, the terms of such debt financing may be similar or more restrictive that the terms of our current financing arrangements and we would have additional debt service obligations. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations could be harmed. See the sections titled “Risk Factors – Risks Related to Ownership of Our Common Stock and This Offering – Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our 2021 Equity Incentive Plan, could result in additional dilution of the percentage ownership of our stockholders” and “Risk Factors - Risks Related to Our Business, Our Brand, Our Products and Our Industry – We have a history of losses, expect to continue to incur losses in the near term and may not achieve or sustain profitability in the future, and as a result, our management has identified and our auditors reported that there is a substantial doubt about our ability to continue as a going concern.”

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements contains for the fiscal years ended March 31, 2023 and March 31, 2022 a going concern explanatory paragraph in which such firm expressed that there is substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contained in this prospectus do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment. As discussed above, although we plan to attempt to raise additional capital through one or more private placements or public offerings, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital and may cause us to be unable to continue to operate our business.

The following table shows summary consolidated cash flow information for the periods presented:

	Quarters ended June 30,		Years ended March 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
(Amounts in thousands)
Consolidated statement of cash flow data:
Net cash used in operating activities	$(803)	$(2,349)	$(3,510)	$(3,564)
Net cash used in investing activities	(29)	(113)	(249)	(920)
Net cash provided by financing activities	$1,242	$2,169	$6,930	$226

During the quarter ended June 30, 2023, operating activities used $0.80 million in cash and cash equivalents, primarily resulting from a net loss of $2.67 million, an adjustment to add back non-cash charges of $0.41 million and a net cash inflow from changes in operating assets and liabilities of $1.47 million. Net cash used by changes in operating assets and liabilities during the quarter ended June 30, 2023 consisted primarily of an inflow of cash from a $2.26 million increase in unearned revenue, a $0.53 million increase in prepaid and other current assets and a decrease in accounts receivable of $0.35 million, offset by a cash outflow as a result of a $0.30 million decrease in trade payables and a $0.22 million decrease in accrued expenses. The increase in unearned revenue is primarily due to an advance payment of $1.91 million from a wholesale customer and the remaining movements are due to general timing of working capital receipts and payments.

During the quarter ended June 30, 2022, operating activities used $2.35 million in cash and cash equivalents, primarily resulting from a net loss of $7.38 million, an adjustment to add back non-cash charges of $5.48 million and a net cash outflow from changes in operating assets and liabilities of $0.45 million. Net cash used by changes in operating assets and liabilities during the quarter ended June 30, 2022 consisted primarily of an inflow of cash as a result of a $0.54 million decrease in accounts receivables and a decrease of $0.21 million in prepaid and other current assets, offset by an outflow of cash as a result of a $0.67 million decrease in accrued expenses and a $0.25 million decrease in trade payables. The movements being general timing of working capital receipts and payments.

During the year ended March 31, 2023, operating activities used $3.51 million in cash and cash equivalents, primarily resulting from a net loss of $10.31 million, an adjustment to add back non-cash charges of $8.74 million and a net cash outflow from changes in operating assets and liabilities of $1.94 million. Net cash used by changes in operating assets and liabilities during the year ended March 31, 2023 consisted primarily of a $0.81 million increase in inventories, a $0.17 million increase in operating leases, a $0.52 million increase in trade receivables, a $0.52 million decrease in unearned revenue and a $0.76 million decrease in accounts payables, offset by a $0.32 million decrease in prepaid and other current assets, and $0.52 million increase in accrued expenses. The increase in inventories resulted from a larger holding of inventory at year end. The increase in operating leases resulted from new leases during the year. The increase in trade receivables is due to the higher revenues in the year and an increase in aged receivables. The decrease in unearned revenue is due to a significant advance customer receipt as of March 31, 2022 compared to March 31, 2023. The decrease in trade payables is mainly due to lower payables for the UK distribution center and lower IT spend close to the year end. The decrease in prepaid and other receivables and increase in accrued expenses are due to the general timing of payments and invoices.

During the year ended March 31, 2022, operating activities used $3.56 million in cash and cash equivalents, primarily resulting from a net loss of $12.17 million, an adjustment to add back non-cash charges of $6.80 million and a net cash inflow from changes in operating assets and liabilities of $1.81 million. Net cash used by changes in operating assets and liabilities during the year ended March 31, 2022 consisted primarily of a $0.53 million increase in prepaid and other current assets, a $0.50 million increase in accounts receivables, a $0.09 million increase in operating leases, offset by a $1.41 million increase in trade payables, a $0.50 million decrease in inventories, a $0.68 million increase in unearned revenue, and a $0.34 million increase in accrued expenses. The increase in prepaid and other receivables is largely due to an increase in trade deposits and a receivable from an insurance claim for stolen inventory. The increase in trade receivables is due to general timing of invoicing and receipts with one customer accounting for $0.34 million of the increase. The small increase in operating leases is due to lease renewals in the year. The increase in trade payables is mainly due to higher payables for the UK distribution center and IT close to year end. The decrease in inventories is due to lower levels of inventory held at year end. The increase in unearned revenue is due to greater trade deposits received close to year end. The increase in accrued expenses is largely due to the general timing of invoices.

Investing activities

Cash used in investing activities was $0.03 million in the quarter ended June 30, 2023 and $0.11 million in the quarter ended June 30, 2022, a decrease of $0.08 million, primarily due to a reduction is software and website development capital expenditure.

Cash used in investing activities was $0.25 million in the year ended March 31, 2023 and $0.92 million in the year ended March 31, 2022, an increase of $0.67 million, primarily due to the development of our ecommerce site, perfectmoment.com.

Financing Activities

Net cash obtained from financing activities during the quarter ended June 30, 2023 was $1.24 million mainly attributed to $0.82 million net proceeds from the issuance of common shares and $0.45 million funds received for subscriptions of shares of common stock issued in July 2023. Net cash obtained from financing activities during the quarter ended June 30, 2022 was $2.17 million primarily resulting from $2.24 million net proceeds from debt financing transactions and $0.21 million proceeds from other borrowings, both of which were used to fund inventory purchases, offset by $2.80 million repayment of trade finance facilities.

Net cash obtained from financing activities during the year ended March 31, 2023 was $6.93 million resulting from $2.56 million net proceeds from debt financing transactions and $5.20 million net proceeds from the issuance of Series B preferred stock, offset by $0.24 million from bank loans relating to the repayment of trade finance facilities, $0.02 million repayment of other borrowings and $0.57 million repayment of shareholder loans. Net cash obtained from financing activities during the year ended March 31, 2022 was $0.23 million resulting from $0.31 million net increase in bank loans related to trade finance facilities used to fund inventory purchases, offset by shareholder loan repayments of $0.08 million.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of those consolidated financial statements requires our management to make judgments and estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported revenue generated, and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of asset and liabilities that are not readily apparent from other sources. Significant estimates inherent in the preparation of the consolidated financial statements include reserves for uncollectible accounts receivables; realizability of inventory; customer returns; useful lives and impairments of long-lived tangible and intangible assets; accounting for income taxes and related uncertain tax positions; and the valuation of stock-based compensation awards. Actual results may differ from these judgements and estimates under different assumptions or conditions and any such differences may be material.

We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgements and estimates.

Revenue recognition

The majority of the Company’s revenue is recognized at a point in time based on the transfer of control. In addition, the majority of the Company’s contracts do not contain variable consideration and contract modifications are minimal. The majority of the Company’s revenue arrangements generally consists of a single performance obligation to transfer promised goods. Revenue is reported net of markdowns, discounts and sales taxes collected from customers on behalf of taxing authorities. Revenue is also presented net of an allowance for expected returns where contracts include the right of return.

We estimate returns on an ongoing basis to estimate the consideration from the customer that we expect to ultimately receive. Consideration in determining our estimates for returns may include agreements with customers, the Company’s return policy and historical and current trends. We record the returns as a reduction to net sales in our consolidated statements of operations and the recognition of a provision for returns within accrued expenses in our consolidated balance sheets and the estimated value of inventory expected to be returned as an adjustment to inventories, net.

Revenue is comprised of direct-to-consumer ecommerce revenue through the Company’s website and revenue related to wholesalers.

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to the Company's customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. For direct-to-consumer ecommerce revenue, the Company receives payment before the customer receives the promised goods. Revenue is only recognized once the goods have been delivered to the customer. Sales to wholesale customers are recognized when the customer has control which will depend on the agreed upon International Commercial Terms (“inco-terms”). For inventories sold on consignment to wholesalers, the Company records revenue when the inventory is sold to the third-party customer by the wholesaler. The Company may issue merchant credits, which are essentially refund credits. The merchant credits are initially deferred and subsequently recognized as revenue when tendered for payment.

The Company's business is significantly affected by the pattern of seasonality common to most retail apparel businesses. Historically, the Company has recognized a significant portion of its revenue in the fourth fiscal quarter of each year as a result of increased net revenue during the ski season.

Accounts receivable

Accounts receivable primarily arise out of sales to wholesale accounts and ecommerce partners. The allowance for doubtful accounts represents management's best estimate of probable credit losses in accounts receivable using the incurred loss methodology. Receivables are written off against the allowance when management believes that it is probable the amount receivable will not be recovered. Additionally, the Company records higher allowances in the first and third quarters following its peak sales seasons after the Company determines it to be probable that it will not collect the related receivables.

Inventories

Inventories, consisting of finished goods, inventories in transit, and raw materials, are initially recognized at cost and subsequently measured at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis and is comprised of all costs of purchases, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

The Company periodically reviews its inventories and makes a provision as necessary to appropriately value goods that are obsolete, have quality issues, or are damaged. The amount of the provision is equal to the difference between the cost of the inventory and its net realizable value based upon assumptions about product quality, damages, future demand, selling prices, and market conditions. If changes in market conditions result in reductions in the estimated net realizable value of its inventory below its previous estimate, the Company would increase its provision in the period in which it made such a determination.

In addition, the Company provides for inventory shrinkage based on historical trends from actual physical inventory counts. Inventory shrinkage estimates are made to reduce the inventory value for lost or stolen items. The Company performs a physical inventory at least count once a year and adjusts the shrinkage reserve accordingly.

Stock-based compensation

The Company is authorized to grant options, warrants, and share units to officers and key employees of the Company and its subsidiaries and to non-employees. The equity plans are intended to help the Company attract and retain directors, officers, other key executives and employees and is also intended to provide incentives and rewards relating to the Company’s business plans to encourage such persons to devote themselves to the business of the Company. The Company has historically granted share awards to non-employees in exchange for the provision of services.

The Company accounts for such awards based on ASC 505 and 718, whereby the value of the award is measured on the date of grant and recognized as compensation expense on a straight-line basis over the vesting period. The Company measures fair value as of the grant date for options and warrants using the Black Scholes option pricing model and for common share awards using a weighted average of the Black Scholes method and probability-weighted expected return method (PWERM).

The inputs into the Black Scholes option pricing model are subjective and generally require significant judgment. The fair value of the shares of common and preferred stock has historically been determined by the Company’s management with the assistance of third party specialists as there was no public market for the common stock. The fair value is obtained by considering a number of objective and subjective factors, including the valuation of comparable companies, sales of preferred stock to unrelated third parties, projected operating and financial performance, the lack of liquidity of common and preferred stock and general and industry specific economic outlook, amongst other factors. The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company’s stock option exercise history does not provide a reasonable basis upon which to estimate expected term. Because the Company is privately held and does not have an active trading market for its common and preferred stock for a sufficient period of time, the expected volatility was estimated based on the average volatility for comparable publicly traded companies, over a period equal to the expected term of the stock option grants. The risk-free rate assumption is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option. The Company has never paid dividends on its common stock and does not anticipate paying dividends on common stock in the foreseeable future. Therefore, the Company uses an expected dividend yield of zero.

Recent Accounting Pronouncements

For recent accounting pronouncements, see Note 2 of our unaudited condensed consolidated financial statements included in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These risk primarily include:

Interest rate risk

The fair value of our cash equivalents, held primarily in cash deposits, have not been significantly impacted by increases or decreases in interest rates to date, due to the short term nature of these instruments. The interest expense associated with our letter of credit trade finance facility and debt factoring facilities are composed of a fixed spread over HIBOR or SOFR. The fee associated with revenue financing is fixed and the interest rate on our convertible bridge loan is accrued at a fixed rate also. We are exposed to interest rate risk where the interest expense associated with our financing arrangements is depending upon HIBOR or SOFR, a floating reference rate, or in the event that the fixed interest rate associated with our financing arrangements is increased upon roll-over of the financing arrangement at its contractual maturity. Fluctuations in interest rates have not been significant to date. We do not expect that interest rates will have a material impact on our results of operations, owing to the size and short term nature of the floating rate financing arrangements and the fixed rate nature of the convertible bridge loan that is expect to convert to equity before its contractual maturity on December 15, 2023.

Inflation risk

We are beginning to observe increases in our costs of goods sold, in particular, transportation costs. If these cost increases are sustained and we become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability to do so could harm our business, results of operations or financial condition.

Foreign exchange risk

To date, revenue has primarily been generated in US dollar, UK pound sterling and euro. As a result, our revenue may be subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in UK pound sterling and euros relative to the US dollar. Our foreign exchange risk is less pronounced for our cost of sales as to our cost of goods sold being predominantly US dollar denominated. Our selling, general and administrative expenses are primarily made up of US dollar, Hong Kong dollar, UK pound sterling and euro amounts. Although a portion of our non-US dollar costs offset non-US dollar revenue, a currency mismatch arises as to the amount and timing of our different currency cash flows. To date, we have not hedged our foreign currency exposure. We will continue to monitor the impact of foreign exchange risk and review whether to implement a hedging strategy to minimize this risk in future accounting periods. Hedging strategies where implemented are unlikely to completely mitigate this risk. To the extent that foreign exchange risk is not hedged it may result in harm to our business, results of operations and financial condition.

OUR BUSINESS

Our Mission

Our mission is to become the number one luxury ski brand in the world. We exist to inspire shared perfect moments. We aim to deliver this by creating statement pieces to ski, surf, swim and move in for perfect moments and the people who make them.

Overview

Perfect Moment is a luxury lifestyle brand that combines fashion and technical performance for its ranges of skiwear, outerwear, swimwear and activewear. We create apparel and products that feature what we believe is an unmatched combination of fashion, form, function and fun for women, men and children.

The idea for the Perfect Moment brand was born in Chamonix, France in 1984, when the professional skier and extreme sports filmmaker, Thierry Donard, began making apparel for his team of free-ride skiers and surfers. Donard used his experience to create designs that were characterized by quality, style and performance to enable his athletes to achieve their perfect ski-run or perfect wave-ride: that “perfect moment.” His designs – combining high performance materials with daring prints and colors – were inspired by his team of free-ride skiers and surfers.

In May 2012, Mr. Donard assigned the Perfect Moment trademark to TMS, a then newly incorporated Swiss company, 50% of which was owned by Mr. Donard and 50% of which was owned by Fermain, an entity controlled by Max Gottschalk, who is the Chairman of our board of directors, and Jane Gottschalk, who is our Chief Creative Officer and a member of our board of directors. PMA was also incorporated in May 2012 and PMA entered into a licensing agreement with TMS for the Perfect Moment trademark. The Perfect Moment brand was then relaunched by Max and Jane Gottschalk. PMUK was later incorporated in July 2017 as a wholly owned subsidiary of PMA, for the primary purpose of online sales of finished goods. Between December 2017 and November 2018, PMA acquired 100% of the equity of TMS from Mr. Donard and Fermain. In March 2021, we effected a reorganization, in which all of the equity of PMA was exchanged for newly issued shares of Perfect Moment Ltd. common stock and Series A convertible preferred stock, which preferred stock will be converted to common stock in connection with the closing of this offering. The production team still sits in Hong Kong, while the management team and our board of directors and the sales, marketing, operations and finance teams are located in London. In July 2021, PMA assigned the Perfect Moment trademark to PMUK.

Today, the brand continues to draw on its rich heritage of performance garments and statement designs. Retro-inspired vivid and bold color palates complement technical fabrics to deliver fashion, form, function and fun for women, men and children. Initially known for its on-and-off the slopes skiwear, in 2016 PMA developed a summer range inspired by the island of Ibiza to bring its unique style to swimwear and activewear. We believe our bold fashion and technical proposition resonates with the modern fashion-conscious consumer that sees value in authentic European heritage and statement-design tailored for an active and healthy lifestyle at a compelling quality-to-value price point.

Perfect Moment’s growth plan is predicated on (i) continuing to develop its winter and summer product ranges at improved gross margins, including extensions into more all-year-round lifestyle ranges, (ii) drive more direct sales through its marketing strategies and (iii) test strategic pop-up and physical retail.

The Company has experienced significant growth over recent years with an increase in revenue from $9.74 million in the fiscal year ended March 31, 2021 to $16.45 million in the fiscal year ended March 31, 2022, representing an increase of 69%. For the fiscal year ended March 31, 2023, the Company had revenues of $23.44 million, representing a year-on-year increase of 43%. Gross margin increased year on year from 30% for the fiscal year ended March 31, 2022 to 34% for the fiscal year ended March 31, 2023. For the fiscal quarter ended June 30, 2023, the Company had revenues of $0.99 million compared to revenues of $0.77 million for the fiscal quarter ended June 30, 2022, representing an increase of 28%. Gross margin remained consistent at 11% for both the fiscal quarter ended June 30, 2023 and the fiscal quarter ended June 30, 2022.

However, the Company has incurred recurring losses, including a net loss of $2.67 million and $7.38 million for the fiscal quarters ended June 30, 2023 and June 30, 2022, respectively, and $10.31 million and $12.17 million for the fiscal years ended March 31, 2023 and March 31, 2022, respectively. The Company has incurred operating losses of $2.71 million and $6.14 million in the fiscal quarters ended June 30, 2023 and June 30, 2022, respectively, and $8.63 million and $10.18 million in the fiscal years ended March 31, 2023 and March 31, 2022, respectively. The decrease in operating losses of $3.43 million in the fiscal quarter ended June 30, 2023 is largely attributed to a decrease of stock-based compensation costs of $4.06 million. The decrease in operating losses of $1.55 million in the fiscal year ended March 31, 2023 compared to the fiscal year ended March 31, 2022, is largely attributed to an increase in gross margins. Operating losses includes stock-based compensation costs of $0.20 million and $4.26 million in the fiscal quarters ended June 30, 2023 and June 30, 2022, respectively, and $5.52 million and $4.48 million in the fiscal years ended March 31, 2023 and March 31, 2022, respectively. Operating cashflows saw a net outflow of $0.80 million and $2.35 million during the fiscal quarters ended June 30, 2023 and June 30, 2022, respectively, and $3.51 million and $3.56 million during the fiscal years ended March 31, 2023 and March 31, 2022 respectively. The Company had an accumulated deficit of $42.93 million as at June 30, 2023. These factors raise, and our auditor has expressed, substantial doubt about the Company’s ability to continue as a going concern.

Corporate and Other Information

Perfect Moment Ltd. was incorporated in the State of Delaware on January 11, 2021. The Company acquired PMA on March 15, 2021 through the 2021 share exchange. PMA was formed and commenced business operations on May 10, 2012. Perfect Moment Ltd. is a holding company and carries out all its operations through its subsidiaries. PMA is a wholly owned subsidiary of the Company, and PMUK and TMS are wholly owned subsidiaries of PMA. PMA is a wholesale business, while PMUK sells to both wholesale and e-commerce customers. Both PMA and PMUK are global businesses and collectively sell to customers across 60 countries. TMS, up until June 30, 2021, held the intellectual property rights, including the trademark, for the Perfect Moment brand, for which it received licensing fees from PMA. On July 1, 2021, TMS assigned such intellectual property rights to PMUK and from that date, TMS has had no operations or income, except for the payment of fees related to accounting and office management. The production team still sits in Hong Kong but the majority of the employees, including the marketing and finance teams, and all senior management and our board of directors are located in the United Kingdom.

In the fiscal quarter ended June 30, 2023, all of our revenue was generated by PMUK’s operations. In the fiscal quarter ended June 30, 2022, PMA’s operations generated 14% of our revenue while PMUK’s operations generated 86% of our revenue. In the fiscal year ended March 31, 2023, PMA’s operations generated 60% of our revenue while PMUK’s operations generated 40% of our revenue. In the fiscal year ended March 31, 2022, PMA’s operations generated 43% of our revenue while PMUK’s operations generated 57% of our revenue. We have direct ownership of our Hong Kong operating entity and currently do not have or intend to have any contractual arrangement to establish a variable interest entity (VIE) structure with any entity in mainland China. While the majority of our products are made in China, using raw materials sourced mainly from the Asia Pacific region, we purchase our finished product from our manufacturers on a purchase order basis and do not have any long-term agreements requiring us to use any supplier or manufacturer. The Company does not have any operations in mainland China. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, or the Basic Law, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. Accordingly, the PRC laws and regulations do not currently have any material impact on our business, financial condition and results of operations. However, in the event that we or our Hong Kong subsidiary were to become subject to PRC laws and regulations that would have a material impact on our business, financial condition or results of operations, we may incur material costs to ensure compliance, and our Hong Kong subsidiary may be subject to fines and/or no longer be permitted to continue business operations as presently conducted. In such event, we expect to be able to relocate the business currently conducted by PMA to a location outside of Hong Kong or China. See “Risk Factors — Risks Related to Our Corporate Structure — Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little or no advance notice. In the future, we may be subject to PRC laws and regulations related to the current business operations of our operating subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of the securities we are registering for sale.” on page 23.

The current organization structure of the Company is as follows:

Our principal executive office and mailing address is 307 Canalot Studios, 222 Kensal Rd, London W10 5BN, United Kingdom. Our main telephone number is +44 (0)204 558 8849. Our corporate website address is www.perfectmoment.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus and should not be relied upon with respect to this offering.

Our Industry

We operate at the intersection of luxury fashion and multi-channel commerce. The global luxury industry is large and characterized by specific market dynamics and consumer trends that are shaping the future of the industry, including the following:

Large, Stable and Resilient Addressable Markets

Perfect Moment has an attractive luxury ski apparel market in which it believes is well-positioned and has a large growth runway. According to MarketWatch, the global luxury ski apparel market was valued at $1.6 billion in 2022 and is expected to expand at a Compound Annual Growth Rate (“CAGR”) of 6.49% reaching $2.3 billion by 2028. The luxury ski apparel market has a relatively narrow target demographic and we believe that this demographic is characterized by relatively high affluence and either proximity to a ski area or a location with a traditional interest in skiing as a recreational activity. We believe that due to the relatively high affluence and international nature of the demographic, there has been, and continues to be, significant space for premium and luxury products that deliver both fashion and technical performance.

Perfect Moment has started to make inroads into the adjacent, significantly larger, luxury outerwear market, which we believe is set to continue growing, yet remains somewhat fragmented and localized. The luxury outerwear market, compared to the luxury ski apparel market, is a larger and faster growing market. According to MarketWatch, the luxury outerwear market was valued at $15.9 billion in 2022 and is expected to expand at a CAGR of 6.51% reaching $23.3 billion by 2028. Again, we believe the demographic for this market has relatively high affluence but has a broader geographical spread as it is not linked to the activity of skiing. In the luxury outerwear market, we believe an increasingly large number of consumers are turning to heritage brands with technical credentials for luxury outerwear products that not only serve a technical function but also make a fashion statement.

In addition, Perfect Moment is also targeting the broader leisure markets for swimwear, activewear and lifestyle products. Both the luxury ski apparel market and luxury outerwear market share some key consumer demographics and purchasing behavior with the broader leisure markets.  We believe these markets stretch beyond skiing and winter sports to a range of healthy and athletic pursuits, with products increasingly being worn as part of a broader day-to-day lifestyle statement. We also believe the growth of this market goes hand-in-hand with broader cultural shifts, such as a greater emphasis on health, exercise and well-being, as well as a relaxation in dress codes at work and social occasions. Based on the characteristics of these respective markets, we believe Perfect Moment has the right brand profile, geographic footprint, target demographic, marketing tools and operational expansion plan to gain significant share.

Luxury Channel Shift to Online

According to Bain & Company (“Bain”), online is set to become the leading channel for luxury purchases by 2030. The online share of the global personal luxury goods market in 2017 was 9%, significantly lower than other retail markets, according to Bain, which has been driven by luxury brands’ cautious approach to adopting technology and social platforms; however, online sales accounted for 22% of the luxury goods market in 2021 and online sales are expected to become a larger percentage of the total luxury market, reaching 32% to 34% by 2030.

Transition to Digital

We believe the digital shopping behavior of consumers is evolving at a rapid pace and the shift to digital is affecting how the luxury industry and consumers interact. E-commerce sales have climbed steadily for years, according to Statista, with continuous further growth expected. Statista estimates a growth in global e-commerce market revenue from approximately $2.4 billion in 2017 to approximately $8.1 billion in 2026, and with the COVID-19 pandemic, e-commerce use among consumers has advanced even faster than expected. Since the start of the COVID-19 pandemic in March 2020, according to Statista, there have been a significant number of first-time online shoppers around the world.

On the marketing side, we believe that inspiration and trends have shifted from editorial content on the printed pages of monthly fashion magazines to the real-time social media channels of the world’s leading fashion bloggers, influencers and celebrities.

Generational Demographic Shift

As new generations of global luxury consumers account for a larger share of spending, we believe they are fundamentally changing the way luxury products are purchased. According to Bain, Generation Y and Generation Z accounted for all of the market’s growth in 2022. The spending of Generation Z and the younger Generation Alpha is set to grow three times faster than that of other generations though 2030, making up a third of the market. Generation Y, Generation Z and Generation Alpha are forecast by Bain to become the biggest buyers of luxury by 2030, representing 80% of global purchases.

Emerging Markets and Future Growth

We believe the demand for luxury fashion is truly global. According to Bain, consumers of luxury fashion have traditionally been from Europe and the Americas, but, by 2030, mainland China is forecast to overcome the Americas and Europe to become the biggest global luxury market. Growth of the global luxury goods market is expected to be significantly driven by demand from China and from emerging markets, including India and emerging Southeast Asian and African countries, based on forecasts between 2022 and 2030. Chinese consumers are forecast by Bain to regain their pre-COVID-19 status as the dominant nationality for luxury, growing to represent circa 40% of global purchases by 2030.

Our Strengths

●	Strong Brand Positioning. Perfect Moment’s affordable luxury offering sits below the ultra-luxury positioning and luxury performance positioning by our direct luxury competitors. Most of our competitors skew to either fashion or pure performance, while Perfect Moment focuses on both.

●	Authentic Brand That Resonates with Highly Valuable Customer Segments. With the Perfect Moment brand having approximately 40 years of European ski and worldwide surf heritage, bold fashion, distinct design aesthetic and technical performance, we believe our products and our mission resonate with the modern fashion-conscious consumer who sees value in authentic European heritage and statement-design tailored for an active and healthy lifestyle, which generates brand loyalty among our key customers, Generation Y and Generation Z consumers, and drives repeat purchases.

●	Proven and Unique Marketing Engine and Significant Growth Runway. We believe that e-commerce will continue to shape the consumer and retail industries by changing shopping behavior as well as contributing to the digital transformation of retail business models, which we believe has been accelerated as a direct result of the COVID-19 pandemic. Our retail business commenced and continues to exist primarily online. We are a direct-to-consumer retailer that utilizes technology to deliver what we believe is a customer experience with a specific focus on engaging and interacting with the Generation Y and Generation Z tech-savvy consumer segment by offering speed, convenience and a seamless customer experience. By selling directly through our digital platform, we control all aspects of the customer experience and are able to engage with our community before, during and after purchase, through our digital platform and social channels. We believe this direct engagement enables us to establish personal relationships at scale and provides us with valuable customer data and feedback that we leverage across our organization to better serve our customers. We also have collaborations with a growing group of A-list celebrities and influencers whom we consider to have an authentic feel and on-brand partner collaborations with luxury brands that we believe speak to the same audience. We also focus on top-tier editorial coverage in fashion magazines and arrangements with luxury wholesale partners, which include The Wall Street Journal, Forbes, Vogue, Conde Nast Traveler and Harper’s Bazaar to name a few. We believe these marketing efforts will be translated into an engaged lifestyle-driven Instagram community.

●	Visionary, Passionate and Committed Management Team. Through steady brand discipline and a focus on sustainable growth, our management team has transformed a small family business into a global brand. We have assembled a team of seasoned executives from diverse and relevant backgrounds who draw on experience working with a wide range of leading global companies including Burberry, Jimmy Choo, Michael Kors, Nike, North Face, Rapha and Elemis. Members of our team have created and grown leading luxury, fashion and digital businesses globally, and they retain a strong entrepreneurial spirit. Their leadership and passion have accelerated our evolution into a lifestyle brand and the growth of our direct-to-consumer channel alongside strengthening our wholesale business.

●	Multi-Channel Distribution. Our global distribution strategy allows us to reach customers through two distinct, brand-enhancing channels. In our wholesale channel, which as of March 31, 2023 extended into 25 countries, we carefully select the best retail partners and distributors to represent our brand in a manner consistent with our heritage and growth strategy. As a result, we believe our wholesale partnerships include best-in-class luxury and online retailers. Through our fast growing direct-to-consumer channel, which includes our global e-commerce site, we are able to more directly control the customer experience, driving deeper brand engagement and loyalty, while also driving towards more favorable margins. Our direct-to-consumer (“DTC”) e-commerce channel, www.perfectmoment.com, is complemented by our luxury marketplace partnerships globally and in emerging markets. We employ product supply discipline across both of our channels to manage scarcity, preserve brand strength and optimize profitable growth for us and our retail partners. Going forward, we plan to open a limited number of pop-up and retail stores in major metropolitan centers as well as premium outdoor destinations where we believe they can operate profitably.

●	Established Partner Relationships. As of June 30, 2023, we have two luxury marketplace partners, Farfetch and Amazon Luxury, and 167 wholesale partners, of which 16 are luxury department stores (including those we believe are the most sought-after and prestigious names in the fashion industry), 19 operate as exclusively online multi brand retailers and 94 are respected specialty stores with a focus on either sports or winter goods, which is key to our branding strategy.

●	Flexible Supply Chain. We directly control the design, innovation and testing of our products, which we believe allows us to achieve greater operating efficiencies and deliver quality products. We manage our production through long-standing relationships with our third-party suppliers and vendors. We believe our flexible supply chain gives us distinct advantages including the ability to broaden and scale our operations, adapt to customer demand, shorten product development cycles and achieve higher margins.

●	Culture of Innovation and Uncompromised Craftsmanship. We strive to create the most innovative, functional, comfortable and stylish apparel in the industry. We develop cross-functional products that we believe are characterized by quality, style and performance. We continue to use best-in-class materials in every product, and we will continue to innovate.

Our Business Strategy

Perfect Moment sits at the intersection of three large and growing markets (luxury ski apparel, premium outerwear and athleisure and lifestyle). Based on the characteristics of these respective markets, we believe we have the right brand profile, geographic footprint, target demographic, marketing tools and operational expansion plan to gain significant market share. We believe we are also well-positioned to drive sustainable growth and profitability by executing on the following strategies:

Grow Brand Awareness and Attract New Customers

Building brand awareness among potential new customers and strengthening our connections with those who already know us will be a key driver of our growth. While we believe our brand has achieved substantial traction globally and those who have experienced our products demonstrate strong loyalty, our presence is relatively nascent in many of our markets. We believe we have a significant opportunity to grow brand awareness and attract new customers to Perfect Moment through word of mouth, brand marketing and performance marketing.

In the past, Perfect Moment’s strong skiing heritage has been used to engage with a core ski audience for whom we believe the combination of technical performance and retro inspired designs resonate strongly. We believe the nature of skiing as a largely affluent, international pursuit means there is a large opportunity in aspirational, lifestyle-led social media engagement. We believe Perfect Moment has captured this social media opportunity to great effect, combining the style and form of the brand with celebrities, influencers, top-tier editorial, collaborations and luxury locations to create a distinct, fun and engaging aspirational lifestyle narrative. Beyond social media, we believe Perfect Moment has been able to deploy this same core brand proposition and narrative to direct digital marketing and traditional media, elevating brand profile and driving high levels of engagement simultaneously. Perfect Moment has also been able to build an effective online marketing engine driving large volumes of direct, organic search and paid search traffic to our e-commerce website, www.perfectmoment.com.

Perfect Moment expects to continue its approach to social media, building its follower base through a similar and evolving mix of celebrities, influencers, editorials and locations. It also expects to continue to pursue and scale the effective search engine optimization and paid search strategies which have contributed to online sales growth, as well as direct marketing and customer engagement via their successful newsletter. Perfect Moment is developing plans to leverage a new Perfect Moment owned physical store network to deepen its brand identity and profile, as well as drive higher levels of loyalty and engagement at the local level.

Brand marketing and performance marketing also work together to drive millions of visits to our digital platforms. Brand marketing includes differentiated content, our network of ambassadors, and social media, all of which result in what we believe is outsized engagement with our community. Our performance marketing efforts are designed to drive customers from awareness to consideration to conversion. These efforts include retargeting, paid search and product listing advertisements, paid social media advertisements, search engine optimization and personalized email. We believe our highly productive, diversified strategy generates a significant return on brand equity, driving sales and building a growing customer database.

We approach this strategy as a funnel, with brand awareness at the top and customer conversion at the bottom, allocating resources across the top, middle and bottom, and measuring returns on these respective investments.

Accelerate Digital Growth

Having used the wholesale channel to establish our brand globally, we believe we will become less reliant on wholesale partners during the next 5 years by committing more resources to our direct-to-consumer strategy and accelerating our digital growth. We believe technology and partnerships are the key underpinning factors in any e-commerce business and as such we will continue to enhance customer experience, focusing on mobile as the dominant growth channel and leveraging the emerging benefits of social and conversational commerce.

Pursue International Expansion and Enter New Markets

We believe there is an opportunity to increase penetration across our existing markets and selectively enter new regions. Although the Perfect Moment brand is recognized globally, our past investments have been focused on North America, the United Kingdom and the EU and have driven revenue growth in the United States during the past fiscal year.

While we expect the majority of our near-term growth to continue to come from the United States, the United Kingdom and the EU, we believe there is a tremendous opportunity over the long term throughout the rest of the world. In the fiscal year ended March 31, 2023, we increased our outreach in what we believe are the most promising countries in continental Europe. As part of the plan to enter new markets, we will start with China, as we seek to enhance our ability to serve our international customers and further establish Perfect Moment as a global brand.

We believe there is a significant opportunity beyond our existing markets, with China representing the next market opening for Perfect Moment. China is projected to become the largest winter sports market, with people participating expected to reach 50 million by 2025 with 1,000 ski resorts to be open by 2030, according to reports by Daxue Consulting and Capital Mind. We plan to enter the Chinese market directly in 2024 on Tmall, using local partners to operate, with a digital approach to selling. We are forecasting running losses with respect to such activities for two years, then become profitable from the third year of such activities, with China representing less than 10% of our revenue by 2027. We believe the most significant hurdle to overcome with respect to our plan to enter the Chinese market is liquidity to fund the initial operating losses.

In order to offer a more localized experience to customers internationally, we intend to offer market-specific languages, currency and content, as well as strategic international shipping and distribution hubs. We plan to leverage our social media strategy and expand our network of social media ambassadors to grow our brand awareness globally. We expect to appoint a new third party to implement this strategy in the second half of 2023.

Enhance Our Wholesale Network

Although in the next 5 years we will be mainly focused on accelerating digital growth and our direct-to-consumer channel, we still intend to continue broadening customer access and strengthening our global foothold in new and existing markets by strategically expanding our wholesale network and deepening current relationships. In all of our markets, we have an opportunity to increase sales by adding new wholesale partners and increasing volume in existing retailers. Additionally, we are focused on strengthening relationships with our retail partners through broader offerings, exclusive products and shop-in-shop formats, which are dedicated spaces within another company’s retail store on a short term rental basis. We believe our retail partners have a strong incentive to showcase our brand as our products drive customer traffic and consistent full-price sell-through in their stores.

Broaden Our Product Offering

Continuing to enhance and expand our product offering represents a meaningful growth driver for Perfect Moment. We expect that broadening our product line will allow us to strengthen brand loyalty with the existing Perfect Moment customer base, drive higher penetration in our existing markets and expand our appeal across new geographies. We intend to continue developing our offering through the following strategies.

Elevate Fall and Winter. Perfect Moment will continue to focus on quality materials and distinctive designs in order to create luxury products which aim to deliver technical performance and style impact. However, believing that people want to bring the functionality of our ski apparel into their everyday lives, Perfect Moment is broadening the product range beyond the core “on-slope” skiwear to encompass less technical lifestyle products and a wide range of exceptional products for any occasion, including all year round accessories.

Expand Spring and Summer. We intend to continue building our successful Spring and Summer collections in categories such as surfwear, activewear, loungewear and swimwear. We believe offering inspiring new and complementary product categories that are consistent with our values of heritage, functionality and quality and can become part of our core business represents an opportunity to develop a closer relationship with our customers and expand our addressable market.

We believe this strategy will deliver a number of benefits:

●	Increased Revenues. We expect that cross-over into adjacent product markets will increase sales by allowing us to sell outerwear, lifestyle products, activewear and swimwear to non-skiers and cross-sell lifestyle and “off-slope” products to existing skiwear customers in a winter setting.

●	Reduced Seasonality. We expect that sales of new lifestyle products as well as activewear and swimwear products will be less concentrated in the winter months and increase revenue from new and existing customers as we grow brand awareness.

●	Improved Margins. We believe that our margins will be improved by this strategy because modest price increases across the existing range will allow Perfect Moment to strengthen its gross margins, greater use of high-margin luxury materials such as cashmere will support price and margin increases and a move towards more less technically-complex lifestyle pieces will also drive margin improvement. Full price sales with limited promotional activity will further improve margins.

During the fiscal year ended March 31, 2023 and the fiscal quarter ended June 30, 2023, we have restructured and invested in our design, product development, merchandizing and production teams to create a pathway to execute on this underpinning strategy. We expect the first products resulting from this investment to launch in the spring of 2024. We plan to then gradually increase our product offering as we evaluate demand, supply and profitability.

Establish Perfect Moment Owned Physical Retail

Perfect Moment has grown to date without a Perfect Moment owned physical stand-alone store presence. Sales growth has been driven by our online offering and wholesale network. As part of our growth strategy, we believe opening directly operated stores in strategically selected major cities and pop-up stores in strategic ski resorts would provide an excellent opportunity to generate sales in key locations, providing a luxury in-store experience, reflecting the character of the brand and providing an experiential contact point for customers.

As our product range expands, we see the potential to further grow our community with a physical presence by opening directly operated stores. We already have physical presence in department stores, operated under wholesale arrangements. Operating Perfect Moment owned stores would provide our community a home for the brand and act as a beacon for new or potential customers, but they also add extra complexity and risk. In order to test our retail model we plan to first establish pop-up locations. We are exploring options in London for an initial pop-up location. We are also in the process of testing a shop-in-shop location in Los Angeles, with an expected opening in the fall/winter of 2023. Shop-in-shop locations are dedicated spaces within another company’s retail store on a short term rental basis. We expect that our experience with such temporary spaces would help us develop our strategy for all-year-round stores, including location, size, capital expenditure need, as well as the financial and operating impact. Operating temporary spaces would also provide our management team experience with opening and operating retail stores. We evaluate each potential store location based on lease availability and projected viability, and plan to open popups in the fiscal year ending March 31, 2025 and year-round stores beginning the fiscal year ending March 31, 2026.

Other Strategies to Improve Margin

We intend to focus on the following other strategies to improve our margin:

●	Shift towards direct-to-consumer revenue (such as ecommerce and physical retail). We expect that reducing our focus on wholesale from a two-thirds share of sales to 40% over time would result in a double-digit percentage point improvement in our gross margin.

●	Reducing product range within skiwear. We believe the current range offers too much choice, and yields poorer margins, resulting from a lack of economies of scale and higher levels of markdown and discounts.

●	Review and modify supplier base. We are expecting our supplier base to evolve as we source fabrics and trims more efficiently and introduce new finished good suppliers with better commercial terms (such as lower labor costs or better duty rates due to factories being based in the EU, UK or Vietnam).

●	Review and revise price positioning. We will continue reviewing our selling prices. We are expecting to introduce better discipline and processes to assess price positioning with a focus on margin by each product, country of manufacture and country of selling. We expect to raise selling prices to improve the gross margin over time as part of the range development process and will monitor price elasticity. We believe prices are relatively in-elastic for our industry and our customer segment, and that pricing increases are generally expected by customers annually for luxury goods.

●	Focusing on reducing costs relating to crossing borders. Operating a global business requires crossing borders with products resulting in high costs for freight, duty, couriers and other handling costs. Perfect Moment has grown very quickly and as a result has not been able to focus on crossing borders in a cost-effective way. We are focused on reducing these costs and expect to see savings over time in freight (for example by using less air freight and more sea freight), lowering duty costs (for example moving production to countries with lower tariffs) and reducing broker fees through better processes.

Our Brand

Over the last 39 years, the Perfect Moment brand has grown from our predecessor, a small business founded by Thierry Donard, making apparel for his team of free-ride skiers and surfers, into a global brand by building on our strength of creating luxurious, distinctively designed and functional ski outfits. We have leveraged this strength to expand our brand into multiple seasons and new categories beyond skiwear. With the same discipline, we have also expanded our revenue channels beyond distributors to include a select group of luxury multichannel retailers, as well as our own DTC channel.

1984

The brand is founded in Chamonix by Professional Skier and extreme sports filmmaker Theirry Donard.

2004

Mens and womens collection launches for freeriders to tackle the hardest outdoor condidtions with style.

2008

Perfect Moment launches its Direct-To-Consumer global ecommerce site, Perfectmoment.com

2012

Perfect Moment is acquired and relaunched by Jane and Max Gottschalk. Hong Kong Office Opens.

2014

Kids collection launches. Wholesale expands into Lane Crawford and Global Platform such as Net-A-Porter.

2015

New brand identity launches. Wholesale expands in Europe with Retailers such as Harrods and Selfridges.

2016

New swim and Activewear collection.

2017

Wholesale expands in the UK into Luxury retailers such as Gorsuch.

2018

London Office Opens.

2019

Outerwear collection launches. Perfect Moment and Goop collaboration on the collection for winter.

2020

Swimwear expands with the launch of the wetsuit collection. New bonded warehouse in the UK opens.

2021

SKI

MACH architecture and digital experience launches. Sustainable Swimwear and streetwear collection launched.

2022

BOSS x Perfect Moment Capsule launched.

2023

Launch of Chalet chic, a new cashmere range.

Our Products

We approach product design with our customer in mind by designing products that solve their unique needs. We are inspired by free spirits as well as free riders – trailblazers who might not come close to a ski run. We are for anyone who is unafraid to stand out – with the fashion they wear and the moments they make. We are still all about that perfect moment. But it could happen on and off the slopes. Our product truths are standout styles for moment makers, flattering silhouettes for living in the moment, comfortable cuts for moving in the moment and high-performing materials that make the moment last. We are constantly challenging ourselves to create the highest quality and most innovative fabrications, styles and product features for our customers. Our apparel is comfortable, durable, functional and stylish, all at an affordable luxury price point.

Our Heritage

The adventure started in the mountains of Chamonix in 1984, with the Perfect Moment brand a vision of famed extreme sports filmmaker and professional skier Thierry Donard, who designed apparel for his team of expert freeride skiers and surfers for his film production company La Nuite de la Glisse. Donard used his personal experience to create designs that were characterized by quality, style and performance, and focused on the ultimate goal of every athlete: to experience the “perfect moment”. Thierry Donard continues to be a stockholder in Perfect Moment and, in the past, we have provided product placement for his films.

Our Evolution

Our product offering has evolved significantly since the days of solely making specialty ski and surfwear for the extreme sports. Today, we continue to draw on our rich heritage of performance garments and statement designs. Retro-inspired vivid and bold color palates complement the industry’s leading technical fabrics to deliver fashion, form, function and fun for women, men and children. Primarily known for our on-and-off the slopes skiwear, in 2016 PMA developed a summer range inspired by the island of Ibiza to bring its unique style to swimwear and activewear.

Beyond Sport

Recognizing our customers want to bring the functionality of our clothing into their everyday lives, we expanded our offering to include products for outdoor enthusiasts, urban explorers and discerning consumers everywhere. The uncompromised craftsmanship and quality of the Perfect Moment brand is preserved in new products and high-performance materials to keep our customers warm and comfortable no matter how low the temperature drops. As we evolved and expanded our winter assortment to suit new uses, climates and geographies, we also refreshed our core offerings with the introduction of our sustainable swimwear collection and enhancing our classic products with a focus on elevated style, luxurious fabrics and refined fits.

Beyond Outerwear

Perfect Moment has launched a refined line of accessories in response to customer demand for products to complement their skiwear, outerwear or swimwear. Our accessories focus on handwear, headwear, neckwear and everything the customer needs for a day of fun and adventure on the mountain, near the sea or in the city; offering unparalleled fit, function and timeless style to our customers, consistent with the heritage of our core products. Beyond accessories, we continue to selectively respond to customer demand for new product categories. Our customers have shown meaningful interest in key new product categories including travel gear, which we may pursue in the future.

As we expand the Perfect Moment brand to serve new uses, wearing occasions, geographies and consumers, we will always stay true to who we are and what the Perfect Moment brand stands for: authentic heritage, uncompromised craftsmanship and quality, exceptional style and superior functionality.

Our Marketing Strategy

Brand Awareness and Engagement

We believe the nature of skiing as a largely affluent, international pursuit means there is a large opportunity in aspirational, lifestyle-led social media engagement. We have utilized social media to publicize our brand with celebrities, influencers, top-tier editorial, collaborations and luxury locations to create a distinct, fun and engaging aspirational lifestyle narrative. Perfect Moment expects to continue its approach to social media, building its follower base through a similar approach with an evolving mix of celebrities, influencers, editorials and locations. Beyond social media, we believe Perfect Moment has been able to deploy the same core brand proposition and narrative to direct digital marketing and traditional media, elevating brand profile and driving high levels of engagement simultaneously.

Consumer Acquisition

We principally acquire consumers through online channels, including paid and organic search, metasearch, affiliate partnerships, display advertising and social media channels. We have access to channel experts who work with dedicated analysts, data scientists and engineers and have invested resources to optimize paid search, developing programs and algorithms to maximize our return on paid search.

Retention and Loyalty

We focus on building continuous dialogue with our consumers given their levels of engagement with luxury shopping. We do this by creating content and developing tailored product recommendations, which we distribute via email, social media, display advertising and directly on our platform. We believe our strategy generates a significant return on new customer acquisition investments resulting from high average order value, strong product margins and attractive repeat purchase behavior.

Investing for the Future

Moving forward, our marketing focus is on continuing to tell our stories in unique, creative and authentic ways that engage customers. As our distribution model has shifted from pure wholesale to multi-channel, our business needs have evolved. We have supported this shift through a blend of brand and performance marketing that reaches a global audience while maintaining a consistent and authentic brand experience. We will continue to strategically invest in reaching new audiences across platforms in developing audiences, markets and boosting affinity around the world.

Product Development and Innovation

Uncompromised craftsmanship begins with sourcing the right raw materials. We use premium fabrics and finishings for performance, comfort and longevity. Our blends of down and fabrics enable us to create warmer, lighter and more durable products across seasons and applications.

Our insulated products are made with down because it is recognized as the world’s best natural insulator, providing approximately three times the warmth per ounce as synthetic alternatives. We are committed to the sustainable and ethical sourcing of our raw materials. We only use down that is a by-product of the poultry industry and we only purchase down and fur from suppliers who adhere to our stringent standards regarding fair practices and humane treatment of animals.

Our Global End-To-End Operations

Our core operations areas are supply chain management, fulfilment and premium customer service.

Supply Change Management

We have built a supply chain that is scalable for our business and through which we control the design and development of our products.

Design, Innovation and Manufacturing

We have a diversified and flexible supply chain that leverages third-party suppliers and manufacturers to produce our raw materials and finished products. We directly and actively manage every step of our product development and production process. The extent to which we manage production is differentiated from a model of primarily relying on third-party agents to manage production. We believe our approach has enabled us to produce luxury products through greater control of the end-to-end production process.

We purchase our finished product from our manufacturers on a purchase order basis and do not have any long-term agreements requiring us to use any supplier or manufacturer. We have long-standing relationships with our vendors, which are strengthened by the consistency and longevity of our core fabric and core style profile.

We regularly source new suppliers and manufacturers to support our ongoing innovation and growth, and we carefully evaluate all new suppliers and manufacturers to ensure they share our standards for quality of manufacturing, ethical working conditions and social and environmental sustainability practices.

Digital Production

Our content creation process includes styling, photographing, photo-editing and content management and allows us to achieve a luxury product presentation with a consistent look and feel. Our third-party studios are the heart of the process, where teams of professional stylists, models and photographers create product images under the leadership and control of our marketing and creative experts. We also develop original content, including tailored merchandise descriptions, convenient size and fit information and detailed measurements information to provide the best consumer experience, maximize revenue and minimize returns.

Warehouse and Fulfilment

We ship our finished products to our business-to-business (“B2B”) and business-to-consumer (“B2C”) customers globally. We distribute our B2C products from our fulfilment center located in the United Kingdom, where we have created a warehouse-within-a-warehouse model at our third-party logistics provider’s site. We regularly evaluate our distribution infrastructure and capacity to ensure that we are able to meet our anticipated needs and support our continued growth.

Premium Customer Service

We provide high-quality customer service throughout the consumer experience, from purchase to returns offering advice on size and fit, styling recommendations, responding to customer feedback and managing return and exchange requests. We localize aspects of the consumer journey for convenience, such as offering different languages and payment methods through customer care. Our customer service teams operate five days a week and interacting in 5 languages.

Figure 1. Perfect Moment Global End-to-End Operations as of March 31, 2023

Competition

We operate in a competitive industry, and consumers have the option to purchase both online and offline, through our partners. While we believe that we do not have any direct competition, we have indirect competitors in two primary categories:

Skiwear Brands – Perfect Moment’s affordable-luxury products are characterized by quality, style and performance where retro-inspired vivid and bold color palates complement the industry’s leading technical fabrics to deliver fashion, form, function and fun for women, men and children. Most other competitors in skiwear skew to either fashion or pure performance. Additionally, Perfect Moment’s Kids-wear range addresses an overlooked premium segment.

Outerwear Brands – The market for outerwear is highly fragmented. We principally operate in the market for premium outerwear, which is part of the broader apparel industry. We compete directly against other manufacturers, wholesalers and direct retailers of outerwear, premium functional outerwear and luxury outerwear. We compete both with global brands and with regional brands operating only in select markets. Because of the fragmented nature of our marketplace, we also compete with other apparel sellers, including those who do not specialize in outerwear. While we operate in a highly competitive market, we believe there are many factors that differentiate us from other manufacturers, wholesalers and retailers of outerwear, including our brand, our heritage and history, our focus on functionality and craftsmanship and the fact that our core products are cross functional and can be used for different purposes for example on the slope and in the city.

Activewear Brands – Competition in the athletic apparel industry is principally on the basis of brand image and recognition as well as product quality, innovation, style, distribution and price. We believe that we successfully compete on the basis of our luxury brand image, our focus on women and our technical product innovation. We are also differentiated by our range of surfwear which similar to our skiwear are characterized by quality, style and performance while most other competitors in surfwear are mainly focused on performance.

Technology

Technology is at the core of our strategy, powering our operational capabilities and the sustainable scalability of our platform. We believe that continuous investment in our technology has given us a competitive advantage and enabled fast innovation. Our technology platform with MACH architecture is designed to provide Perfect Moment with longer term ease of integration, stability, performance, and scalability based on three main components:

(1)	Service Oriented Architecture facilitates design and maintenance of partner integrations:

●	Key enabler of omni-channel

●	Able to cater to evolving business needs

●	Decreases Total Cost of Ownership and increases efficiency

(2)	Cloud-focused strategy designed to:

●	Improve scalability and cost efficiency

●	Allow for better accessibility and performance in markets around the worlds

(3)	Headless Architecture allows:

●	Rapid build of differentiating user experience without impact to the backend systems

●	Innovative new user experiences build on headless building blocks

●	Evolution of front-end over time to take advantage of new technologies and innovations

Trademarks and Other Intellectual Property

We protect our intellectual property through a combination of trademarks, domain names, copyrights, design rights / design patents and trade secrets, as well as contractual provisions and restrictions on access to our proprietary technology related to our e-commerce platform. Our principle trademark assets include the trademark “Perfect Moment,” which is registered in the United States and targeted foreign jurisdictions, as our logos and taglines. We have applied to register or registered many of our trademarks in the United States and other jurisdictions in all classes relevant to our business, and we will pursue additional trademark registrations to the extent we believe they would be beneficial and cost-effective. We actively oppose and defend our position on the trade mark registers and subscribe to a trade mark watching service for our key assets. Further we subscribe to an online monitoring system to search for infringements of our IP rights and, in addition, act on any reported to us by customers or employees.

We are the registered holder of multiple domestic and international domain names that include “perfect moment” and similar variations. We also hold domain registrations for many of our product names and other related trade names and slogans. We own or have control over relevant social media handles which contain our key assets. In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with our employees, consultants, contractors and business partners. Where appropriate we enter into relevant license agreements to allow others to use our Intellectual Property or where we need permission to use Intellectual Property of third parties. We further control the use of our proprietary technology and intellectual property through provisions in both our customer terms of use on our website and the terms and conditions governing our agreements with other third parties.

Government Regulation

In the United States and the United Kingdom and in the other jurisdictions in which we operate, we are subject to labor and employment laws, laws governing advertising, privacy and data security laws, safety regulations and other laws, including consumer protection regulations that apply to retailers and/or the promotion and sale of merchandise and the operation of stores and warehouse facilities. Our products sold outside of the United Kingdom are subject to tariffs, treaties and various trade agreements as well as laws affecting the importation of consumer goods. We monitor changes in these laws, regulations, treaties and agreements, and believe that we are in material compliance with applicable laws.

Licenses, Certificates and Approvals

PMA has obtained all licenses, certificates and approvals required for carrying on its business activities during the two fiscal years ended March 31, 2023 and March 31, 2022 and as of the date of this prospectus.

Employees and Human Capital Resources

As of June 30, 2023, we had a total of 31 full-time employees, as well as a limited number of temporary employees and consultants. None of our employees are unionized or covered by collective bargaining agreements, and we consider our current employee relations to be good.

Facilities

Our corporate headquarters is located in London, where we lease office space under a lease that expires in January 2024. In addition to our corporate headquarters, we have an office in Hong Kong, where we lease office space that expires in February 2024.

We believe our facilities are adequate and suitable for our current needs, and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of our business. Although the outcome of these and other claims cannot be predicted with certainty, we do not believe the ultimate resolution of the current matters will have a material adverse effect on our business, financial condition, results of operations or prospects.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our current executive officers and directors:

Name	Age	Position
Executive Officers
Mark Buckley	42	Chief Executive Officer and Director
		Chief Financial Officer
Jane Gottschalk	50	Chief Creative Officer and Director
Non-Executive Directors
Max Gottschalk	51	Chairman of the Board of Directors
Tracy Barwin	43	Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the board of directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the board of directors may be taken without a meeting if all members of the board of directors individually or collectively consent in writing to the action.

Executive officers are appointed by the board of directors and serve at its pleasure.

Executive Officers

Mark Buckley –Chief Executive Officer and Director

Mr. Buckley has served as our Chief Executive Officer and as a member of our board of directors since November 2022. Mr. Buckley has also been serving as our acting Chief Financial Officer since November 2022, and we expect him to continue to serve in that capacity until we identify a new Chief Financial Officer. Since November 2022, he has also served as the Chief Financial Officer or PMUK, and since January 2023, he has also served as the Chief Financial Officer of PMA. Since August 2022, he has also been serving as a director at 3rd Rock Private Limited, a rock climbing clothing company based in the United Kingdom. From February 2020 to October 2022, Mr. Buckley served as Chief Financial Officer of Rapha Racing Limited, a producer and retailer of cycling clothing, where he served as Finance Director from October 2016 to February 2020 prior to becoming the Chief Financial Officer. From October 2011 to October 2016, Mr. Buckley worked at Burberry Limited, the global luxury brand, where he held various roles before becoming the Director of Financial Planning Analysis in April 2015. Before that, from April 2000 to October 2011 Mr. Buckley worked at Marks and Spencer Group plc, a major British multinational retailer, including a 17-month secondment to Woolworths in South Africa. Mr. Buckley qualified as an accountant in 2004 from the Association of Chartered Certified Accountants. We believe that Mr. Buckley is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Executive Officer and acting Chief Financial Officer.

Name of Chief Financial Officer

To be provided.

Jane Gottschalk – Chief Creative Officer and Director

Ms. Gottschalk has served as our Chief Creative Officer since September 2022, as a member of our board of directors since March 2021 and as a member of PMA’s board of directors since May 2012. From July 2017 to September 2022, Ms. Gottschalk served as the Creative Director of PMUK, and since September 2022, Ms. Gottschalk has served, and is serving, as the Chief Creative Officer of PMUK. From May 2012 to September 2022, she served as Creative Director of PMA, and since September 2022, she has served, and is serving, as Chief Creative Officer of PMA. Since August 2011, Ms. Gottschalk is also serving as Director of Jing Holdings Limited, a holding company that operates Jax Coco, a leading coconut water brand, and from September 2012 to May 2023 served as Director of Jax Coco UK Limited. Ms. Gottschalk holds a B.A. from University of Kent. Ms. Gottschalk is the wife of Max Gottschalk, the Chairman of our board of directors. We believe that Ms. Gottschalk is qualified to serve as a member of our board of directors due to the perspective and experience she brings as our Chief Creative Officer and her creative, innovative and entrepreneurial attributes that provide valuable insight to our board and are aligned with our unique culture.

Non-Executive Directors

Max Gottschalk – Chairman of the Board of Directors

Mr. Gottschalk has served as the Chairman of our board of directors since March 2021 and as a member of PMA’s board of directors since May 2012 and a member of PMUK’s board of directors since July 2017. Since April 2022, Mr. Gottschalk has been serving as Director at Nurture Brands Limited, a plant based food and beverage business. Since November 2021, Mr. Gottschalk has been serving as Director at various holding entities for investments of the Hycap Fund, an energy transition private equity fund that invests in the hydrogen ecosystem. Since August 2011, Mr. Gottschalk has also been serving as Director of Jing Holdings Limited, a holding company that operated Jax Coco, a leading coconut water brand that was acquired by Nurture Brands Limited in 2022, and from August 2019 to May 2023 served as Director of Jax Coco UK Limited. Mr. Gottschalk is also the Co-Founder of and since December 2020 has been serving as a Partner and Director at Ocean 14 Capital Ltd., a private equity fund investing in emerging companies and technology to help protect and sustain our oceans. Since September 2019, Mr. Gottschalk has been serving as Director at Aeon Investment Limited, a credit-focused investment company, based in London. Mr. Gottschalk is also the Founder of and since December 2015 has been serving as the Chief Executive Officer and Director at Vedra Partners Ltd., a multi-family office with operations in London and Switzerland. In addition, Mr. Gottschalk is the Co-Founder of and from January 2021 to April 2023 served as a Partner and Director at Hydrogen Equity Partners Ltd., an investment management firm with a focus on new hydrogen energy sources. Mr. Gottschalk also co-founded Gottex Fund Management in 1998, a global asset management company that he built and brought to market in 2007 on the Swiss stock exchange. Prior to Gottex, he ran Bear Stearns’s fixed income derivatives hedge fund sales team in New York. Mr. Gottschalk holds a B.A. in Finance from the McIntire School of Commerce at the University of Virginia. We believe that Mr. Gottschalk is qualified to serve as a member of our board of directors due to his extensive leadership and business experience as an entrepreneur and investor, as well as his service on other boards of directors.

Tracy Barwin –Director

Ms. Barwin has served as a member of our board of directors since November 2022. Ms. Barwin has also provided consulting services to the Company as the acting Ecommerce Director, since November 2022. Since November 2022, Ms. Barwin also serves as Founder and Director of Tracy B Ltd., a professional services company. From May 2022 until November 2022, Ms. Barwin was not actively engaged in business activities. Ms. Barwin was Executive Vice President at Hunter Boot Limited from May 2017 until May 2022, overseeing their direct-to-consumer business which included retail, ecommerce, shop-in-shops and pop-up stores. Prior to becoming Executive Vice President at Hunter Boot Limited, Ms. Barwin worked at Uniqlo, a large global SPA clothing retailer, where she held the position of Director of Customer Experience, from September 2010 to April 2017. Ms. Barwin held various roles at Myla, a luxury lingerie company, and Nike, Speedo and Hilton hotels, from 2001 to 2010 across digital, ecommerce and customer experience functions. Ms. Barwin holds a B.A. Honors degree in Modern History and Politics from Manchester University and later enhanced this degree with a post graduate diploma from The Chartered Institute of Marketing. We believe that Ms. Barwin is qualified to serve as a member of our board of directors due to the perspective and experience she brings across the fashion and retail brands she has worked across, specifically her direct-to-consumer experience as well as her experience on other boards of directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors and Corporate Governance

When considering whether directors have the experience, qualifications, attributes and skills to enable the board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above.

The board of directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the Nasdaq Capital Market listing rules. In this latter regard, the board of directors uses the Nasdaq Listing Rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate pursuant to a charter to be adopted by our board of directors and will be effective upon the effectiveness of the registration statement of which this prospectus is a part. The composition of each committee and its respective charter will be effective upon the listing of our common stock on Nasdaq, and copies of each charter will be posted on the corporate governance section of our website at www.perfectmoment.com. Each committee has the composition and responsibilities described below. Our board of directors may establish other committees from time to time.

Nasdaq permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to meet the audit committee, compensation committee and nominating and corporate governance committee independence requirements. Under the initial public offering phase-in period, only one member of each committee is required to satisfy the heightened independence requirements at the time our registration statement becomes effective, a majority of the members of each committee must satisfy the heightened independence requirements within 90 days following the effectiveness of our registration statement, and all members of each committee must satisfy the heightened independence requirements within one year from the effectiveness of our registration statement.

Audit Committee

               , and                 will serve on the audit committee, which will be chaired by                . Our board of directors has determined that                 is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and each member has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated                 as an “audit committee financial expert,” as defined under the applicable rules of the SEC. We intend to comply with the applicable independent requirements for all members of the audit committee within the time periods specified under such rules.

The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

●	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing quarterly earnings releases.

Compensation Committee

                ,                 and                 will serve on the compensation committee, which will be chaired by                . Our board of directors has determined that                 is “independent” as defined in the applicable Nasdaq rules and each member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. We intend to comply with the applicable independent requirements for all members of the compensation committee within the time periods specified under such rules.

The compensation committee’s responsibilities include:

●	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

●	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

●	reviewing and approving the compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy and policy;

●	overseeing and administering our compensation and similar plans;

●	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and making recommendations to our board of directors about our policies and procedures for the grant of equity-based awards;

●	evaluating and making recommendations to the board of directors about director compensation;

●	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee

               ,                 and                 will serve on the nominating and corporate governance committee, which will be chaired by                . Our board of directors has determined that                 is “independent” as defined in the applicable Nasdaq rules. We intend to comply with the applicable independent requirements for all members of the nominating and corporate governance committee within the time periods specified under such rules.

The nominating and corporate governance committee’s responsibilities include:

●	developing and recommending to the board of directors criteria for board and committee membership;

●	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

●	reviewing the size and composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

●	identifying individuals qualified to become members of the board of directors;

●	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

●	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

●	overseeing the evaluation of our board of directors and management.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, effective upon the effectiveness of the registration statement of which this prospectus is a part, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following effectiveness, we will post a copy of our code of ethics, and intend to post amendments to this code, or any waivers of its requirements, on our company website.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently or has been within the past three years one of our officers or an employee. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Corporate Governance Guidelines

We have adopted corporate governance guidelines, effective upon the effectiveness of the registration statement of which this prospectus is a part, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, and management succession planning. A copy of our corporate governance guidelines will be available on our website at https://www.investors.perfectmoment.com upon completion of this offering.

Conflicts of Interest

We comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our board of directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the board of directors.

Family Relationships

Max Gottschalk, our Chairman of our board of directors, and Jane Gottschalk, and our Chief Creative Officer and a member of our board of directors, are husband and wife. There are no other family relationships among any of the directors or executive officers.

Director Compensation

During the fiscal year ended March 31, 2023, we did not pay cash or equity-based compensation to any of our non-employee directors for their service on our board of directors (not including any fees paid to such non-employee directors for other services). We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.

As of March 31, 2023, Jane Gottschalk holds options to purchase 68,172 shares of our common stock. As of March 31, 2023, none of our other non-employee directors held any outstanding option awards or other stock awards to purchase or to be issued our common stock. Pursuant to his Contract of Employment, Mark Buckley, our Chief Executive Officer and our acting Chief Financial Officer, is entitled to receive, but have not yet been granted, options to purchase 200,000 shares of our common stock (which number was subsequently increased by us to 300,000 shares), vesting over a period of 4 years from the grant date.

Upon completion of this offering, we plan to implement a compensation plan for our non-employee directors, such that non-employee directors will receive an annual cash retainer and/or an annual grant of stock options. Our committee chairpersons may receive certain additional retainer fees. Our directors who are also our employees or officers will not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred in connection with their attendance at meetings.

Board compensation will be reviewed annually, and changes will be recommended by the compensation committee and approved by our board of directors.

Director Compensation Table

The following table discloses the cash fees and stock awards and total compensation earned, paid or awarded to each of our non-employee directors during the fiscal year ended March 31, 2023. Columns disclosing compensation under the headings “Option Awards,” “Non-Equity Incentive Plan Compensation,” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are not included because no compensation in these categories was awarded to, earned by or paid to our non-employee directors in the fiscal year ended March 31, 2023. The dollar amounts shown are in U.S. dollars. The amounts originally in British pounds were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to the fiscal year ended March 31, 2023, £1.00 was equal to $1.2055.

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($)		Total ($)
Max Gottschalk	135,016	(1)	-		135,016
Jane Gottschalk	48,220	(2)	24,837	(3)	73,057
Tracy Barwin	88,604	(4)	-		88,604

(1)	The amount reported in this column for Mr. Gottschalk represents consulting fees paid to him pursuant to the terms of his consulting agreement.

(2)

The amount reported in this column for Ms. Gottschalk represents consulting fees paid to her pursuant to the terms of her consulting agreement for the five month period from April 2022 to August 2022. Effective September 1, 2022, Ms. Gottschalk became an employee of PMUK, and, since that date, is no longer a non-employee director.

(3)	The amount reported in this column for Ms. Gottschalk represents the grant date fair value of the vested stock awards pursuant to the terms of her 2021 Equity Incentive Plan agreement granted to her in consideration for her consulting services to the Company.

(4)	The amount reported in this column for Ms. Barwin represents advisory fees paid to her pursuant to the terms of her consulting agreement for providing advisory services. $21,699 of the amount reported in this column accrued from the fiscal year ended March 31, 2022 and paid on April 23, 2023.

Consulting Agreements

Max Gottschalk

We, through PMA, are party to a consulting agreement with Max Gottschalk, dated May 15, 2019, which continues until terminated in accordance with its terms, during which Mr. Gottschalk is entitled to receive fees for services rendered amounting to £8,000 per month from April 2021 to November 2022 and £12,000 per month since December 2022. These amounts are in lieu of any other cash payments or equity awards Mr. Gottschalk may otherwise have been entitled to receive as a member of our board of directors.

Jane Gottschalk

We, through PMA, were party to a consulting agreement with Jane Gottschalk, dated April 30, 2018, which continues until terminated in accordance with its terms, during which Ms. Gottschalk was entitled to receive £8,000 per month since April 1, 2019, for services rendered. These amounts are in lieu of any other cash payments or equity awards Ms. Gottschalk may otherwise have been entitled to receive as a member of our board of directors. The consulting agreement was terminated effective September 1, 2022, after which Ms. Gottschalk became an employee of PMUK.

Tracy Barwin

We are party to a consulting agreement with Tracy Barwin, dated November 18, 2022, which continues until terminated in accordance with its terms, during which Ms. Barwin is entitled to receive £1,500 per day for services rendered with a minimum commitment of two days per month. These amounts are in lieu of any other cash payments or equity awards Ms. Barwin may otherwise have been entitled to receive as a member of our board of directors.

Executive Compensation

Named Executive Officers

Our named executive officers for the 2023 fiscal year set forth in this prospectus (the “Named Executive Officers”) are Mark Buckley and Jane Gottschalk.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers during the fiscal years ended March 31, 2023 and March 31, 2022.

The dollar amounts shown are in U.S. dollars. The amounts originally in British pounds were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to the fiscal year ended March 31, 2023, £1.00 was equal to $1.2055.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)

Mark Buckley(1) Chief Executive Officer	2023	121,511	-	-	-	398	(2)	121,909

Jane Gottschalk(1)
Chief Creative Officer	2023	140,642	-	-	-	48,220	(3)	224,022

(1)	Reflects actual earnings for the fiscal year ended March 31, 2023, which may differ from approved 2023 base salary due to start date.
(2)	The amount reported in this column for Mr. Buckley represents PMUK contributions to the United Kingdom’s National Employment Savings Trust.
(3)	The amount reported in this column for Ms. Gottschalk represents consulting fees paid to her pursuant to the terms of her consulting agreement for the five month period from April 2022 to August 2022. Effective September 1, 2022, Ms. Gottschalk became an employee of PMUK.

Employment Agreements

Named Executive Officers

Mark Buckley

On October 21, 2022, we entered into a Contract of Employment, through PMUK, for Mr. Buckley to serve as our Chief Executive Officer and our acting Chief Financial Officer, commencing November 7, 2022. We expect Mr. Buckley to continue to serve as acting Chief Financial Officer until we identify a new Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Buckley is entitled to receive an annual base salary of £250,000 and is eligible to receive performance-based bonuses, and is entitled to receive, but have not yet been granted, options to purchase 200,000 shares of our common stock (which number was subsequently increased by us to 300,000 shares), vesting over a period of 4 years from the grant date.  In connection with and for the duration of his employment, Mr. Buckley will also serve as a member of our board of directors.

Either we or Mr. Buckley may terminate the agreement for any reason upon 3 months’ prior written notice.  We may also, at our sole discretion, terminate the agreement at any time and with immediate effect by paying Mr. Buckley an amount equal to the base salary he would have been entitled to receive during the notice period.  In addition, we may terminate the agreement without notice if there is (a) serious or persistent breach of any terms of his employment (b) gross misconduct or any conduct tending to bring himself or us into disrepute or (c) acts of dishonesty, whether relating to us, an employee, a customer or otherwise.

Mr. Buckley’s agreement provides that he will be subject to certain non-solicitation provisions relating to customers, suppliers and/or employees of the Company during his employment and for a 12-month period following the termination of his employment.

Jane Gottschalk

On September 7, 2022, we entered into a Contract of Employment, through PMUK, for Ms. Gottschalk to serve as our Chief Creative Officer commencing September 1, 2022.  Pursuant to the terms of the agreement, Ms. Gottschalk is entitled to receive an annual base salary of £200,000 and was eligible to receive a guaranteed bonus of £50,000 payable on the first anniversary of her employment. Ms. Gottschalk has waived her right to receive such bonus. Future bonuses are dependent upon individual and company performance.

Either we or Ms. Gottschalk may terminate the agreement for any reason upon 3 months’ prior written notice.  We may also, at our sole discretion, terminate the agreement at any time and with immediate effect by paying Ms. Gottschalk an amount equal to the base salary she would have been entitled to receive during the notice period.  In addition, we may terminate the agreement without notice if there is (a) serious or persistent breach of any terms of his employment (b) gross misconduct or any conduct tending to bring herself or us into disrepute or (c) acts of dishonesty, whether relating to us, an employee, a customer or otherwise.

Ms. Gottschalk’s agreement provides that she will be subject to certain non-solicitation provisions relating to customers, suppliers and/or employees of the Company during her employment and for a 12-month period following the termination of her employment.

Other Executive Officers

Name of Chief Financial Officer

To be provided.

UK National Employment Savings Trust

Our subsidiary in the United Kingdom, PMUK, is required by the applicable local laws and regulations to make contributions to the United Kingdom’s National Employment Savings Trust for all eligible personnel, including Mark Buckley, our Chief Executive Officer and acting Chief Financial Officer. During the fiscal year ended March 31, 2023, we had contributed £330 to the National Employment Savings Trust for Mr. Buckley.

2021 Equity Incentive Plan

The board of directors and stockholders adopted our 2021 Equity Incentive Plan on August 24, 2021. Our 2021 Equity Incentive Plan (the “2021 Plan”) provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and our parent and subsidiary corporations’ employees, and for the grant of non-statutory stock options, stock appreciation rights, restricted stock, RSUs, performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary corporations’ employees and consultants. As of           , 2023, there were 1,090,860 options granted or available for grant under the 2021 Plan of which 163,613 are allocated to employees (vested and non-vested) and 927,247 unallocated.

Authorized Shares

Subject to the adjustment provisions of the 2021 Plan, and the automatic increase described in the 2021 Plan, the maximum aggregate number of shares of our common stock that may be issued under the 2021 Plan was 340,860, which was automatically increased by 250,000 on September 1, 2021 to 590,860 shares pursuant to the evergreen increase included in the 2021 Plan. Subject to the adjustment provisions of the 2021 Plan, the number of shares of our common stock available for issuance under the 2021 Plan also includes an annual increase on the first day of each fiscal year beginning with the fiscal year ended March 31, 2023 and ending on (and including) the fiscal year ending March 31, 2031, in an amount equal to the least of:

●	250,000 shares of our common stock; or

●	such number of shares of our common stock as the administrator may determine.

If an award granted under the 2021 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program or, with respect to restricted stock, RSUs, performance units, or performance shares, is forfeited to, or repurchased by, us due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, performance shares, or performance units are repurchased or forfeited to us due to failure to vest, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, the cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.

Plan Administration

The board of directors or one or more committees appointed by the board of directors will administer the 2021 Plan. In addition, if we determine it is desirable to qualify transactions under the 2021 Plan as exempt under Rule 16b-3, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2021 Plan, the administrator has the power to administer the 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreement for use under the 2021 Plan, determine the terms and conditions of awards (including the exercise price, the time or times when the awards may be exercised, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2021 Plan and awards granted under it, prescribe, amend, and rescind rules and regulations relating to the 2021 Plan, including creating sub-plans, and modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator may institute and determine the terms of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price or different terms), awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, determinations, and interpretations are final and binding on all participants.

Stock Options

Stock options may be granted under the 2021 Plan in such amounts as the administrator will determine in accordance with the terms of the 2021 Plan. The exercise price of options granted under the 2021 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an option will be stated in the award agreement, and in the case of an incentive stock option, may not exceed 10 years. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After a participant ceases to provide service as an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if the cessation of service is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights will expire upon the date determined by the administrator and set forth in the award agreement. After a participant ceases to provide service as an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if cessation of service is due to death or disability, the stock appreciation rights will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash, shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator (if any). The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the 2021 Plan, will determine any terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the 2021 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria, and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares, or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Performance Units and Performance Shares

Performance units and performance shares may be granted under the 2021 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting provisions in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial dollar value established by the administrator on or prior to the date of grant. Performance shares will have an initial value equal to the fair market value of our common stock on the date of grant. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof.

Non-Employee Directors

The 2021 Plan provides that all outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2021 Plan. In order to provide a maximum limit on the awards that can be made to tour non-employee directors, the 2021 Plan provides that in any given fiscal year, a non-employee director may not be paid, issued, or granted equity awards (including awards issued under the 2021 Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $500,000 (excluding awards or other compensation paid or provided to him or her as a consultant or employee). The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under the 2021 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2021 Plan.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

The 2021 Plan provides that in the event of our merger with or into another corporation or entity or a change in control (as defined in the 2021 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices, (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control, (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control, (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion, or (v) any combination of the foregoing. The administrator will not be obligated to treat similarly all awards, all awards a participant holds, all awards of the same type, or all portions of awards.

In the event that the successor corporation does not assume or substitute for the award (or portions thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciations rights (or portions thereof) that is not assumed or substituted for, all restrictions on restricted stock, RSUs, performance shares, and performance units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any parent or subsidiary. Additionally, in the event an option or stock appreciation right (or portions thereof) is not assumed or substituted for in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or stock appreciation right (or its applicable portion), as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right (or its applicable portion), as applicable, will terminate upon the expiration of such period.

With respect to awards granted to an outside director, in the event of a change in control, the outside director’s options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any parent or subsidiary.

Clawback

Awards will be subject to any company clawback policy and the administrator also may specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return, or reimburse us all or a portion of the award and any amounts paid under the award pursuant to the terms of the clawback policy or applicable laws.

Amendment; Termination

The administrator has the authority to amend, alter, suspend, or terminate the 2021 Plan provided such action does not materially impair the existing rights of any participant. The 2021 Plan will automatically terminate in 2031, unless terminated sooner.

Enterprise Management Incentive Sub-Plan

The 2021 Plan includes an Enterprise Management Incentive Sub-Plan for the purpose of granting options to participants residing in the United Kingdom in compliance with the laws of the United Kingdom.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We intend to apply for the listing of our common stock on the Nasdaq Capital Market, therefore, our determination of the independence of directors is being made using the definition of “independent” contained in the listing standards of Nasdaq. On the basis of information solicited from each director, the board has unanimously determined that                 is independent within the meaning of such rules.

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years ($68,130) in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” the following is a description of all related person transactions that occurred during the period from April 1, 2021 through the present (the “Reporting Period”).

On June 26, 2023, the HSBC trade finance facility was secured by a standby documentary credit for $1.00 million from UBS Switzerland AG, secured by a personal guarantee from JGA. The JGA personal guarantee attracts interest of 8% per annum, payable by the Company. The interest charged for the three months ended June 30, 2023 was negligible.

The Company engaged Deliberate Software Limited (“Deliberate”) as a supplier for IT services amounting to amounting to $0.03 million and $0.11 million, respectively for the three months ended June 30, 2023 and 2022, of which $0.03 million and $0.01 million, respectively, were unpaid and included in trade payables as of June 30, 2023 and June 30, 2022. For the fiscal years ended March 31, 2023 and March 31, 2022, IT services were provided amounting to $0.32 million and $1.17 million, respectively, of which $0.01 million and $0.34 million was unpaid as at March 31, 2023 and March 31, 2022, respectively. Deliberate also holds 100,351 of Perfect Moment Ltd. Series A convertible preferred stock, which preferred stock will be converted to common stock in connection with the closing of this offering. A director of Deliberate is an immediate family member of our former Chief Executive Officer, Negin Yeganegy, who was a also a member of our board of directors during the years ended March 31, 2023 and March 31, 2022. Deliberate continues to provide IT services to the Company.

The Company engaged Jing Holdings as a supplier for the provision of consultants, amounting to $0 and $0.06 million for the years ended March 31, 2023 and March 31, 2022, respectively. Jing Holdings’ services terminated on February 28, 2022. Max Gottschalk, the Chairman of our board of directors, and Jane Gottschalk, our Chief Creative Officer and a member of our board of directors indirectly control and are directors of Jing Holdings.

On November 18, 2022, the Company entered into a consulting agreement with Tracy Barwin, our director, which continues until terminated in accordance with its terms, during which Ms. Barwin is entitled to receive £1,500 per day for services rendered with a minimum commitment of two days per month. These amounts are in lieu of any other cash payments or equity awards Ms. Barwin may otherwise have been entitled to receive as a member of our board of directors.

On June 29, 2022, the Company entered into a short-term loan of $0.20 million from Sprk Capital Limited at an interest rate of 16% per annum that has been fully settled in February 2023 along with accrued interest of $0.02 million. A director of Sprk Capital Limited, Simon Nicholas Champ, is a shareholder of the Company. As of June 30, 2023 and March 31, 2023, Simon Nicholas Champ held 19,570 shares of Series A preferred stock, which preferred stock will be converted to common stock in connection with the closing of this offering.

On November 15, 2021, the Company entered into services agreements with each of Purple Pebble America LLC and NJJ Ventures, LLC   to provide advertising and publicity services to the Company in exchange for 377,428 shares of our common stock each, plus product samples and reimbursement of costs and expenses related to the services provided, pursuant to which Purple Pebble America LLC and NJJ Ventures, LLC became beneficial owners of more than 5% of our common stock. The shares of common stock were subject to a forfeiture schedule based on service milestones. All such shares of common stock have ceased to be subject to forfeiture on May 15, 2023. The term of each services agreement expired on May 15, 2023.

The Chairman of our board of directors, Max Gottschalk, has provided a $4.00 million personal guarantee for all monies, obligations and liabilities owing by PMA to HSBC, the Company’s principal banking facility provider. The guarantee is a pay-on-demand guarantee securing the Company’s obligations under the HSBC facility, including interest and bank costs, fees and expenses, up to $4.00 million.

On March 15, 2021, the Company entered into securities purchase agreements with 47 investors, including JGA, pursuant to which it issued and sold 8% senior subordinated secured convertible promissory notes, or the 2021 Notes, to such investors, of which 2021 Notes in a principal amount of $0.20 million was issued to JGA. The Gottschalk Family Trust is the 100% owner of JGA and Credit Suisse Trust Limited is the Trustee of the Gottschalk Family Trust. Credit Suisse Trust Limited takes direction from Mr. Gottschalk as a beneficiary and, therefore, is deemed to be a related party of Mr. Gottschalk, the Chairman of our board of directors. The Company has not paid any of the principal or interest on the 2021 Notes. The portion of the debt due to JGA amounted to $0.23 million and $0.34 million as of March 31, 2023 and March 31, 2022, respectively, consisting of $0.20 million of principal, and $0.03 million and $0.14 million of accrued interest, respectively. As of             , 2023, the debt due to JGA amounted to $0.20 million of principal, and $             of accrued interest. Upon the closing of this offering, the convertible debt, including accrued interest, will automatically convert into ‘our common stock at a conversion price equal to 80% of the initial public offering price of our ‘common stock. Unless converted on the occurrence of an initial public offering, the mandatory redemption date of the debt is December 15, 2023.

On March 11, 2021, the Company entered into a consulting agreement with Lucius. Members and managers and/or officers of Lucius are also principals and/or officers of Laidlaw, an underwriter and joint bookrunner in this offering. Under the terms of the agreement, Lucius has provided and will provide to us consulting, advisory and related services. The original agreement had a term ending on the earlier of the closing of an underwritten initial public offering or twelve months from March 11, 2021, which was extended by the parties to a term ending on the earlier of (i) the closing of an underwritten initial public offering or (ii) the date that is the earlier of August 31, 2022 or six months after the submission of a registration statement in connection with an underwritten initial public offering pursuant to an amendment to the agreement on January 28, 2022, and subsequently extended by the parties to a term ending on the earlier of the closing of an underwritten initial public offering or March 31, 2024 (the “Extension Date”) pursuant to an amendment to the agreement dated as of August 31, 2022. As compensation for services rendered or to be rendered, we issued to Lucius 700,000 shares of our common stock at the time of execution of the agreement. The agreement set forth that in the event that the initial public offering price is less than $5.00 per share, as adjusted for any stock split or combination prior to this offering, upon closing of this offering we are required to issue additional shares of common stock to Lucius so that the total value of the shares originally issued and such additional shares will be $3,500,000 at the initial public offering price per share. The agreement also specified that until the Extension Date, if we, prior to the consummation of this offering, sell our equity or equity convertible securities at a purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, then an equivalent adjustment to the consultant’s shares would be made. Pursuant to such adjustment rights, Lucius would be granted              additional shares of common stock, assuming an initial public offering price of $           per share, the midpoint of the price range listed below on the cover page of this prospectus, and assuming no sales of equity securities, stock split or stock combination by the Company before the closing of this offering. The original agreement contained the provision which provided for the cancelation, and the forfeiture and surrender by the consultant, of 350,000 shares in the event (i) the initial public offering, (ii) another going-public transaction (such as a SPAC merger, “APO,” direct listing, etc.) or (iii) an “M&A Transaction” as defined therein is not consummated by March 31, 2022, (which date was extended to the Extension Date pursuant to an amendment to the agreement on January 28, 2022) for any reason, which provision was deleted by the parties pursuant to an amendment to the agreement on March 21, 2022, effective as of closing date of the 2022 debt financing. Lucius has certain demand and piggyback registration rights under the agreement. See “Description of Securities – Demand Registration Rights” and “– Piggyback Registration Rights.” Any additional shares of common stock issued to Lucius pursuant to the share adjustment rights described above will be restricted securities. See also “Risk Factors – Risks Related to Ownership of Our Common Stock and This Offering – We have granted rights to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, to be issued additional common stock of the Company if the initial public offering price per share is less than $5.00, as adjusted, which issuance would cause immediate dilution and might affect the price, demand, and liquidity of our common stock. Such rights also create a conflict of interest between an underwriter and joint bookrunner and the Company.”

Laidlaw acted as introducing broker for the 2021 Notes and was paid a cash fee of $840,605, and was reimbursed $60,000 of fees and expenses, including legal fees, in connection with its role. Laidlaw acted as introducing broker for the 2022 Notes and was paid a cash fee of $996,883 and was reimbursed $60,000 of fees and expenses, including legal fees, in connection with its role. Laidlaw also acted as introducing broker for the Series B convertible preferred stock and was paid a cash fee of $594,999, and was reimbursed $30,000 of fees and expenses, including legal fees, in connection with such role. Laidlaw also acted as introducing broker for our common stock financing during May 2023 to August 2023, and was paid a cash fee of $245,430, and was reimbursed $30,000 of fees and expenses, including legal fees, in connection with such role.

On December 31, 2020, the Company entered into a consulting agreement with Montrose Capital Partners Limited (“Montrose”), an entity affiliated with Mark Tompkins, a beneficial owner of more than 5% of our common stock and a former director of the Company. Under the terms of the agreement, Montrose has provided and will provide to us consulting, advisory and related services. The original agreement had a term ending on the earlier of the closing of an underwritten initial public offering or six months from December 31, 2020, which was extended by the parties to a term ending on the earlier of the closing of an underwritten initial public offering or March 31, 2022, pursuant to an amendment to the agreement on March 10, 2021, subsequently extended by the parties to a term ending on the earlier of (i) the closing of an underwritten initial public offering or (ii) the date that is the earlier of August 31, 2022 or six months after the submission a registration statement in connection with an underwritten initial public offering pursuant to an amendment to the agreement dated as of January 28, 2022, and subsequently extended by the parties to a term ending on the earlier of the closing of an underwritten initial public offering or March 31, 2024 (the “Extension Date”) pursuant to an amendment to the agreement dated as of August 31, 2022. As compensation for services rendered or to be rendered, the Company issued 1,200,000 shares of our common stock at the time of execution of the agreement to four share assignees, which consist of (i) 1,040,000 shares of common stock issued to Mark Tompkins, a beneficial owner of more than 5% of our common stock and a former director of the Company, (ii) 150,000 shares of common stock issued to Ian Jacobs, a former officer and director of the Company and an associate of Montrose, (iii) 7,500 shares of common stock issued to Sichenzia Ross Ference Carmel LLP, legal counsel to the underwriters in this offering, and (iv) 2,500 shares of common stock issued to Barrett S. DiPaolo, an attorney of Sichenzia Ross Ference Carmel LLP. The agreement set forth that in the event that the initial public offering price is less than $5.00 per share, as adjusted for any stock split or combination prior to this offering, upon closing of this offering we are required to issue additional shares of common stock to the share assignees so that the total value of the shares originally issued and such additional shares will be $6,000,000 at the initial public offering price per share. The agreement also specified that until the Extension Date, if we, prior to the consummation of this offering, sell our equity or equity convertible securities at a purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, then an equivalent adjustment to the share assignees’ shares will be made. Pursuant to such adjustment rights, the share assignees would be granted              additional shares of common stock, assuming an initial public offering price of $           per share, the midpoint of the price range listed below on the cover page of this prospectus, and assuming no sales of equity securities, stock split or stock combination by the Company before the closing of this offering. The original agreement contained the provision which provided for the cancelation, and the forfeiture and surrender by the share assignees, of 1,050,000 shares in the event (i) the initial public offering, (ii) another going-public transaction (such as a SPAC merger, “APO,” direct listing, etc.) or (iii) an “M&A Transaction” as defined therein is not consummated by December 31, 2021, for any reason. The cancelation provision was extended to March 31, 2022 and the shares subject to forfeiture was amended to 600,000 shares pursuant to an amendment to the agreement on March 10, 2021. Subsequently, pursuant to an amendment dated January 28, 2022, the provision was extended to the Extension Date and pursuant to an amendment dated March 21, 2022, effective as of the closing date of the 2022 debt financing, the provision was deleted in its entirety. The share assignees have certain demand and piggyback registration rights under the agreement. See “Description of Securities – Demand Registration Rights” and “– Piggyback Registration Rights.” Any additional shares of common stock issued to the share assignees pursuant to the share adjustment rights described above will be restricted securities. See also “Risk Factors – Risks Related to Ownership of Our Common Stock and This Offering – We have granted rights to six holders of our common stock to be issued additional common stock of the Company if the initial public offering price per share is less than $5.00, as adjusted, which issuance would cause immediate dilution and might affect the price, demand, and liquidity of our common stock. Such rights also create a conflict of interest between an underwriter and joint bookrunner and the Company.”

Prior to the 2021 share exchange, there were historical shareholder loans from JGA and Fermain from 2020 for $0.30 million and $0.24 million, respectively, at an interest rate of 10% per annum. The repayment dates were extended on numerous occasions and the loans were repaid on September 30, 2022. The amount of interest paid to JGA and Fermain during the Reporting Period was $0.05 million and $0.04 million, respectively. As of March 31, 2023 and March 31, 2022, the outstanding balances were $0 and $0.54 million, respectively. The balance as of March 31, 2022 comprised $0.30 million with JGA and $0.24 million with Fermain. The largest amount of principal outstanding due to JGA and Fermain during the Reporting Period was $0.30 million and $0.24 million, respectively. The Porchester Trust (“Porchester”) is the 100% owner of Fermain and Cannon Corporate Services (Guernsey) Limited is the Trustee of Porchester and takes direction from Mr. Gottschalk as a beneficiary. Both JGA and Fermain are, therefore, deemed to be related parties of Mr. Gottschalk, the Chairman of our board of directors.

Review, Approval or Ratification of Transactions with Related Parties

Our board of directors reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party. Prior to this offering, the material facts as to the related party’s relationship or interest in the transaction are disclosed to our board of directors prior to their consideration of such transaction, and the transaction is not considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

In connection with this offering, we adopted a written related party transactions policy that such transactions must be approved by our audit committee or another independent body of our board of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of           , 2023 for:

●	each person, or group of affiliated persons, known to us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership of our common stock is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of the date of this prospectus. Except as indicated by footnote, and subject to applicable community property laws, we believe the persons identified in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

In the following table, percentage ownership prior to this offering is based on        shares of our common stock outstanding as of         , 2023, assuming (i) conversion of all outstanding shares of Series A convertible preferred stock into an aggregate of 5,323,782 shares of our common stock, (ii) conversion of all outstanding shares of Series B convertible preferred stock into an aggregate of 1,189,998 shares of our common stock and (iii) conversion of all outstanding Notes into an aggregate of             shares of our common stock. Percentage ownership after this offering is based on shares of common stock issued and outstanding immediately after the closing of this offering and assumes that none of the beneficial owners named below purchases shares in this offering. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of         , 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the following persons is 307 Canalot Studios, 222 Kensal Rd, London W10 5BN, United Kingdom, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering	Percentage Beneficially Owned Prior to Offering	Percentage Beneficially Owned After Offering (No Exercise of Over- Allotment Option)	Percentage Beneficially Owned After Offering (With Full Exercise of Over- Allotment Option)

Named Executive Officers and Directors:
Max Gottschalk(1)	3,738,775	%	%	%
Mark Buckley	-	-%	-%	-%
Jane Gottschalk(2)	3,738,775	%	%	%
Tracy Barwin	-	-%	-%	-%
All directors and executive officers as a group (4 persons)(3)	3,738,775	%	%	%

Other 5% Stockholders:
Mark Tompkins(4)	1,040,000	%	%	%
Lucius Partners, LLC(5)	700,000	%	%	%
NJJ Ventures, LLC(6)	377,428	%	%	%
Purple Pebble America LLC(7)	377,428	%	%	%

(1)	Consists of (i) 855,150 shares of common stock held of record by Fermain; (ii) 2,624,341 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock held of record by Fermain; (iii) 171,466 shares of common stock held of record by JGA; (iv) 19,646 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock immediately prior to the initial public offering held of record by JGA; and (v) 68,172 shares on common stock issuable upon the exercise of stock options by Mr. Gottschalk’s spouse, Jane Gottschalk.

(2)	Consists of (i) 855,150 shares of common stock held of record by Fermain; (ii) 2,624,341 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock held of record by Fermain; (iii) 171,466 shares of common stock held of record by JGA; (iv) 19,646 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock immediately prior to the initial public offering held of record by JGA, which shares are beneficially owned by Ms. Gottschalk’s spouse, Max Gottschalk; and (v) 68,172 shares on common stock issuable upon the exercise of stock options.

(3)	Consists of (i) 1,026,616 shares of common stock; (ii) 2,643,987 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock immediately prior to the initial public offering; and (iii) 68,172 shares of common stock issuable upon the exercise of stock options.

(4)	The address of Mr. Tompkins is App 1, Via Guidino 23, 6900 Lugano-Paradiso, Switzerland.

(5)	The natural person having voting or investment control over the shares held by such entity is Matthew D. Eitner, Managing Member of the entity. The address of such entity is 12 E. 49th St., 11th Floor, New York, NY 10017. Members and managers and/or officers of Lucius are also principals and/or officers of Laidlaw, an underwriter and joint bookrunner in this offering.
(6)	Consists of 377,428 shares of common stock issued to NJJ Ventures, LLC in exchange for advertising and publicity services. The natural person having voting or investment control over the shares held by such entity is Nicholas Jonas. The address of such entity is 545 Fifth Avenue, Suite 1103, New York, NY 10017.
(7)	Consists of 377,428 shares of common stock issued to Purple Pebble America LLC in exchange for advertising and publicity services. The natural person having voting or investment control over the shares held by such entity is Priyanka Chopra. The address of such entity is c/o Aghakhani & Luk LLP, 9401 Wilshire Blvd, Suite 500, Beverly Hills, CA 90212.

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation, which will be effective upon the closing of this offering and amended and restated bylaws, which will be effective upon the effectiveness of the registration statement of which this prospectus is a part. The descriptions of the common stock and Series A convertible preferred stock and Series B convertible preferred stock give effect to changes to our capital structure that will occur immediately prior to the completion of this offering. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock will be undesignated.

As of                , 2023,                shares of our common stock were outstanding and held by                 stockholders of record. This amount assumes the conversion of all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock as well as all outstanding principal and accrued interest under the 2021 Notes and the 2022 Notes into common stock, which will occur immediately prior to the closing of this offering.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Preferred Stock

Immediately prior to the completion of this offering, all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock will be converted into shares of our common stock. Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. We currently have no plans to issue additional shares of preferred stock.

Laidlaw acted as introducing broker for the Series B convertible preferred stock and was paid a cash fee of $594,999, and was reimbursed $30,000 of fees and expenses, including legal fees, in connection with such role.

Senior Subordinated Secured Convertible Notes

2021 Debt Financing

On March 15, 2021, pursuant to a securities purchase agreement, as amended on March 15, 2022 and November 30, 2022, the Company issued and sold senior subordinated secured convertible promissory notes, or the 2021 Notes, to 47 accredited investors in the aggregate principal amount of $6,004,320. The 2021 Notes bear interest at the rate of 8% per annum and are due on December 15, 2023. The 2021 Notes provide that the principal and all accrued and unpaid interest on the 2021 Notes will automatically convert in connection with the closing of this offering into shares of common stock at a conversion rate equal to eighty percent (80%) of this offering price per share. The obligations under the 2021 Notes are secured by the company’s assets; the security interest will be released upon conversion of the 2021 Notes.

Laidlaw acted as introducing broker for the 2021 Notes and was paid a cash fee of $840,605 and was reimbursed $80,000 of fees and expenses, including legal fees, in connection with its role, including as consideration for the extensions of the repayment date.

2022 Debt Financing

Pursuant to securities purchase agreements dated as of April 8, 2022, April 22, 2022, May 11, 2022 and July 7, 2022, as amended on November 30, 2022, the company issued and sold senior subordinated 8% secured convertible promissory notes, or the 2022 Notes, to a total of 47 accredited investors in the aggregate principal amount of $3,997,646. The 2022 Notes bear interest at the rate of 8% per annum and are due on December 15, 2023. The 2022 Notes rank pari passu with the 2021 Notes. The 2022 Notes provide that the principal and all accrued and unpaid interest on the 2022 Notes will automatically convert in connection with the closing of this offering into shares of common stock at a conversion rate equal to eighty percent (80%) of this offering price per share. The obligations under the 2022 Notes are secured by the company’s assets; the security interest will be released upon conversion of the 2022 Notes.

Laidlaw acted as introducing broker for the 2022 Notes and was paid a cash fee of $996,883 and was reimbursed $60,000 of fees and expenses, including legal fees, in connection with its role, including as consideration for the extensions of the repayment date.

2021 Equity Incentive Plan

An aggregate of 1,090,860 shares of common stock are reserved for issuance under our 2021 Equity Incentive Plan. As of        2023, there are 927,247 shares of common stock available for future awards under the 2021 Equity Incentive Plan. See “Management— Our 2021 Equity Incentive Plan” above for more information.

Registration Rights

We are party to certain agreements that provide that certain holders of our capital stock have certain registration rights, as set forth below. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these securities without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, and piggyback registrations described below. Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights

We have granted certain demand registration rights to Lucius and Montrose’s four share assignees pursuant to our consulting agreements with Lucius and Montrose, respectively. Upon written demand of the holders of at least 51% of the shares issued pursuant to the respective consulting agreement which are not then covered by an effective resale registration statement at any time during a period of three years beginning on (A) March 31, 2024, if an underwritten initial public offering is not consummated by that date, or (B) six months after the closing of an underwritten initial public offering, we have agreed to register, on one occasion, all or any portion of such consultant shares.

We have agreed to issue to the underwriters warrants to purchase up to a total of            shares of common stock (5% of the shares of common stock sold in this offering, including shares sold to cover over-allotments, if any) in connection with this offering. The holders of these warrants will be entitled to a certain one-time demand registration right.

Piggyback Registration Rights

We have agreed to issue to the underwriters warrants to purchase up to a total of            shares of common stock (5% of the shares of common stock sold in this offering, including shares sold to cover over-allotments, if any) in connection with this offering. In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these warrants will be entitled to certain piggyback registration rights allowing such holders to include the shares underlying the warrants in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, subject to certain exceptions, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.

We have also granted certain piggyback registration rights to the holders of the 2021 Notes and the 2022 Notes. In the event that we propose to register any of our common stock under the Securities Act, either for our own account or for the account of other holders, the holders of the Notes will be entitled to certain piggyback registration rights allowing such holders to include the shares of our common stock issuable upon the conversion of the Notes in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, subject to certain exceptions, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.

We have also granted certain piggyback registration rights to Lucius and Montrose’s four share assignees pursuant to our consulting agreements with Lucius and Montrose, respectively. If at any time during a period of three years beginning on (A) March 31, 2024, if an underwritten initial public offering is not consummated by that date, or (B) six months after the closing of an underwritten initial public offering, we propose to register any of our common stock under the Securities Act, either for our own account or for the account of other holders, the holders of the shares issued pursuant to our consulting agreements with Lucius and Montrose will be entitled to certain piggyback registration rights allowing such holders to include such consultant shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, subject to certain exceptions, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.

Share Adjustment Rights

On March 11, 2021, we entered into a consulting agreement with Lucius for consulting, advisory and related services. Members and managers and/or officers of Lucius are also principals and/or officers of Laidlaw, an underwriter and joint bookrunner in this offering. Pursuant to the consulting agreement, we have granted Lucius rights to be issued additional shares of our common stock if the initial public offering price per share is less than $5.00, as adjusted for any stock split or combination prior to this offering, or if we sell our equity securities before the closing of this offering at the purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, pursuant to which right Lucius would be granted              additional shares of common stock in the aggregate, assuming an initial public offering price of $           per share, the midpoint of the price range listed below on the cover page of this prospectus, and assuming no sales of equity securities, stock split or stock combination by the Company before the closing of this offering. Lucius has certain demand and piggyback registration rights under the agreement. See “– Demand Registration Rights” and “– Piggyback Registration Rights.” Any additional shares of common stock issued to Lucius pursuant to the share adjustment rights described above will be restricted securities. See “Certain Relationships and Related Transactions” and “Risk Factors – Risks Related to Ownership of Our Common Stock and This Offering – We have granted rights to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, to be issued additional common stock of the Company if the initial public offering price per share is less than $5.00, as adjusted, which issuance would cause immediate dilution and might affect the price, demand, and liquidity of our common stock. Such rights also create a conflict of interest between an underwriter and joint bookrunner and the Company.”

On December 31, 2020, we entered into a consulting agreement with Montrose, an entity affiliated with Mark Tompkins, a beneficial owner of more than 5% of our common stock and a former director of the Company. Under the terms of the agreement, Montrose has provided and will provide to us consulting, advisory and related services. Pursuant to the consulting agreement, we have granted rights to Montrose and its four share assignees to be issued additional shares of our common stock if the initial public offering price per share is less than $5.00, as adjusted for any stock split or combination prior to this offering, or if we sell our equity securities before the closing of this offering at the purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, pursuant to which right such holders would be granted              additional shares of common stock in the aggregate, assuming an initial public offering price of $           per share, the midpoint of the price range listed below on the cover page of this prospectus, and assuming no sales of equity securities, stock split or stock combination by the Company before the closing of this offering. The share assignees have certain demand and piggyback registration rights under the agreement. See “– Demand Registration Rights” and “– Piggyback Registration Rights.” Any additional shares of common stock issued to the share assignees pursuant to the share adjustment rights described above will be restricted securities. See “Certain Relationships and Related Transactions” and “Risk Factors – Risks Related to Ownership of Our Common Stock and This Offering – We have granted rights to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, to be issued additional common stock of the Company if the initial public offering price per share is less than $5.00, as adjusted, which issuance would cause immediate dilution and might affect the price, demand, and liquidity of our common stock. Such rights also create a conflict of interest between an underwriter and joint bookrunner and the Company.”

Anti-Takeover Effects of Provisions of Our Charter Documents

Our certificate of incorporation provides that certain amendments of our certificate of incorporation and amendments by our stockholders of our bylaws require the approval of at least 66 and 2/3% of the voting power of all of our outstanding stock. These provisions could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could delay changes in management.

Our certificate of incorporation also provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. This forum selection provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice requirements of our bylaws in all respects. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our bylaws provide that a special meeting of our stockholders may be called only by our Secretary and at the direction of our board of directors by resolution adopted by a majority of our board of directors. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors, the chairperson of our board of directors, the president or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

Our bylaws do not allow our stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders’ meeting.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the DGCL, or Section 203. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

●	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

Our transfer agent and registrar is VStock Transfer, LLC, 18 Lafeyette Place, Woodmere, New York 11593.

Listing

We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “PMNT.” There can be no assurance that our application to list our shares of common stock will be approved by the Nasdaq Capital Market. If our application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on Nasdaq, we will not complete this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock, or securities or instruments convertible into shares of our common stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this offering concludes, due to the contractual and legal restrictions described below, there may be resales of substantial amounts of our common stock in the public market after those restrictions lapse. This could adversely affect the market price of our common stock prevailing at that time.

Upon the completion of this offering, a total of                 shares of our common stock (                shares if the underwriters exercise their option to purchase additional shares in full) will be outstanding. This number excludes any issuance of an aggregate of additional shares of common stock that could occur in connection with the conversion of our outstanding convertible promissory notes, options and warrants.

All shares of common stock sold in this offering by us will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares of our common stock not sold in this offering are “restricted securities” within the meaning of Rule 144, and would be tradable only if they are sold pursuant to an effective registration statement filed under the Securities Act, or if they qualify for an exemption from registration, including under Rule 144.

Underwriter’s Warrants

In addition to cash compensation, we have agreed to issue to the underwriters, or their designees, warrants to purchase up to a total of             shares of common stock (5% of the shares of common stock sold in this offering, including shares sold to cover over-allotments, if any). The warrants are exercisable at $                   per share (125% of the public offering price) commencing on a date which is six months year from the effective date of this offering and will expire five (5) years from the effective date of this offering.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person with the SEC of a notice on Form 144 with respect to the sale; and

●	provided that, in each case, we have been subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Persons relying on Rule 144 to transact in our Common Stock must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Persons relying on Rule 701 to transact in our Common Stock, however, are required to wait until 90 days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and all of our directors and officers and all of our security holders have entered into lock-up agreements with respect to the disposition of their shares. See “Underwriting” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not address foreign, state, and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, and the Medicare contribution tax on net investment income. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons who acquire our common stock through the exercise of an option or otherwise as compensation, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, partnerships and other pass-through entities or arrangements, and investors in such pass-through entities or arrangements. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury Regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion is for informational purposes only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate, and other tax consequences of acquiring, owning, and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local, or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Distributions

Distributions, if any, made on our common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussions below regarding effectively connected income, backup withholding, and foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us and/or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us and/or our paying agent, either directly or through other intermediaries. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and such Non-U.S. Holder does not timely file the required certification, such Non-U.S. Holder may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess amount distributed, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other taxable disposition of our common stock unless (1) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), (2) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (3) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period in our common stock. In general, we would be a United States real property holding corporation if our interests in U.S. real property comprise (by fair market value) at least half of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (a) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (b) our common stock is regularly traded on an established securities market, as defined in applicable Treasury Regulations. There can be no assurance that our common stock will qualify as regularly traded on an established securities market. If a Non-U.S. Holder’s gain on disposition of our common stock is taxable because we are a United States real property holding corporation and such Non-U.S. Holder’s ownership of our common stock exceeds 5%, such Non-U.S. Holder will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply to a corporate Non-U.S. Holder.

Non-U.S. Holders described in (1) above will be required to pay tax on the net gain derived from the sale at regular U.S. federal income tax rates, and corporate Non-U.S. Holders described in (1) above may be subject to the additional branch profits tax on such gain at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in (2) above will be subject to U.S. federal income tax at a flat 30% rate or such lower rate as may be specified by an applicable income tax treaty, which gain may be offset by certain U.S.-source capital losses (even though a Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any distributions we pay on our common stock (even if the payments are exempt from withholding), including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such distributions are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Distributions paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends, if any, on our common stock and, subject to the proposed Treasury Regulations described in this paragraph, generally also would apply to payments of gross proceeds from the sale or other disposition of our common stock. The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom ThinkEquity LLC is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
ThinkEquity LLC
Laidlaw & Company (UK) Ltd.
Total:

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

We entered into a consulting agreement with Lucius for consulting, advisory and related services, in connection with which we issued to Lucius 700,000 shares of our common stock. Members and managers and/or officers of Lucius are also principals and/or officers of Laidlaw, an underwriter and joint bookrunner in this offering. In addition, we have granted rights to Lucius to be issued additional shares of our common stock if the initial public offering price per share is less than $5.00, as adjusted. See “Description of Securities – Share Adjustment Rights,” “Certain Relationships and Related Transactions” and “Risk Factors – Risks Related to Ownership of Our Securities – We have granted rights to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, to be issued additional common stock of the Company if the initial public offering price per share is less than $5.00, as adjusted, which issuance would cause immediate dilution and might affect the price, demand, and liquidity of our common stock. Such rights also create a conflict of interest between an underwriter and joint bookrunner and the Company.”

An underwriter and joint bookrunner, Laidlaw, acted as introducing broker for the 2021 Notes and was paid a cash fee of $840,605 and was reimbursed $80,000 of fees and expenses, including legal fees, in connection with its role, including as consideration for the extensions of the repayment date. Laidlaw acted as introducing broker for the 2022 Notes and was paid a cash fee of $996,883 and was reimbursed $60,000 of fees and expenses, including legal fees, in connection with its role, including as consideration for the extensions of the repayment date. Laidlaw also acted as introducing broker for the Series B convertible preferred stock and was paid a cash fee of $594,999, and was reimbursed $30,000 of fees and expenses, including legal fees, in connection with such role. Laidlaw also acted as introducing broker for our common stock financing during May 2023 to August 2023, and was paid a cash fee of $245,430, and was reimbursed $30,000 of fees and expenses, including legal fees, in connection with such role.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to        additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

We have granted rights to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, Laidlaw, to be issued additional shares of our common stock if the initial public offering price per share is less than $5.00, as adjusted for any stock split or combination prior to this offering, or if we sell our equity securities before the closing of this offering at the purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, pursuant to which right such holders would be granted              additional shares of common stock in the aggregate, assuming an initial public offering price of $           per share, the midpoint of the price range listed below on the cover page of this prospectus, and assuming no sales of equity securities, stock split or stock combination by the Company before the closing of this offering See “Certain Relationships and Related Transactions” and “Risk Factors – Risks Related to Ownership of Our Securities – We have granted rights to six holders of our common stock, one of which is an affiliate of an underwriter and joint bookrunner, to be issued additional common stock of the Company if the initial public offering price per share is less than $5.00, as adjusted, which issuance would cause immediate dilution and might affect the price, demand, and liquidity of our common stock. Such rights also create a conflict of interest between an underwriter and joint bookrunner and the Company.”

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Discount, Commissions and Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Consists of an underwriting commission of 7.5% of the gross proceeds raising in this offering.

We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1% of the gross proceeds received at the completion of this offering. We have paid an expense deposit of $30,000 to the representative of the underwriters, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have also agreed to pay certain of the representative’s expenses relating to this offering, including (i) all filing fees and communication expenses relating to the registration of the shares of common stock to be sold in this offering (including the securities subject to the representative’s over-allotment option) with the SEC; (ii) all filing fees and expenses associated with the review of this offering by FINRA; (iii) all fees and expenses relating to the listing of our common stock on the Nasdaq Capital Market, including any fees charged by The Depository Trust for new securities; (iv) all fees, expenses and disbursements relating to background checks of our officers, directors and entities in an amount not to exceed $10,000 in the aggregate; (v) all fees, expenses and disbursements relating to the registration or qualification of our common stock and under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as the underwriters may reasonably designate; (vi) all fees, expenses and disbursements relating to the registration, qualification or exemption of our securities under the securities laws of such foreign jurisdictions as the underwriters may reasonably designate; (vii) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the underwriters may reasonably deem necessary; (viii) the costs and expenses of our public relations firm; (ix) the costs of preparing, printing and delivering certificates representing our shares of common stock; (x) fees and expenses of the transfer agent for our common stock; (xi) stock transfer and/or stamp taxes, if any, payable upon the transfer of shares of our common stock from us to the representative; (xii) the costs associated with post-closing advertising this offering in the national editions of the Wall Street Journal and New York Times; (xii) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which we or our designee will provide within a reasonable time after the closing in such quantities as the representative may reasonably request, in an amount not to exceed $3,000; (xiii) the fees and expenses of our legal counsel and other agents and representatives; (xvi) the fees and expenses of the underwriter’s legal counsel not to exceed $100,000; (xv) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for this offering; (xvi) $10,000 for data services and communications expenses; (xvii) up to $10,000 of the underwriters’ actual accountable “road show” expenses; and (xviii) up to $30,000 of the representative’s market making and trading and clearing firm settlement expenses for this offering. The total reimbursable expenses to the underwriters will be capped at $225,000, not including any of our indemnification or contribution obligations.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $           .

Right of First Refusal

Until eighteen (18) months from the closing date of this offering, the underwriters will have an irrevocable right of first refusal to act as joint investment bankers, joint book-runners, and/or sole placement agents, at the underwriters’ sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, by the Company, or any successor to or any subsidiary of the Company during such eighteen (18) month period, on terms customary to the underwriters. The underwriters will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Underwriter’s Warrants

We have agreed to issue to the underwriters warrants to purchase up to a total of             shares of common stock (5% of the shares of common stock sold in this offering, including shares sold to cover over-allotments, if any). The warrants are exercisable at $                   per share (125% of the public offering price) commencing on a date which is six months year from the effective date of this offering and will expire five (5) years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(A). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e) of FINRA. The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from effectiveness. In addition, the warrants provide for registration rights upon request, in certain cases. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers, directors and holders of all of our common stock and securities exercisable for or convertible into our common stock outstanding immediately upon the closing of this offering, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the representative, for a period of twelve (12) months from the date of effectiveness of this offering in the case of our executive officers and directors, and for a period of six (6) months from the date of effectiveness of this offering for holders of our common stock and securities exercisable for or convertible into our common stock.

We, all directors and officers and the holders of substantially all of our outstanding common stock and securities convertible into or exercisable or exchangeable for common stock are subject to lock-up agreements with the underwriters agreeing that, without the prior written consent of the, we and they will not, during the period ending twelve (12) months from the date of effectiveness of this offering in the case of our executive officers and directors, and during the period ending six (6) months from the date of effectiveness of this offering for holders of our common stock and securities exercisable for or convertible into our common stock (the “restricted period”):

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

●	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock other than a registration statement on Form S-8;

●	complete any offering of debt securities other than entering into a line of credit with a traditional bank; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representative on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions in the immediately preceding paragraph do not apply to our directors, officers or holders of our outstanding common stock or other securities in certain circumstances, including the (i) transfers of our common stock acquired in open market transactions after the completion of this offering; (ii) transfers of our common stock as bona fide gifts, by will, to an immediate family member or to certain trusts provided that no filing under Section 16(a) of the Exchange Act would be required or voluntarily made; (iii) distributions of our common stock to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate, or to an entity controlled or managed by an affiliate provided that no filing under Section 16(a) of the Exchange Act would be required or voluntarily made; (iv) distributions of our common stock to the stockholders, partners or members of such holders provided that no filing under Section 16(a) of the Exchange Act would be required or voluntarily made; (v) the exercise of options, settlement of restricted stock units or other equity awards granted under a stock incentive plan or other equity award plan described in this prospectus, or the exercise of warrants outstanding described in this prospectus; (vi) transfers of our common stock to us for the net exercise of options, settlement of restricted stock units or warrants granted pursuant to our equity incentive plans or to cover tax withholding for grants pursuant to our equity incentive plans; (vii) the establishment by such holders of trading plans under Rule 10b5-1 under the Exchange Act provided that such plan does not provide for the transfer of common stock during the restricted period; (viii) transfers of our common stock pursuant to a domestic order, divorce settlement or other court order; (ix) transfers of our common stock to us pursuant to any right to repurchase or any right of first refusal we may have over such shares; (x) conversion of our outstanding securities into common stock in connection with the closing of this offering; and (xi) transfers of our common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors.

Certain of these exceptions are subject to a requirement that the transferee enter into a lock-up agreement with the underwriters containing similar restrictions.

Additionally, we have agreed that for a period of twelve (12) months after the effectiveness of this offering we will not directly or indirectly offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock in any “at-the-market”, continuous equity or variable rate transaction, without the prior written consent of the underwriters.

The representative may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriters, and should not be relied upon by investors.

Other Relationships

The underwriters and their respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Mitchell Silberberg & Knupp LLP, Los Angeles, California. Sichenzia Ross Ference Carmel LLP is representing the underwriters in this offering. As of the date of this prospectus, Mitchell Silberberg & Knupp LLP owns 75,000 shares of our common stock, which it received as compensation for legal services provided in connection with the 2021 share exchange and the 2021 debt financing, and Sichenzia Ross Ference Carmel LLP and its attorneys own an aggregate of 10,000 shares of our common stock, which they received as compensation for legal services provided in connection with the 2021 share exchange and the 2021 debt financing.

EXPERTS

The Company’s consolidated financial statements appearing elsewhere in this prospectus have been included herein in reliance upon the report, which includes an explanatory paragraph as to our ability to continue as a going concern, of Weinberg & Company, P.A., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Weinberg & Company, P.A. as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 12, 2023, the Company received notice from CohnReznick LLP, the Company’s previous independent registered public accounting firm, that CohnReznick LLP had made the decision to resign as the Company’s independent registered public accounting firm, effective January 12, 2023. Our board of directors accepted the resignation of CohnReznick LLP. CohnReznick LLP had served as the Company’s independent registered public accounting firm since April 6, 2021 through January 12, 2023.

CohnReznick LLP audited the Company’s consolidated financial statements for the fiscal years ended March 31, 2021 and 2020.

During the fiscal year ended March 31, 2022 and the subsequent interim period through January 12, 2023: (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) with CohnReznick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of CohnReznick LLP, would have caused CohnReznick LLP to make reference to the subject matter of such disagreements in connection with its reports on the consolidated financial statements for such periods and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that CohnReznick LLP advised management of two material weaknesses in internal controls related to the year ended March 31, 2021:

(i)	lack of internal control over the preparation and review of financial statements; and

(ii)	lack of internal controls over the accounting for employee expenses, in particular insufficient review procedures.

CohnReznick LLP has been authorized by the Company to respond fully to the inquiries of Weinberg & Company, P.A., the successor independent registered public accountant.

The Company provided CohnReznick LLP with a copy of the foregoing disclosure. A copy of CohnReznick LLP’s letter dated         , 2023 to the SEC, stating that CohnReznick LLP agrees with the foregoing disclosure, will be filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

Our board of directors approved the appointment of Weinberg & Company, P.A. effective February 10, 2023 as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022.

During the fiscal year ended March 31, 2022 and the subsequent interim period through January 12, 2023, neither the Company nor anyone acting on its behalf consulted with Weinberg & Company, P.A. regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Weinberg & Company, P.A. concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” within the meaning of Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.perfectmoment.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our common stock.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Perfect Moment Ltd and Subsidiaries

Perfect Moment Ltd and Subsidiaries

Condensed Consolidated Financial Statements

For the Quarterly Period Ended June 30, 2023

(Unaudited)

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	June 30, 2023	March 31, 2023
	unaudited
Assets
Current assets:
Cash and cash equivalents	$1,145	$4,712
Restricted cash	4,062	-
Accounts receivable, net	543	997
Inventories, net	2,315	2,262
Prepaid and other current assets	1,078	708
Total current assets	9,143	8,679
Non-current assets:
Intangible assets	10	12
Property and equipment, net	698	833
Operating lease right of use asset	270	297
Total non-current assets	978	1,142
Total Assets	$10,121	$9,821

Liabilities and Shareholders’ Deficit
Current liabilities:
Trade payables	$1,054	$1,289
Accrued expenses	1,230	1,390
Trade finance facility	-	26
Convertible debt obligations	11,143	10,770
Advances for stock subscription	452	-
Operating lease obligations, current portion	231	299
Unearned revenue	2,341	180
Total current liabilities	16,451	13,954
Non-current liabilities:
Operating lease obligations, long-term portion	44	8
Total non-current liabilities	44	8
Total Liabilities	16,495	13,962

Shareholders’ deficit:
Class A common shares; $0.0001 par value; 100,000,000 shares authorized; 4,978,538 shares and 4,824,352 shares issued and outstanding as of June 30, 2023 and March 31, 2023, respectively	-	-
Series A and Series B convertible preference shares; $0.0001 par value; 10,000,000 shares authorized: 6,513,780 shares issued and outstanding as of June 30, 2023 and March 31, 2023	1	1
Additional paid-in capital	36,738	35,910
Accumulated other comprehensive (loss) income	(185)	203
Accumulated deficit	(42,928)	(40,255)
Total shareholders’ deficit	(6,374)	(4,141)
Total Liabilities and Shareholders’ Deficit	$10,121	$9,821

See accompanying notes to the condensed consolidated financial statements

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Three Months Ended June 30, 2023 and 2022

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	June 30, 2023	June 30, 2022
Revenue	$988	$769
Cost of goods sold	(883)	(685)
Gross profit	105	84
Operating expenses
Selling, general and administrative expenses, including stock-based compensation costs of $0 and $3.80 million to consultants for the three months ended June 30, 2023 and 2022, respectively	(2,105)	(5,326)
Marketing and advertising expenses, including stock-based compensation costs of $0.19 million and $0.37 million to non-employees for the three months ended June 30, 2023 and 2022, respectively	(709)	(897)
Total operating expenses	(2,814)	(6,223)
Loss from operations	(2,709)	(6,139)
Interest expense	(374)	(385)
Foreign currency transactions gains (losses)	410	(851)
Loss before income taxes	(2,673)	(7,375)
Income tax benefit	-	-
Net loss	(2,673)	(7,375)
Other comprehensive gains
Foreign currency translation gains	388	682
Comprehensive loss	$(2,285)	$(6,693)

Basic and Diluted loss per share	$(0.55)	$(1.58)
Basic and Diluted weighted-average number of shares outstanding	4,854,061	4,673,253

See accompanying notes to the condensed consolidated financial statements

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

Three Months Ended June 30, 2023 and 2022

(Amounts in thousands, except share data)

(Unaudited)

	Preference Shares				Common Shares			Accumulated
	Series A Convertible		Series B Convertible		Class A		Additional Paid-in	Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance - March 31, 2022	5,323,782	$1	-	$-	3,749,352	$-	$26,674	$(100)	$(29,950)	$(3,375)
Stock compensation expense for employee vested options	-	-	-	-	-	-	89	-	-	89
Issuance of common stock to consultants	-	-	-	-	1,075,000	-	3,795	-	-	3,795
Foreign currency translation adjustment	-	-	-	-	-	-	-	682	-	682
Net loss	-	-	-	-	-	-	-	-	(7,375)	(7,375)
Balance - June 30, 2022	5,323,782	$1	-	$-	4,824,352	$-	$30,558	$582	$(37,325)	$(6,184)

Balance - March 31, 2023	5,323,782	$1	1,189,998	$-	4,824,352	$-	$35,910	$203	$(40,255)	$(4,141)
Stock compensation expense for employee vested options	-	-	-	-	-	-	10	-	-	10
Issuance of common stock	-	-	-	-	154,186	-	818	-	-	818
Foreign currency translation adjustment	-	-	-	-	-	-	-	(388)	-	(388)
Net loss	-	-	-	-	-	-	-	-	(2,673)	(2,673)
Balance - June 30, 2023	5,323,782	$1	1,189,998	$-	4,978,538	$-	$36,738	$(185)	$(42,928)	$(6,374)

See accompanying notes to the condensed consolidated financial statements

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ended June 30, 2023 and 2022

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net loss	$(2,673)	$(7,375)
Adjustments to reconcile net loss to net cash used in operating activities:
Non cash items:
Depreciation and amortization	141	133
Bad debt expense	93	(16)
Unrealized foreign exchange loss	(496)	763
Stock based compensation cost - employees	10	89
Stock based compensation costs - legal and consulting services	-	3,795
Stock based compensation costs - marketing services	185	371
Right of use expense	98	28
Amortization of convertible debt finance costs	174	139
Accrued interest	200	176
Changes in operating assets and liabilities:
Accounts receivable	352	539
Inventories	6	(115)
Prepaid and other current assets	(526)	205
Operating lease right of use asset and liability	(98)	(35)
Trade payables	(304)	(254)
Accrued expenses	(220)	(674)
Unearned revenue	2,255	(118)
Net cash used in operating activities	(803)	(2,349)

Cash flows from investing activities:
Purchases of property and equipment	(29)	(113)
Net cash used in investing activities	(29)	(113)

Cash flows from financing activities:
Repayment of trade finance facilities, net	(28)	(280)
Proceeds from issuance of common shares, net	818	-
Advances for stock subscription	452	-
Proceeds of other borrowings, net	-	210
Proceeds from convertible debt obligations, net	-	2,239
Net cash provided by financing activities	1,242	2,169

Effect of Exchange Rate Changes on Cash	85	(58)
Net Change in Cash and Cash Equivalents and Restricted Cash	495	(351)
Cash and Cash Equivalents and Restricted Cash- beginning of the quarter	4,712	1,575
Cash and Cash Equivalents and Restricted Cash - end of the quarter	$5,207	$1,224

See accompanying notes to the condensed consolidated financial statements

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

Three Months Ended June 30, 2023 and 2022

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	June 30, 2023	June 30, 2022
Supplemental Disclosure of Cash items
Interest paid on borrowings and bank loans	174	223
Supplemental Disclosure of Non Cash Operating Activities
Recognition of operating lease right of use assets and lease obligations	107	163

See accompanying notes to the condensed consolidated financial statements

PERFECT MOMENT LTD AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of operations

Perfect Moment Ltd, a Delaware corporation (“Perfect Moment” or “PML” and, together with its subsidiaries unless the context otherwise requires, the “Company”), is an owner and operator of a fashion brand that offers ski, surf, and activewear collections under the brand name Perfect Moment. The Company’s collections are sold directly to customers through e-commerce, sales to wholesale accounts and through other sales partnerships.

Going concern

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business.

Through June 30, 2023, the Company has funded its operations with proceeds from the issuance of convertible debt, preferred stock and common stock, alongside existing trade, invoice and shareholder financing arrangements. The Company incurred recurring losses, including a net loss of $2.67 million for the three months ended June 30, 2023 and used cash in operations of $0.80 million. As of June 30, 2023, the Company had an accumulated deficit of $42.93 million and a shareholders’ deficit of $6.37 million.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to alleviate the conditions that raise substantial doubt include:

●	Exploring sources of long-term funding in the private markets and also pursuing an initial public offering (“IPO”)

●	Taking out short-term loans and debt factoring to assist with working capital shortfalls

●	Closely monitoring the collection of debts

●	Strategies and plans in place to deliver positive EBITDA in the next financial year

The Company’s ability to continue as a going concern for 12 months from the date these unaudited condensed Consolidated Financial Statements were available to be issued is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts mentioned above. Our independent registered public accounting firm, in its report on our consolidated financial statements for the fiscal year ended March 31, 2023, has also expressed substantial doubt about our ability to continue as a going concern. The accompanying Condensed Consolidated Financial Statements do not include any adjustments as a result of this uncertainty.

Basis of presentation

We prepared the accompanying unaudited Condensed Consolidated Balance Sheet as of June 30, 2023, with the audited Consolidated Balance Sheet amounts as of March 31, 2023 presented for comparative purposes, and the related unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss, the Condensed Consolidated Statements of Shareholders’ Deficit, and the Condensed Consolidated Statements of Cash Flows pursuant to the rules of the Securities and Exchange Commission regarding interim financial reporting. In compliance with those instructions, we have omitted certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with U.S. GAAP, though management believes the disclosures made herein are sufficient to ensure that the information presented is not misleading.

Our results of operations and our cash flows as of the end of the interim periods reported herein do not necessarily indicate the results we may experience for the remainder of the year or for any other future period.

Management believes that we have included all adjustments (including those of a normal, recurring nature) considered necessary to fairly present our unaudited Condensed Consolidated Balance Sheet and our unaudited Condensed Consolidated Statement of Shareholders’ Deficit, each as of June 30, 2023, as well as our unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss and Condensed Consolidated Statements of Cash Flows for all periods presented. You should read our unaudited condensed consolidated interim financial statements and footnotes in conjunction with our audited consolidated financial statements and footnotes included within this accompanying registration statement.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

These unaudited condensed consolidated financial statements include the accounts of Perfect Moment Ltd and its wholly owned subsidiaries; Perfect Moment Asia Limited, Perfect Moment (UK) Limited and Perfect Moment TM Sarl. These unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments which are, in the opinion of management, necessary for the fair statement of the financial information for the interim periods presented. All intercompany balances and transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank balances, and short-term deposits with original maturities of three months or less. The Company has not experienced any losses related to these balances, and management believes the Company’s credit risk to be minimal.

Accounts receivable

Accounts receivable primarily arise out of sales to wholesale accounts and ecommerce partners. The allowance for doubtful accounts represents management’s best estimate of probable credit losses in accounts receivable using the incurred loss methodology. Receivables are written off against the allowance when management believes that it is probable the amount receivable will not be recovered. Additionally, the Company records higher allowances in the first and third quarters following its peak sales seasons after the Company determines it to be probable that it will not collect the related receivables. As of June 30, 2023 and March 31, 2023, the Company had $0.43 million and $0.34 million, respectively, in allowances for doubtful accounts. Accounts Receivable, net of allowances, as of June 30, 2023 and March 31, 2023 was $0.54 million and $1.00 million, respectively.

Concentration of credit risk

Accounts receivable are primarily from wholesale and partner accounts and from third-party platforms. The Company generally does not require collateral to support the accounts receivable; however, the Company may require certain new customers to provide advance payments for goods prior to delivery as part of onboarding new clients. The accounts receivable is net of an allowance for doubtful accounts, which is established based on management’s assessment of the credit risk of the underlying accounts.

Inventories

Inventories, consisting of finished goods, inventories in transit, and raw materials, are initially recognized at cost and subsequently measured at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis and is comprised of all costs of purchases, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

The Company periodically reviews its inventories and makes a provision as necessary to appropriately value goods that are obsolete, have quality issues, or are damaged. The amount of the provision is equal to the difference between the cost of the inventory and its net realizable value based upon assumptions about product quality, damages, future demand, selling prices, and market conditions. If changes in market conditions result in reductions in the estimated net realizable value of its inventory below its previous estimate, the Company would increase its provision in the period in which it made such a determination.

In addition, the Company provides for inventory shrinkage based on historical trends from actual physical inventory counts. Inventory shrinkage estimates are made to reduce the inventory value for lost or stolen items. The Company performs a physical inventory at least count once a year and adjusts the shrinkage reserve accordingly.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Cost consists of purchase price, conversion cost and estimated cost of dismantling and restoration. Expenditure such as repairs and maintenance, overhaul costs and borrowing costs are normally charged to profit or loss when they are incurred. Expenditures resulting in increases in the future economic benefits of the property and equipment are capitalized.

Software & Website Development costs are for applications and software with respect to operating our business. For such projects, planning cost and other costs related to the preliminary project stage, as well as costs incurred for post-implementation activities, are expensed as incurred. We capitalize costs incurred during the application development phase only when we believe it is probable the development will result in new or additional functionality. The types of costs capitalized during the application development phase include fees incurred with third parties for consulting, programming and other development activities performed to complete the software. We amortize the assets on a straight-line basis over an estimated useful life of three years. If we identify any software to be abandoned, the cost less the accumulated amortization, if any, is recorded as amortization expense.

The residual values and useful lives of the property, plant and equipment are reviewed when there are indications that the residual value or useful life of an asset has significantly changed following the end of the previous reporting period. If necessary, the residual value, depreciation method or useful life of that asset is amended prospectively to reflect the new expectation. The following estimated useful lives are used for the depreciation of property and equipment:

	Useful Life	Method
Furniture and Fixtures	5 years	Straight-line
Office Equipment	3-5 years	Straight-line
Leasehold Improvements	5 years	Straight-line
Software & Website Development	3 years	Straight-line
Computer Equipment	3 years	Straight-line

Leased property

At lease commencement, which is generally when the Company takes possession of the asset, the Company records a lease liability and corresponding right-of-use asset. Lease liabilities represent the present value of minimum lease payments over the expected lease term, which includes options to extend or terminate the lease when it is reasonably certain those options will be exercised. The present value of the lease liability is determined using the Company’s incremental borrowing rate as of lease commencement. Minimum lease payments include base rent, fixed escalation of rental payments, and rental payments that are adjusted periodically depending on a rate or index. Non-lease components are generally services that the lessor performs for the Company associated with the leased asset, such as common area maintenance.

Right-of-use assets represent the right to control the use of the leased asset during the lease and are initially recognized in an amount equal to the lease liability. In addition, prepaid rent, initial direct costs, and adjustments for lease incentives are components of the right-of-use asset. Over the lease term, the lease expense is amortized on a straight-line basis beginning on the lease commencement date. A right-of-use asset and lease liability are not recognized for leases with an initial term of 12 months or less, and the lease expense is recognized on a straight-line basis over the lease term. As of June 30, 2023 and March 31, 2023, the Company has four property leases, which are all accounted for as operating leases under ASC 842. Short-term leases are accounted for under the short-term lease practical expedient of ASC 842.

Segment reporting

ASC Topic 280, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Management has determined that the Company operates in one business segment, product sales.

 Geographic concentration

Although the Company is organized fundamentally as one business segment, the Company’s revenues are primarily split between three geographic areas: the US, Europe and the UK. Customers in these regions are served by our leadership, production and operations teams in the UK and Hong Kong.

For the three months ended June 30, 2023 and 2022, total net revenues attributable to the USA totaled $0.31 million and $0.28 million, respectively; total net revenues attributable to Europe, excluding UK, totaled $0.18 million and $0.19 million, respectively; and total net revenues attributable to the UK totaled $0.41 million and $0.20 million, respectively. The remaining net revenue of $0.09 million and $0.10 million, respectively, is attributable to revenues from Canada and countries in the Middle East, Asia Pacific and South America.

The long-lived assets of the Company primarily relate to property and equipment, intangible assets and operating lease right-of-use assets in the UK and Hong Kong. Total long-lived assets as of June 30, 2023 were $0.04 million and $0.94 million in Hong Kong and the UK, respectively. As of March 31 2023, total long-lived assets were $0.05 million in Hong Kong and $1.09 million in the UK.

Supplier Concentration

For the three months ended June 30, 2023, there were no purchases of manufactured goods. For the three months ended June 30, 2022, the largest single supplier of manufactured goods, Claire Fashion Limited, produced 92% of the Company’s products. For the three months ended June 30, 2023 and 2022, the largest fabric supplier, Toray International Inc., supplied 79% and 40%, respectively, of the fabric used to manufacture the Company’s products.

Revenue recognition

The majority of the Company’s revenue is recognized at a point in time based on the transfer of control. In addition, the majority of the Company’s contracts do not contain variable consideration and contract modifications are minimal. The majority of the Company’s revenue arrangements generally consists of a single performance obligation to transfer promised goods. Revenue is reported net of markdowns, discounts and sales taxes collected from customers on behalf of taxing authorities. Revenue is also presented net of an allowance for expected returns where contracts include the right of return.

We estimate returns on an ongoing basis to estimate the consideration from the customer that we expect to ultimately receive. Consideration in determining our estimates for returns may include agreements with customers, the Company’s return policy and historical and current trends. We record the returns as a reduction to net sales in our consolidated statements of operations and the recognition of a provision for returns within accrued expenses in our consolidated balance sheets and the estimated value of inventory expected to be returned as an adjustment to inventories, net. As of June 30, 2023 and March 31, 2023, the returns provision was $0.05 million and $0.04 million, respectively.

Revenue is comprised of direct-to-consumer ecommerce revenue through the Company’s website and revenue related to wholesalers. The following table details the revenue split:

	Three Months Ended
	June 30, 2023	June 30, 2022
	$’000	$’000
Wholesale revenues	31	66
Ecommerce revenues	957	703
Total	988	769

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to the Company’s customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. For direct-to-consumer ecommerce revenue, the Company receives payment before the customer receives the promised goods. Revenue is only recognized once the goods have been delivered to the customer. Sales to wholesale customers are recognized when the customer has control which will depend on the agreed upon International Commercial Terms (“inco-terms”). For inventories sold on consignment to wholesalers, the Company records revenue when the inventory is sold to the third-party customer by the wholesaler. The Company may issue merchant credits, which are essentially refund credits. The merchant credits are initially deferred and subsequently recognized as revenue when tendered for payment.

The Company’s business is significantly affected by the pattern of seasonality common to most retail apparel businesses. Historically, the Company has recognized a significant portion of its revenue in the fourth fiscal quarter of each year as a result of increased net revenue during the ski season.

Cost of goods sold

Cost of goods sold includes the cost of purchased merchandise, which includes:

-	acquisition and production costs including raw material and labor as applicable;

-	the cost incurred to deliver inventory to the Company’s third-party distribution centers including freight, non-refundable taxes, duty, and other landing costs;

-	the service fees of the Company’s third-party fulfillment and distribution centers; and

-	reserves for inventory.

Selling, general and administrative expenses

Selling, general and administrative expenses consists of all operating costs not otherwise included in cost of goods sold or marketing and advertising expenses. The Company’s selling, general and administrative expenses include personnel costs, recruitment fees, legal and professional fees, information technology, accounting, travel and lodging, occupancy costs and depreciation and amortization.

Marketing and advertising expenses

Marketing and advertising expenses include digital marketing and advertising, trade shows, marketing campaigns, gifted stock expense, PR and press events and photoshoot costs.

Income taxes

The Company follows the liability method with respect to accounting for income taxes. Deferred income tax assets and liabilities are determined based on the temporary differences between the carrying amounts and the tax bases of assets and liabilities, and for tax losses, tax credit carryforwards, and other tax attributes. Deferred income tax assets and liabilities are measured using enacted tax rates, for the appropriate tax jurisdiction, which are expected to be in effect when these differences are anticipated to reverse.

Deferred income tax assets are reduced by a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The evaluation as to the likelihood of realizing the benefit of a deferred income tax asset is based on the timing of scheduled reversals of deferred tax liabilities, taxable income forecasts, and tax-planning strategies. The recognition of a deferred income tax asset is based upon several assumptions and forecasts, including current and anticipated taxable income, the utilization of previously unrealized non-operating loss carryforwards, and regulatory reviews of tax filings.

The Company evaluates its tax filing positions and recognizes the largest amount of tax benefit that is considered more likely than not to be sustained upon examination by the relevant taxing authorities based on the technical merits of the position. This determination requires the use of significant judgment. Income tax expense is adjusted in the period in which an uncertain tax position is effectively settled, the statute of limitations expires, facts or circumstances change, tax laws change, or new information becomes available. The Company’s policy is to recognize interest expense and penalties related to income tax matters separately as an income or expense item.

Foreign currency

Foreign currency transactions denominated in a currency other than an entity’s functional currency are remeasured into the functional currency using the spot rate at the date of the transaction with any resulting gains and losses recognized in operating expenses except for gains and losses arising on intercompany foreign currency transactions that are of a long-term investment nature, which are recorded as a foreign currency translation adjustment in other comprehensive income or loss.

The functional currency for each entity included in these Consolidated Financial Statements that is domiciled outside of the United States is generally the applicable local currency. Assets and liabilities of each foreign entity are translated into U.S. dollars at the exchange rate in effect on the balance sheet date. Revenue and expenses are translated on a monthly basis using the average rate for that month as a close approximation. Unrealized translation gains and losses are recorded as a foreign currency translation adjustment, which is included in other comprehensive income or loss, which is a component of accumulated other comprehensive income or loss included in shareholders’ deficit.

Stock-based compensation

The Company is authorized to grant options, warrants, and share units to officers and key employees of the Company and its subsidiaries and to non-employees. The equity plans are intended to help the Company attract and retain directors, officers, other key executives and employees and is also intended to provide incentives and rewards relating to the Company’s business plans to encourage such persons to devote themselves to the business of the Company. The Company has historically granted share awards to non-employees in exchange for the provision of services (see Note 11).

The Company accounts for such awards based on ASC 505 and 718, whereby the value of the award is measured on the date of grant and recognized as compensation expense on a straight-line basis over the vesting period. The Company measures fair value as of the grant date for options and warrants using the Black Scholes option pricing model and for common share awards using a weighted average of the Black Scholes method and probability-weighted expected return method (PWERM).

The inputs into the Black Scholes option pricing model are subjective and generally require significant judgment. The fair value of the shares of common and preferred stock has historically been determined by the Company’s management with the assistance of third party specialists as there was no public market for the common stock. The fair value is obtained by considering a number of objective and subjective factors, including the valuation of comparable companies, sales of preferred stock to unrelated third parties, projected operating and financial performance, the lack of liquidity of common and preferred stock and general and industry specific economic outlook, amongst other factors. The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company’s stock option exercise history does not provide a reasonable basis upon which to estimate expected term. Because the Company is privately held and does not have an active trading market for its common and preferred stock for a sufficient period of time, the expected volatility was estimated based on the average volatility for comparable publicly traded companies, over a period equal to the expected term of the stock option grants. The risk-free rate assumption is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option. The Company has never paid dividends on its common stock and does not anticipate paying dividends on common stock in the foreseeable future. Therefore, the Company uses an expected dividend yield of zero.

Employee benefits

Salaries, annual bonuses, paid annual leave and other leave, contributions to defined contribution retirement plans and the cost of non-monetary benefits are accrued in the year in which the associated services are rendered by employees. Where payment or settlement is deferred and the effect would be material, these amounts are measured at their present value.

The Company operates a number of defined contribution plans under mandatory provident fund plans. The Company pays contributions to the independent administrators on a monthly basis based on contributions from employees and any contractual employer contributions and has no further payment obligations once they are paid. These contributions are recognized as employee benefit expenses when they are incurred. Pension costs for the three months ended June 30, 2023 and 2022 were $0.01 million in both periods.

Loss per share of common stock

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing the net income applicable to common stockholders by the weighted average number of shares of common stock outstanding plus the number of additional shares of common stock that would have been outstanding if all dilutive potential shares of common stock had been issued using the treasury stock method. Potential shares of common stock are excluded from the computation when their effect is antidilutive. The dilutive effect of potentially dilutive securities is reflected in diluted net income per share if the exercise prices were lower than the average fair market value of common stock during the reporting period.

Potentially dilutive stock options and securities as presented in the table below were excluded from the computation of diluted net income (loss) per share, because the effect would be anti-dilutive. As the Company incurred losses in the three months ended June 30, 2023 and 2022, basic and diluted weighted-average shares are the same in the loss per share calculation, in accordance with ASC 260-10-45-20.

	June 30, 2023	June 30, 2022
Options to acquire common stock	299,957	681,722
Series A convertible preferred stock	5,323,782	5,323,782
Series B convertible preferred stock	1,189,998	-
Convertible debt financing	2,387,894	1,913,594
	9,201,631	7,919,098

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are made using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value:

●	Level 1 - defined as observable inputs such as quoted prices in active markets;

●	Level 2 - defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

●	Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair value measurement is categorized in its entirety by reference to its lowest level of significant input.

The Company records cash, accounts receivable and accounts payable at cost. The carrying values of these instruments approximate their fair value due to their short-term maturities. The carrying value of capital lease obligations and debt obligations approximate their fair values due to interest rates on such instruments being the prevailing market interest rates. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Use of estimates

The preparation of the consolidated financial statements requires management to make estimates and judgments in applying the Company’s accounting policies that affect the reported amounts and disclosures made in the consolidated financial statements and accompanying notes. Estimates and assumptions are used mainly in determining the measurement of balances recognized or disclosed in the consolidated financial statements and are based on a set of underlying data that may include management’s historical experience, knowledge of current events and conditions and other factors that are believed to be reasonable under the circumstances. Management continually evaluates the estimates and judgments it uses. These estimates and judgments have been applied in a manner consistent with prior periods and there are no known trends, commitments, events or uncertainties that management believe will materially affect the methodology or assumptions utilized in making these estimates and judgments in these financial statements.  Significant estimates inherent in the preparation of the consolidated financial statements include reserves for uncollectible accounts receivables, realizability of inventory; customer returns; useful lives and impairments of long-lived tangible and intangible assets; accounting for income taxes and related uncertain tax positions; and the valuation of stock-based compensation awards. Actual results may differ from these judgements and estimates under different assumptions or conditions and any such differences may be material.

Recently issued accounting pronouncements

In September 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2022-04, “Disclosure of Supplier Finance Program Obligations” (“ASU 2022-04”). ASU 2022-04 requires entities to disclose the key terms of supplier finance programs they use in connection with the purchase of goods and services, along with the amount of obligations outstanding at the end of each period and an annual roll forward of such obligations. This standard does not affect the recognition, measurement, or financial statement presentation of supplier finance program obligations. ASU 2022-04 is effective for the Company for the year ending March 31, 2024 and is to be applied retrospectively to all periods in which a balance sheet is presented. The annual roll forward disclosure is not required to be made until the year ending March 31, 2025 and is to be applied prospectively. Early adoption is permitted. Other than the new disclosure requirements, ASU 2022-04 will not have an impact on the Company’s consolidated financial statements.

ASUs recently issued but not listed above were assessed and determined to be either not applicable or are expected to have minimal impact on the consolidated financial position or results of operations.

NOTE 3. CASH

	June 30, 2023	March 31, 2023
	$’000	$’000
Cash and cash equivalents	1,145	4,712
Restricted cash	4,062	-
Total	5,207	4,712

Restricted cash represents amounts pledged as collateral against the trade finance facility that is currently limited to the issuance of letters of credit to suppliers. As of June 30, 2023, there were five pledged letters of credit amounting to $4.87 million of which $4.06 million was secured by restricted cash and $0.81 million was secured against a standby documentary credit for $1.00 million from UBS Switzerland AG (see Note 8).

NOTE 4. INVENTORIES

Inventories are initially measured at cost and subsequently measured at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis. The following table details the primary categories for the periods presented.

	June 30, 2023	March 31, 2023
	$’000	$’000
Finished goods	2,710	2,685
Raw materials	566	585
	3,276	3,270
Inventory reserve	(961)	(1,008)
Total	2,315	2,262

Third-party services are used to warehouse and distribute inventory. Per the terms of one third-party service contract, a lien may be placed on the Company’s inventory if the Company fails to make a payment for services within 30 days from the date the third-party supplier notifies the Company of an outstanding payment.

NOTE 5. PREPAID AND OTHER CURRENT ASSETS

Amounts recorded in prepaid and other current assets are expected to be realized within one year. The following table describes the major items for the periods presented.

	June 30, 2023	March 31, 2023
	$’000	$’000
Deposits and prepayments	389	150
Prepaid marketing costs	-	185
Other receivables	564	373
Indirect taxes	125	-
Total	1,078	708

Prepaid marketing costs relate to the provision of marketing services to be provided over an 18-month service period by two non-employees.

NOTE 6. PROPERTY AND EQUIPMENT

	June 30, 2023	March 31, 2023
	$’000	$’000
Furniture and Fixtures	178	177
Office Equipment	54	52
Leasehold Improvements	29	29
Software and Website Development	1,695	1,676
Computer Equipment	100	91
Property and equipment, gross	2,056	2,025
Accumulated depreciation	(1,358)	(1,192)
Property and equipment, net	698	833

Depreciation expense related to property and equipment was $0.14 million and $0.13 million in the three months ended June 30, 2023 and 2022, respectively.

NOTE 7 ACCRUED EXPENSES

	June 30, 2023	March 31, 2023
	$’000	$’000
Accrued expenses	794	606
Returns provision	50	366
Merchant credit	73	61
Indirect taxes	313	357
Total	1,230	1,390

The returns provisions are comprised of returns due from both wholesale and partner customers and direct-to-consumer customers.

NOTE 8. TRADE FINANCE FACILITY

	June 30, 2023	March 31, 2023
	$’000	$’000
Trade finance facility	-	26
	-	26

The Company has a trade finance facility extended on goods for which letters of credit are issued to the Company’s suppliers by HSBC. As of June 30, 2023 and March 31, 2023, the outstanding balance under the trade finance facility was zero and $0.03 million, respectively, and the Company had an available trade finance facility of $5.00 million. As of June 30, 2023, there were five pledged letters of credit by HSBC amounting to $4.87 million (see Note 3), however, the trade finance facility does not become the Company’s responsibility until the Company receives the manufactured clothing goods from suppliers. Once drawn, the company has 120 days credit on the loan before repayment is due. For drawings in HKD, the interest rate equals HIBOR plus 3%, and for drawings in USD, the interest rate equals SOFR plus 3.3%. The trade finance facility was secured by a standby documentary credit for $1.00 million from UBS Switzerland AG and a personal guarantee to the value of $4.00 million from the Chairman and Director of the Company.  The UBS documentary credit expired on April 30, 2023 and the facility from that date, was subsequently secured by a charge over cash deposits equal to the amount of the facility used at any given moment in time in addition to the aforementioned personal guarantee. On June 26, 2023, the UBS standby documentary credit was reinstated for $1.00 million, secured by a personal guarantee from JGA (see Note 14). The JGA personal guarantee attracts interest of 8% per annum, payable by the Company.

NOTE 9. CONVERTIBLE DEBT OBLIGATIONS

	June 30, 2023	March 31, 2023
	$’000	$’000
Convertible debt	11,462	11,262
Unamortized debt discount	(319)	(492)
	11,143	10,770

In March 2021, the Company entered into an arrangement whereby the Company completed convertible debt financing (“2021 Debt Financing”), from 47 investors, for gross proceeds of $6.00 million, less $0.84 million of debt issuance costs, at an 8% interest rate to provide working capital for its operations. Between April and July 2022, the Company received further convertible debt financing (“2022 Debt Financing”) from 47 investors with gross proceeds of $4.00 million, less $0.53 million of debt issuance costs, that rank pari passu to the 2021 Debt Financing at an 8% interest rate. The debt issuance costs are amortized over the remaining life of the convertible debt.

The 2021 Debt Financing had a redemption date of December 15, 2023. Upon the closing of an IPO prior to the redemption date, the convertible debt shall be convertible into the Company’s common stock at a conversion price equal to 80% of the public offering price of the Company’s common stock in the IPO. Management considered the accounting effect of the conversion feature and determined the convertible debt to be accounted for as share-settled debt and accreted the value of the convertible debt to their expected conversion into equity at redemption date.

As of June 30, 2023, the convertible debt obligations comprised gross proceeds of $10.00 million and accrued interest of $1.46 million. As of March 31, 2023, the convertible debt obligations comprised gross proceeds of $10.00 million and accrued interest of $1.26 million. The Company’s convertible debt obligations are secured by a security interest over the assets of Perfect Moment Ltd and its subsidiaries. The convertible debt obligations are junior to any bank debt.

The unamortized debt discount is the related arrangement fees that are being amortized against the convertible debt obligations on the consolidated balance sheets. During the three months ended June 30, 2023 and 2022, aggregate debt and related issuance costs of $0 and $0.32 million, respectively, were incurred and recorded as debt discount, of which $0.17 million and $0.19 million, respectively, was amortized during the same periods.

In connection with the 2021 Debt Financing and 2022 Debt Financing, we have covenants that limit the amount of indebtedness we may incur and assets we may pledge. As of June 30, 2023, we were in compliance with such covenants.

NOTE 10. EQUITY

Series A Preferred Stock

On March 15, 2021, Perfect Moment Asia Limited (“PMA”), the former parent entity, engaged in a share for share exchange with the Company, thereby creating the Company as the ultimate parent Company. As part of the share for share exchange, existing PMA shareholders’ equity was exchanged for an equivalent amount of share capital in the Company in the form of common stock and preferred stock. As a result of the transaction, 5,323,782 shares of Series A Convertible Preferred Stock (“Series A Stock”) with a $0.0001 par value were issued to existing PMA shareholders for nil consideration. The Series A Stock may be voluntarily converted into shares of common stock at the request of the Series A stockholder by providing written notice. The Series A Stock is also subject to mandatory conversion into common stock upon either an IPO or by vote or written consent of at least 66 2/3% holders of the outstanding shares of the Series A Stock. The conversion shall be at a rate of one share of Series A Stock for one share of common stock without payment of additional consideration. The holders of Series A Stock shall be entitled to receive dividends as if the conversion to common stock had taken place, if and when dividends are declared. Such dividends take preference to dividends paid on shares of common stock and are non-cumulative. The holders of the Series A Stock shall be entitled to vote based on the equal number of whole shares of common stock into which the shares of Series A Stock are convertible as of the date of the vote. The Series A Stock shall with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company or deemed liquidation event rank senior to both the common stock and any other class of stock which specifically ranks junior to the Series A Stock.

Series B Preferred Stock

On September 23, 2022, the Company authorized the issuance and sale of up to 1,200,000 shares of Series B Convertible Preferred Stock (“Series B Stock”), at a par value of $0.0001 per share and a purchase price of $5.00 per share. A total of 1,189,998 shares of Series B Stock was issued between September 2022 and November 2022, for net proceeds of $5.20 million, net of broker fees of $0.75 million. The Series B Stock may be voluntarily converted into shares of common stock at the request of the Series B stockholder by providing written notice. The Series B Stock is also subject to mandatory conversion into common stock upon either an IPO or by vote or written consent of at least 66 2/3% holders of the outstanding shares of the Series B Stock without payment of additional consideration. The conversion shall be determined by dividing the original issue price by the conversion price in effect at the time of conversion. The initial conversion price is set at $5.00 per share. The holders of Series B Stock shall be entitled to receive dividends as if the conversion to common stock had taken place, if and when dividends are declared. Such dividends take preference to dividends paid on shares of common stock and are non-cumulative. The holders of the Series B Stock shall be entitled to vote based on the equal number of whole shares of common stock into which the shares of Series B Stock are convertible as of the date of the vote. The Series B Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company or deemed liquidation event, rank pari passu with the Series A Stock.

Common stock

During May to June 2023, the Company issued 154,186 shares of common stock at a par value of $0.0001 and a purchase price of $6.00 per share. The total net proceeds were $0.82 million, net of broker fees and expenses of $0.11 million. The holders of the common stock shall be entitled to cast one vote for each share held at all stockholder meetings and have no right to subscribe to or purchase any new or additional issue of shares.

In addition, during June 2023, the Company received $0.45 million in advance of future stock subscriptions. As of June 30, 2023, the $0.45 million advance receipts have been recognized within the condensed consolidated balance sheet as Advances for stock subscription.

NOTE 11. STOCK-BASED COMPENSATION

The Company periodically issues stock options to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation - Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. The equity plans are employees are intended to help the Company attract and retain directors, officers, other key executives and employees and to provide incentives and rewards.

Valuation methods

The Company measures fair value as of the grant date for options and warrants using the Black Scholes option pricing model and for common stock awards using a weighted average of the Black Scholes method and probability-weighted expected return method (PWERM). The inputs into the Black Scholes option pricing model are subjective and generally require significant judgment. The fair value of stock options granted were estimated using the following range of assumptions:

	June 30, 2023	June 30, 2022
Weighted average grant date fair value of stock options granted during the period	$-	$4.99
Expected term - years	-	5.09
Expected volatility	-	125%
Risk-free interest rate	-	2.00%
Dividend yield	-	0.00%

Fair value of common and preferred stock - The fair value of the shares of common and preferred stock has historically been determined by the Company’s management using external advisors as there was no public market for the common stock. The fair value of our common and preferred stock is obtained by considering a number of objective and subjective factors, including: the valuation of comparable companies, sales of preferred stock to unrelated third parties, our projected operating and financial performance, the lack of liquidity of common and preferred stock and general and industry specific economic outlook, amongst other factors.

Expected term - The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company has concluded that its stock option exercise history does not provide a reasonable basis upon which to estimate expected term. The expected term of stock options granted to non-employees is equal to the contractual term of the option award.

Volatility - Because the Company is privately held and does not have an active trading market for its common and preferred stock for a sufficient period of time, the expected volatility was estimated based on the average volatility for comparable publicly-traded companies, over a period equal to the expected term of the stock option grants.

Risk-free rate - The risk-free rate assumption is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.

Dividends - The Company has never paid dividends on its common stock and does not anticipate paying dividends on common stock in the foreseeable future. Therefore, the Company uses an expected dividend yield of zero.

Employee stock awards

The Company has awarded options to employees under a 2021 Equity Incentive Plan (“2021 Plan”) and a Non-Plan (“Non-Plan”) scheme.

	Option Schemes
	Non-Plan Vested	Non-Plan Non-vested	2021 Plan Vested	2021 Plan Non-vested	Total
Balance as of March 31, 2022	68,172	272,690	49,992	154,524	545,378
Granted	-	-	-	136,344	136,344
Balance as of June 30, 2022	68,172	272,690	49,992	290,868	681,722

Balance as of March 31, 2023 and June 30, 2023	136,344	-	99,985	63,628	299,957

Total vested as of June 30, 2023	136,344		99,985		236,329

During the three months ended June 30, 2022, the Company granted 136,344 share options under the 2021 Plan. During the three months ended June 30, 2023, no share options were granted to employees. As of June 30, 2023, there were a total of 299,957 options outstanding of which 236,329 options had vested and the balance of 63,628 options were non-vested. Of the 236,329 vested options as of June 30, 2023, unless exercised, 72,716 shall lapse on June 30, 2026 and 163,613 shall lapse on September 1, 2026.

Further information related to the stock options for 2023 and 2022 is set out below.

	Share Options
	Number	Weighted- Average Exercise Price	Average Remaining Contractual Life (years)	Range of Exercise Prices
Outstanding as of March 31, 2022	545,378	$1.32	4.25	$ 0.01 - 3.50
Granted	136,344	$0.01		$0.01
Outstanding as of June 30, 2022	681,722	1.06	4.20	$ 0.01 - 3.50

Exercisable as of June 30, 2022	186,336	$0.95	4.05	$ 0.01 - 3.50

Outstanding as of March 31, 2023 and June 30, 2023	299,957	1.60	3.09	0.01 - 3.50

Exercisable as of June 30, 2023	236,329	$1.08	3.09	$ 0.01 - 3.50

The aggregate intrinsic value for options outstanding as of June 30, 2023 was $1.32 million. The employee stock compensation expense for the three months ended June 30, 2023 and 2022 was $0.01 million and $0.09 million, respectively. The Company had $0.03 million unrecognized compensation costs related to stock options as of June 30, 2023.

Non-employee stock awards

Common shares issued to consultants

During 2021, the Company engaged several consultants to provide services relating to the IPO and were contracted to be compensated with common stock awards. These consultant stock awards were recorded in accordance with ASC 718. Compensation expense is recorded for these stock awards based on the amortization of the fair market value and common stock issued over the agreed service or vesting period, taking into account clawback provisions. The fair value of the shares is based on the enterprise valuation as outlined in ASC 718-10-55-10 through ASC 718-10-55-12. The shares subject to clawback provisions remain unvested until the related performance condition is met in line with ASC 718-10. If clawback features are triggered, the unvested shares will be returned to the Company in line with ASC 718-10.

In January and March 2021, 2,000,000 shares of common stock with a total fair value of $7.00 million were issued to certain non-employees in exchange for consulting and advisory services to be performed relating to the 2021 share exchange (see Note 10) and the 2021 convertible debt financing (see Note 9), of which 50% were subject to clawback contingent upon an IPO. As services were relating to, and contingent upon execution of an IPO, no expense was recognized for the shares subject to clawback, until occurrence of an IPO.  During the three months ended June 30, 2022, the consultants performed additional services and the Company agreed to remove the clawback provision and the $3.50 million fair value for the remaining 1,000,000 shares of common stock was recognized within selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss during the three months then ended. As of June 30, 2023 and March 31, 2023, no further shares were issuable under this agreement.

In October 2021, 75,000 shares of common stock with a total fair value of $0.30 million were issued to a consultant in exchange for legal services to be performed relating to an IPO subject to a 100% clawback provision in the event that an IPO is not achieved. As services were relating to and contingent upon execution of an IPO, no expense was recognized until occurrence of an IPO. During the three months ended June 30, 2022, the Company entered into an agreement to remove the clawback provision and the fair value of $0.30 million was recognized within selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss during the three months then ended. As of June 30, 2023 and March 31, 2023, no further shares were issuable under this agreement.

In relation to the above consulting and advisory services, the Company has granted rights to six holders of our common stock, to be issued additional shares of our common stock if the IPO price per share is less than $5.00, as adjusted for any stock split or combination prior to this offering, or if we sell our equity securities before the closing of this offering at the purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, pursuant to which right such holders would be granted additional shares of common stock. The number of shares is yet to be determined and is dependent on the IPO share price.

NOTE 12. FOREIGN CURRENCY TRANSLATION

We report all currency amounts in USD. The Company’s subsidiaries in UK, Hong Kong and Switzerland maintain their books and records in their functional currencies, which are GBP, HKD and CHF, respectively.

When consolidating the subsidiaries with non-USD functional currencies, we translate the amounts of assets and liabilities into USD using the exchange rate on the balance sheet date, and the amounts of revenue and expense are translated at the average exchange rate prevailing during the period. The gains and losses resulting from translation of financial statement amounts into USD are recorded as a separate component of accumulated other comprehensive loss within shareholders’ deficit.

We used the exchange rates in the following table to translate amounts denominated in non-USD currencies as of and for the periods noted:

Period end exchange rate:

	June 30, 2023	March 31, 2023
GBP:USD	1.27084	1.21569
HKD:USD	0.12739	0.12744
CHF:USD	1.11760	1.04681

Average exchange rate:

	Three Months Ended
	June 30, 2023	June 30, 2022
GBP:USD	1.25203	1.23188
HKD:USD	0.12756	0.12742
CHF:USD	1.11236	1.03113

The following table, reported in USD, disaggregates our cash balances by currency denomination:

Cash denominated in:

	June 30, 2023	March 31, 2023
	$’000	$’000
USD	5,230	3,325
GBP	(242)	447
HKD	24	21
CHF	18	18
EUR	171	895
CNY	6	6
	5,207	4,712

Our cash primarily consists of funds held in bank accounts and third party payment platforms.

Cash held by HSBC	515	4,405
Restricted cash held by HSBC	4,062	-
Cash held by other banks	541	66
Cash held by third party payment platforms	87	239
Petty cash	2	2
	5,207	4,712

With the exception of petty cash, all our cash consists of funds held in bank accounts and third party payment platforms. The Company maintains the majority of cash at HSBC where the balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At times, the cash balances may exceed the FDIC-insured limit. As of June 30, 2023, we do not believe we have any significant concentrations of credit risk due to the strong credit rating of HSBC and the cash balance is expected to be utilized within 6 months to fund working capital requirements. The cash held by other banks is within the FDIC insured amount and cash held by third party payment platforms are short term timing balances.

NOTE 13. COMMITMENTS AND CONTINGENCIES

Legal proceedings - The Company is, from time to time, involved in routine legal matters, and audits and inspections by governmental agencies and other third parties which are incidental to the conduct of its business. This includes legal matters such as initiation and defense of proceedings to protect intellectual property rights, liability claims, employment claims, and similar matters. The Company believes the ultimate resolution of any such legal proceedings, audits, and inspections will not have a material adverse effect on its consolidated balance sheets, results of operations or cash flows.

Capital commitments -  The Company had purchase obligations of $6.73 million as of June 30, 2023, primarily relating to purchase orders to factories for the manufacture of finished goods. $4.8m of the obligations are to be financed by HSBC letters of credit and comprise the balance held as restricted cash on the condensed consolidated balance sheets.

NOTE 14. RELATED PARTY TRANSACTIONS

Certain directors of the Company and its subsidiaries, provided consulting and advisory services, as non-employees, totaling $0.13 million and $0.08 million for the three months ended June 30, 2023 and 2022, respectively, recognized in selling, general and administrative expenses in the accompanying condensed consolidated statement of operations. As of June 30, 2023 and March 31, 2023, $0.07 million and $0.02 million was unpaid, respectively, which was included in accrued expenses.

Below are the directors of the Company and its subsidiaries, that provided the consulting and advisory services.

	Three Months Ended
	June 30, 2023	June 30, 2022
	$’000	$’000
Max Gottschalk (director of the Company)	45	30
Jane Gottschalk (director of the Company)	-	30
Tracy Barwin (director of the Company)	68	-
Andreas Keijsers (director of a subsidiary)	12	14
	125	75

The Company has engaged Deliberate Software Limited (“Deliberate”) as a supplier for IT services amounting to $0.03 million and $0.11 million for the three months ended June 30, 2023 and 2022, respectively, recognized within selling, general and administrative expenses. As of June 30, 2023 and March 31, 2023, $0.03 million and $0.01 million, respectively, were unpaid and included in trade payables. A director of Deliberate is an immediate family member of Negin Yeganegy, the former Chief Executive Officer and director of PML, up to November 2022. As of June 30, 2023 and March 31, 2023, Deliberate held 100,351 shares of Series A preferred stock which are convertible to 100,351 shares of common stock immediately prior to an IPO.

On March 15, 2021, PML entered into a convertible debt obligation agreement with 47 investors including JGA (see Note 9), which is deemed to be a related party of Max Gottschalk, the Chairman and director of the Company. The portion of the convertible debt obligation (outstanding principal and accrued interest) repayable to JGA amounted to $0.24 million and $0.23 million as of June 30, 2023 and March 31, 2023, respectively. Upon the closing of an IPO prior to the redemption date, the debt financing shall be convertible into shares of the Company’s common stock at a conversion price equal to 80% of the public offering price of the Company’s common stock in the IPO.

On June 29, 2022, the Company entered into a short-term loan of $0.20 million from Sprk Capital Limited at an interest rate of 16% that was repayable by December 31, 2022. Interest expense during the three months ended June 30, 2023 was $0.02 million and interest during the three months ended June 30, 2022 was negligible. The principal loan plus interest was repaid in February 2023. A director of Sprk Capital Limited, Simon Nicholas Champ, is a shareholder of the Company. As of June 30, 2023 and March 31, 2023, Simon Nicholas Champ held 19,570 shares of Series A preferred stock which are convertible to 19,570 shares of common stock immediately prior to an IPO.

On June 26, 2023, the HSBC trade finance facility was secured by a standby documentary credit for $1.00 million from UBS Switzerland AG (see Note 8), secured by a personal guarantee from JGA. The personal guarantee attracts interest of 8% per annum. The interest charged for the three months ended June 30, 2023 was negligible.

NOTE 15. SUBSEQUENT EVENTS

Subsequent to June 30, 2023, the Company issued the 75,333 shares of common stock amounting to gross proceeds of $0.45 million as reported as “Advances for stock subscription” on the condensed consolidated balance sheet as of June 30, 2023. In addition, between July 2023 to August 2023, the Company issued and sold a further 179,531 shares of common stock to accredited investors as part of the same equity financing for a purchase price of $6.00 per share for net proceeds of $0.91 million, net of broker fees and expenses of approximately $0.17 million. The holders of the common stock shall be entitled to cast one vote for each share held at all stockholder meetings and have no right to subscribe to or purchase any new or additional issue of shares.

As of June 30, 2023, there were five pledged letters of credit amounting to $4.87 million and as at the date of this report, $1.04 million of the letters of credit had been drawn down. Subsequent to June 30, 2023, two further letters of credit amounting to $1.19 million were pledged.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Perfect Moment Ltd and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Perfect Moment Ltd and Subsidiaries (the “Company”) as of March 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2023 and 2022, and the results of its consolidated operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company incurred a net loss and used cash in operations during the year ended March 31, 2023, and the Company had a shareholders’ deficit at March 31, 2023. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.

/s/ Weinberg & Company, P.A.

Los Angeles, California

August 4, 2023

PERFECT MOMENT LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

	March 31, 2023	March 31, 2022

Assets
Current assets:
Cash and cash equivalents	$4,712	$1,575
Accounts receivable, net	997	617
Inventories, net	2,262	1,870
Prepaid and other current assets	708	2,643
Total current assets	8,679	6,705
Non-current assets:
Intangible assets	12	14
Property, plant and equipment, net	833	1,195
Operating lease right of use asset	297	99
Total non-current assets	1,142	1,308
Total Assets	$9,821	$8,013
Liabilities and Shareholders’ Deficit
Current liabilities:
Trade payables	$1,289	$2,175
Accrued expenses	1,390	1,370
Bank loan	26	265
Convertible debt obligations	10,770	6,240
Shareholder loans	-	538
Operating lease obligations, current portion	299	62
Unearned revenue	180	701
Total current liabilities	13,954	11,351
Non-current liabilities:
Operating lease obligations, long-term portion	8	37
Total non-current liabilities	8	37
Total Liabilities	13,962	11,388
Shareholders’ deficit:
Class A common shares; $0.0001 par value; 100,000,000 shares authorized; 4,824,352 shares and 3,749,352 shares issued and outstanding as of March 31, 2023 and March 31, 2022, respectively	-	-
Series A and Series B convertible preference shares; $0.0001 par value; 10,000,000 shares authorized: 6,513,780 and 5,323,782 shares issued and outstanding as of March 31, 2023 and March 31, 2022, respectively	1	1
Additional paid-in capital	35,910	26,674
Accumulated other comprehensive income (loss)	203	(100)
Accumulated deficit	(40,255)	(29,950)
Total shareholders’ deficit	(4,141)	(3,375)
Total Liabilities and Shareholders’ Deficit	$9,821	$8,013

See accompanying notes to the consolidated financial statements

PERFECT MOMENT LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Years Ended March 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

	Years Ended
	March 31, 2023	March 31, 2022

Revenue	$23,438	$16,447
Cost of goods sold	(15,369)	(11,498)
Gross profit	8,069	4,949
Operating expenses
Selling, general and administrative expenses, including stock-based compensation costs of $3.80 million and $2.66 million to consultants for the years ended March 31, 2023 and 2022, respectively	(11,682)	(10,878)
Marketing and advertising expenses, including stock-based compensation costs of $1.48 million and $1.30 million to non-employees for the years ended March 31, 2023 and 2022, respectively	(5,012)	(4,248)
Total operating expenses	(16,694)	(15,126)
Loss from operations	(8,625)	(10,177)
Interest expense	(1,840)	(1,392)
Foreign currency transactions gains (losses)	39	(599)
Loss before income taxes	(10,426)	(12,168)
Income tax benefit	121	-
Net loss	(10,305)	(12,168)
Other comprehensive gains
Foreign currency translation gains	303	289
Comprehensive loss	$(10,002)	$(11,879)
Basic and Diluted loss per share	$(2.16)	$(4.34)
Basic and Diluted weighted-average number of shares outstanding	4,767,777	2,804,127

See accompanying notes to the consolidated financial statements

PERFECT MOMENT LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

Years Ended March 31, 2023 and 2022

(Amounts in thousands, except share data)

	Preference Shares		Preference Shares		Common			Accumulated		Total
	Series A Convertible		Series B Convertible		Shares Class A		Additional Paid-in	Other Comprehensive	Accumulated	Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	(Deficit)
Balance - March 31, 2021	5,323,782	$1	-	$-	2,234,496	$-	$19,860	$(389)	$(17,117)	$2,355
Reclassification of costs associated with common stock issued to consultants	-	-	-	-	-	-	$665	-	(665)	-
Restated Balance - March 31, 2021	5,323,782	$1	-	$-	2,234,496	$-	$20,525	$(389)	$(17,782)	$2,355
Stock compensation expense for employee vested options	-	-	-	-	-	-	522	-	-	522
Issuance of common stock for marketing services	-	-	-	-	754,856	-	2,967	-	-	2,967
Issuance of common stock to consultants	-	-	-	-	760,000	-	2,660	-	-	2,660
Foreign currency translation adjustment	-	-	-	-	-	-	-	289	-	289
Net loss	-	-	-	-	-	-	-	-	(12,168)	(12,168)
Balance - March 31, 2022	5,323,782	$1	-	$-	3,749,352	$-	$26,674	$(100)	$(29,950)	$(3,375)
Stock compensation expense for employee vested options	-	-	-	-	-	-	241	-	-	241
Issuance of common stock to consultants	-	-	-	-	1,075,000	-	3,795	-	-	3,795
Issuance of preference shares for cash	-	-	1,189,998	-	-	-	5,200	-	-	5,200
Foreign currency translation adjustment	-	-	-	-	-	-	-	303	-	303
Net loss	-	-	-	-	-	-	-	-	(10,305)	(10,305)
Balance - March 31, 2023	5,323,782	$1	1,189,998	$-	4,824,352	$-	$35,910	$203	$(40,255)	$(4,141)

See accompanying notes to the consolidated financial statements

PERFECT MOMENT LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended March 31, 2023 and 2022

(Amounts in thousands)

	Years Ended
	March 31, 2023	March 31, 2022

Cash flows from operating activities:
Net loss	$(10,305)	$(12,168)
Adjustments to reconcile net loss to net cash used in operating activities:
Non cash items:
Depreciation and amortization	547	374
Bad debt expense	80	106
Inventory reserve	374	(54)
Unrealized foreign exchange loss	334	597
Stock based compensation cost - employees	241	522
Stock based compensation costs - legal and consulting services	3,795	2,660
Stock based compensation costs - marketing services	1,483	1,298
Loss on sale of property, plant and equipment	-	2
Change in right of use assets	184	46
Amortization of convertible debt finance costs	941	817
Accrued interest	760	432
Changes in operating assets and liabilities:
Accounts receivable	(519)	(500)
Due from factor	-	(2)
Inventories	(812)	496
Prepaid and other current assets	321	(531)
Operating lease right of use asset and liability	(174)	(93)
Trade payables	(759)	1,411
Accrued expenses	515	339
Unearned revenue	(515)	684
Net cash used in operating activities	(3,510)	(3,564)

Cash flows from investing activities:
Purchases of property, plant and equipment	(249)	(929)
Proceeds from (purchases of) investments	-	9
Net cash used in investing activities	(249)	(920)

Cash flows from financing activities:
(Repayment of) proceeds from bank loans, net	(239)	306
Proceeds from issuance of preference shares, net	5,200	-
Repayment of other borrowings, net	(21)	-
Proceeds from convertible debt obligations, net	2,555	-
Repayment of shareholder loans	(565)	(80)
Net cash provided by financing activities	6,930	226

Effect of Exchange Rate Changes on Cash	(34)	(242)
Net Change in Cash and Cash Equivalents	3,137	(4,500)
Cash and Cash Equivalents - beginning of the year	1,575	6,075
Cash and Cash Equivalents - end of the year	$4,712	$1,575

See accompanying notes to the consolidated financial statements

PERFECT MOMENT LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

Years Ended March 31, 2023 and 2022

(Amounts in thousands)

	Years Ended
	March 31, 2023	March 31, 2022
Supplemental Disclosure of Cash items
Interest paid on borrowings and bank loans	139	151
Corporation tax received	121	-
Supplemental Disclosure of Non Cash Operating Activities
Recognition of operating lease right of use assets and lease obligations	404	7

See accompanying notes to the consolidated financial statements

PERFECT MOMENT LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended March 31, 2023 and 2022

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of operations

Perfect Moment Ltd, a Delaware corporation (“Perfect Moment” or “PML” and, together with its subsidiaries unless the context otherwise requires, the “Company”), is an owner and operator of a fashion brand that offers ski, surf, and activewear collections under the brand name Perfect Moment. The Company’s collections are sold directly to customers through e-commerce, sales to wholesale accounts and through other sales partnerships.

Going concern

The accompanying Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business.

Through March 31, 2023, the Company has funded its operations with proceeds from the issuance of convertible debt and preferred stock, alongside existing trade, invoice and shareholder financing arrangements. The Company incurred recurring losses, including a net loss of $10.31 million for the year ended March 31, 2023 and used cash in operations of $3.51 million. As of March 31, 2023, the Company had an accumulated deficit of $40.26 million and a shareholders’ deficit of $4.14 million.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to alleviate the conditions that raise substantial doubt include:

●	Exploring sources of long-term funding in the private markets and also pursuing an initial public offering (“IPO”)

●	Taking out short-term loans and debt factoring to assist with working capital shortfalls

●	Closely monitoring the collection of debts

●	Strategies and plans in place to deliver positive EBITDA in the next financial year

The Company’s ability to continue as a going concern for 12 months from the date these Consolidated Financial Statements were available to be issued is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts mentioned above. The accompanying Consolidated Financial Statements do not include any adjustments as a result of this uncertainty.

COVID-19 pandemic and economic uncertainties

The outbreak of a novel strain of coronavirus (“COVID-19”) was declared a global pandemic by the World Health Organization in March 2020, and caused governments and public health officials to impose restrictions and to recommend precautions to mitigate the spread of the virus. Resurgence of the virus may result in further or prolonged closures of the Company’s wholesaler locations and distribution centers, interrupt the Company’s supply chain, and reduce discretionary spending.

There is also ongoing uncertainty around the global economy and macroeconomic environment, which may cause disruption and near-term challenges for our business. Macroeconomic conditions include inflationary pressures, foreign exchange rate fluctuations, higher interest rates and weakening consumer sentiment.

The extent to which COVID-19 and economic uncertainties impacts the Company’s operations, and in turn, its operating results and financial position will depend on future developments, which are highly uncertain and cannot be predicted

Basis of presentation

The Consolidated Financial Statements have been presented in U.S. dollars and are prepared in accordance with United States generally accepted accounting principles (“GAAP”).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The Consolidated Financial Statements include the accounts of Perfect Moment Ltd and its wholly owned subsidiaries; Perfect Moment Asia Limited, Perfect Moment (UK) Limited and Perfect Moment TM Sarl. All intercompany balances and transactions have been eliminated. Consolidated Financial Statements are prepared using uniform accounting policies for like transactions and other events and conditions in similar circumstances. Where necessary, adjustments are made to the financial statements of subsidiaries to align their accounting policies with GAAP. The financial statements of the Company and of its subsidiaries used in the preparation of the Consolidated Financial Statements are prepared as of the same reporting date.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank balances, and short-term deposits with original maturities of three months or less. The Company has not experienced any losses related to these balances, and management believes the Company’s credit risk to be minimal.

Accounts receivable

Accounts receivable primarily arise out of sales to wholesale accounts and ecommerce partners. The allowance for doubtful accounts represents management’s best estimate of probable credit losses in accounts receivable using the incurred loss methodology. Receivables are written off against the allowance when management believes that it is probable the amount receivable will not be recovered. Additionally, the Company records higher allowances in the first and third quarters following its peak sales seasons after the Company determines it to be probable that it will not collect the related receivables. As of March 31, 2023 and 2022, the Company had $0.34 million and $0.26 million, respectively, in allowances for doubtful accounts. Accounts Receivable, net of allowances, as of March 31, 2023 and 2022 was $1.00 million and $0.62 million, respectively.

Concentration of credit risk

Accounts receivable are primarily from wholesale and partner accounts and from third-party platforms. The Company generally does not require collateral to support the accounts receivable; however, the Company may require certain new customers to provide advance payments for goods prior to delivery as part of onboarding new clients. The accounts receivable is net of an allowance for doubtful accounts, which is established based on management’s assessment of the credit risk of the underlying accounts.

Inventories

Inventories, consisting of finished goods, inventories in transit, and raw materials, are initially recognized at cost and subsequently measured at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis and is comprised of all costs of purchases, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

The Company periodically reviews its inventories and makes a provision as necessary to appropriately value goods that are obsolete, have quality issues, or are damaged. The amount of the provision is equal to the difference between the cost of the inventory and its net realizable value based upon assumptions about product quality, damages, future demand, selling prices, and market conditions. If changes in market conditions result in reductions in the estimated net realizable value of its inventory below its previous estimate, the Company would increase its provision in the period in which it made such a determination.

In addition, the Company provides for inventory shrinkage based on historical trends from actual physical inventory counts. Inventory shrinkage estimates are made to reduce the inventory value for lost or stolen items. The Company performs a physical inventory at least count once a year and adjusts the shrinkage reserve accordingly.

Intangible assets

Intangible assets are measured at initial recognition at cost and subsequently measured at cost less accumulated amortization and accumulated impairment losses, if any. Acquired finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives and are reviewed for impairment when events or circumstances indicate that the asset group to which the intangible assets belong might be impaired. The Company revises the estimated remaining useful life of these assets when events or changes in circumstances warrant a revision. If the Company revises the useful life, the unamortized balance is amortized over the remaining useful life on a prospective basis.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Cost consists of purchase price, conversion cost and estimated cost of dismantling and restoration. Expenditure such as repairs and maintenance, overhaul costs and borrowing costs are normally charged to profit or loss when they are incurred. Expenditures resulting in increases in the future economic benefits of the property, plant and equipment are capitalized.

Software & Website Development costs are for applications and software with respect to operating our business. For such projects, planning cost and other costs related to the preliminary project stage, as well as costs incurred for post-implementation activities, are expensed as incurred. We capitalize costs incurred during the application development phase only when we believe it is probable the development will result in new or additional functionality. The types of costs capitalized during the application development phase include fees incurred with third parties for consulting, programming and other development activities performed to complete the software. We amortize the assets on a straight-line basis over an estimated useful life of three years. If we identify any software to be abandoned, the cost less the accumulated amortization, if any, is recorded as amortization expense.

The residual values and useful lives of the property, plant and equipment are reviewed when there are indications that the residual value or useful life of an asset has significantly changed following the end of the previous reporting period. If necessary, the residual value, depreciation method or useful life of that asset is amended prospectively to reflect the new expectation. The following estimated useful lives are used for the depreciation of property, plant and equipment:

	Useful Life	Method
Furniture and Fixtures	5 years	Straight-line
Office Equipment	3-5 years	Straight-line
Leasehold Improvements	5 years	Straight-line
Software & Website Development	3 years	Straight-line
Computer Equipment	3 years	Straight-line

Impairment of long-lived assets

Long-lived assets held for use, including intangible assets with finite lives, right-of-use assets and property, plant and equipment, are evaluated for impairment when the occurrence of events or a change in circumstances indicates that the carrying value of the assets may not be recoverable as measured by comparing their carrying value to the estimated undiscounted future cash flows generated by their use and eventual disposition. Impaired assets are recorded at fair value, determined principally by discounting the future cash flows expected from their use and eventual disposition. Reductions in asset values resulting from impairment valuations are recognized in income in the period that the impairment is determined.

Leased property

At lease commencement, which is generally when the Company takes possession of the asset, the Company records a lease liability and corresponding right-of-use asset. Lease liabilities represent the present value of minimum lease payments over the expected lease term, which includes options to extend or terminate the lease when it is reasonably certain those options will be exercised. The present value of the lease liability is determined using the Company’s incremental borrowing rate as of lease commencement. Minimum lease payments include base rent, fixed escalation of rental payments, and rental payments that are adjusted periodically depending on a rate or index. Non-lease components are generally services that the lessor performs for the Company associated with the leased asset, such as common area maintenance.

Right-of-use assets represent the right to control the use of the leased asset during the lease and are initially recognized in an amount equal to the lease liability. In addition, prepaid rent, initial direct costs, and adjustments for lease incentives are components of the right-of-use asset. Over the lease term, the lease expense is amortized on a straight-line basis beginning on the lease commencement date. A right-of-use asset and lease liability are not recognized for leases with an initial term of 12 months or less, and the lease expense is recognized on a straight-line basis over the lease term. As of March 31, 2023 and March 31, 2022, the Company has four property leases, which are all accounted for as operating leases under ASC 842. Short-term leases are accounted for under the short-term lease practical expedient of ASC 842.

Segment reporting

ASC Topic 280, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Management has determined that the Company operates in one business segment, product sales.

Geographic concentration

Although the Company is organized fundamentally as one business segment, the Company’s revenues are primarily split between three geographic areas: the US, Europe and the UK. Customers in these regions are served by our leadership, production and operations teams in the UK and Hong Kong.

In the years ended March 31, 2023 and 2022, total net revenues attributable to the USA totaled $10.77 million and $6.98 million, respectively; total net revenues attributable to Europe, excluding UK, totaled $7.29 million and $4.67 million, respectively; and total net revenues attributable to the UK totaled $3.85 million and $2.87 million, respectively. The remaining net revenue of $1.53 million and $1.93 million, respectively, is attributable to revenues from Canada and countries in the Middle East, Asia Pacific and South America.

The long-lived assets of the Company primarily relate to property, plant and equipment, intangible assets and operating lease right-of-use assets in the UK and Hong Kong. Total long-lived assets as of March 31, 2023 were $0.05 million and $1.09 million in Hong Kong and the UK, respectively. As of March 31, 2022, total long-lived assets were $0.11 million in Hong Kong and $1.20 million in the UK.

Supplier Concentration

In the years ended March 31, 2023 and 2022, the largest single supplier of manufactured goods, Everich Garments Group Ltd., produced 72% and 45%, respectively, of the Company’s products. In the years ended March 31, 2023 and 2022, the largest fabric supplier, Toray International Inc., supplied 70% and 68%, respectively, of the fabric used to manufacture the Company’s products.

Revenue recognition

The majority of the Company’s revenue is recognized at a point in time based on the transfer of control. In addition, the majority of the Company’s contracts do not contain variable consideration and contract modifications are minimal. The majority of the Company’s revenue arrangements generally consists of a single performance obligation to transfer promised goods. Revenue is reported net of markdowns, discounts and sales taxes collected from customers on behalf of taxing authorities. Revenue is also presented net of an allowance for expected returns where contracts include the right of return.

We estimate returns on an ongoing basis to estimate the consideration from the customer that we expect to ultimately receive. Consideration in determining our estimates for returns may include agreements with customers, the Company’s return policy and historical and current trends. We record the returns as a reduction to net sales in our consolidated statements of operations and the recognition of a provision for returns within accrued expenses in our consolidated balance sheets and the estimated value of inventory expected to be returned as an adjustment to inventories, net. As of March 31, 2023 and 2022, the returns provision was $0.37 million and $0.25 million, respectively.

Revenue is comprised of direct-to-consumer ecommerce revenue through the Company’s website and revenue related to wholesalers. The following table details the revenue split:

	Years Ended
	March 31, 2023	March 31, 2022
	$’000	$’000
Wholesale revenues	14,888	8,459
Ecommerce revenues	8,550	7,988
Total	23,438	16,447

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to the Company’s customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. For direct-to-consumer ecommerce revenue, the Company receives payment before the customer receives the promised goods. Revenue is only recognized once the goods have been delivered to the customer. Sales to wholesale customers are recognized when the customer has control which will depend on the agreed upon International Commercial Terms (“inco-terms”). For inventories sold on consignment to wholesalers, the Company records revenue when the inventory is sold to the third-party customer by the wholesaler. The Company may issue merchant credits, which are essentially refund credits. The merchant credits are initially deferred and subsequently recognized as revenue when tendered for payment.

The Company’s business is significantly affected by the pattern of seasonality common to most retail apparel businesses. Historically, the Company has recognized a significant portion of its revenue in the fourth fiscal quarter of each year as a result of increased net revenue during the ski season.

Cost of goods sold

Cost of goods sold includes the cost of purchased merchandise, which includes:

-	acquisition and production costs including raw material and labor as applicable;

-	the cost incurred to deliver inventory to the Company’s third-party distribution centers including freight, non-refundable taxes, duty, and other landing costs;

-	the service fees of the Company’s third-party fulfillment and distribution centers; and

-	reserves for inventory.

Selling, general and administrative expenses

Selling, general and administrative expenses consists of all operating costs not otherwise included in cost of goods sold or marketing and advertising expenses. The Company’s selling, general and administrative expenses include personnel costs, recruitment fees, legal and professional fees, information technology, accounting, travel and lodging, occupancy costs and depreciation and amortization.

Marketing and advertising expenses

Marketing and advertising expenses include digital marketing and advertising, trade shows, marketing campaigns, gifted stock expense, PR and press events and photoshoot costs.

Income taxes

The Company follows the liability method with respect to accounting for income taxes. Deferred income tax assets and liabilities are determined based on the temporary differences between the carrying amounts and the tax bases of assets and liabilities, and for tax losses, tax credit carryforwards, and other tax attributes. Deferred income tax assets and liabilities are measured using enacted tax rates, for the appropriate tax jurisdiction, which are expected to be in effect when these differences are anticipated to reverse.

Deferred income tax assets are reduced by a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The evaluation as to the likelihood of realizing the benefit of a deferred income tax asset is based on the timing of scheduled reversals of deferred tax liabilities, taxable income forecasts, and tax-planning strategies. The recognition of a deferred income tax asset is based upon several assumptions and forecasts, including current and anticipated taxable income, the utilization of previously unrealized non-operating loss carryforwards, and regulatory reviews of tax filings.

The Company evaluates its tax filing positions and recognizes the largest amount of tax benefit that is considered more likely than not to be sustained upon examination by the relevant taxing authorities based on the technical merits of the position. This determination requires the use of significant judgment. Income tax expense is adjusted in the period in which an uncertain tax position is effectively settled, the statute of limitations expires, facts or circumstances change, tax laws change, or new information becomes available. The Company’s policy is to recognize interest expense and penalties related to income tax matters separately as an income or expense item.

Foreign currency

Foreign currency transactions denominated in a currency other than an entity’s functional currency are remeasured into the functional currency using the spot rate at the date of the transaction with any resulting gains and losses recognized in operating expenses except for gains and losses arising on intercompany foreign currency transactions that are of a long-term investment nature, which are recorded as a foreign currency translation adjustment in other comprehensive income or loss

The functional currency for each entity included in these Consolidated Financial Statements that is domiciled outside of the United States is generally the applicable local currency. Assets and liabilities of each foreign entity are translated into U.S. dollars at the exchange rate in effect on the balance sheet date. Revenue and expenses are translated on a monthly basis using the average rate for that month as a close approximation. Unrealized translation gains and losses are recorded as a foreign currency translation adjustment, which is included in other comprehensive income or loss, which is a component of accumulated other comprehensive income or loss included in shareholders’ equity (deficit).

Stock-based compensation

The Company is authorized to grant options, warrants, and share units to officers and key employees of the Company and its subsidiaries and to non-employees. The equity plans are intended to help the Company attract and retain directors, officers, other key executives and employees and is also intended to provide incentives and rewards relating to the Company’s business plans to encourage such persons to devote themselves to the business of the Company. The Company has historically granted share awards to non-employees in exchange for the provision of services (see Note 12).

The Company accounts for such awards based on ASC 505 and 718, whereby the value of the award is measured on the date of grant and recognized as compensation expense on a straight-line basis over the vesting period. The Company measures fair value as of the grant date for options and warrants using the Black Scholes option pricing model and for common share awards using a weighted average of the Black Scholes method and probability-weighted expected return method (PWERM).

The inputs into the Black Scholes option pricing model are subjective and generally require significant judgment. The fair value of the shares of common and preferred stock has historically been determined by the Company’s management with the assistance of third party specialists as there was no public market for the common stock. The fair value is obtained by considering a number of objective and subjective factors, including the valuation of comparable companies, sales of preferred stock to unrelated third parties, projected operating and financial performance, the lack of liquidity of common and preferred stock and general and industry specific economic outlook, amongst other factors. The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company’s stock option exercise history does not provide a reasonable basis upon which to estimate expected term. Because the Company is privately held and does not have an active trading market for its common and preferred stock for a sufficient period of time, the expected volatility was estimated based on the average volatility for comparable publicly traded companies, over a period equal to the expected term of the stock option grants. The risk-free rate assumption is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option. The Company has never paid dividends on its common stock and does not anticipate paying dividends on common stock in the foreseeable future. Therefore, the Company uses an expected dividend yield of zero.

Employee benefits

Salaries, annual bonuses, paid annual leave and other leave, contributions to defined contribution retirement plans and the cost of non-monetary benefits are accrued in the year in which the associated services are rendered by employees. Where payment or settlement is deferred and the effect would be material, these amounts are measured at their present value.

The Company operates a number of defined contribution plans under mandatory provident fund plans. The Company pays contributions to the independent administrators on a monthly basis based on contributions from employees and any contractual employer contributions and has no further payment obligations once they are paid. These contributions are recognized as employee benefit expenses when they are incurred. Pension costs for the years ended March 31, 2023 and 2022 were $0.05 million and $0.06 million, respectively.

Loss per share of common stock

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing the net income applicable to common stockholders by the weighted average number of shares of common stock outstanding plus the number of additional shares of common stock that would have been outstanding if all dilutive potential shares of common stock had been issued using the treasury stock method. Potential shares of common stock are excluded from the computation when their effect is antidilutive. The dilutive effect of potentially dilutive securities is reflected in diluted net income per share if the exercise prices were lower than the average fair market value of common stock during the reporting period.

Potentially dilutive stock options and securities as presented in the table below were excluded from the computation of diluted net income (loss) per share, because the effect would be anti-dilutive. As the Company incurred losses in the years ended March 31, 2023 and 2022, basic and diluted weighted-average shares are the same in the loss per share calculation, in accordance with ASC 260-10-45-20.

	March 31, 2023	March 31, 2022

Options to acquire common stock	299,957	545,378
Series A convertible preferred stock	5,323,782	5,323,782
Series B convertible preferred stock	1,189,998	-
Convertible debt financing	2,815,463	1,626,170
Stock awards subject to clawback	-	1,075,000
	9,629,200	8,570,330

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are made using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value:

●	Level 1 - defined as observable inputs such as quoted prices in active markets;

●	Level 2 - defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

●	Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair value measurement is categorized in its entirety by reference to its lowest level of significant input.

The Company records cash, accounts receivable and accounts payable at cost. The carrying values of these instruments approximate their fair value due to their short-term maturities. The carrying value of capital lease obligations and debt obligations approximate their fair values due to interest rates on such instruments being the prevailing market interest rates. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Use of estimates

The preparation of the consolidated financial statements requires management to make estimates and judgments in applying the Company’s accounting policies that affect the reported amounts and disclosures made in the consolidated financial statements and accompanying notes. Estimates and assumptions are used mainly in determining the measurement of balances recognized or disclosed in the consolidated financial statements and are based on a set of underlying data that may include management’s historical experience, knowledge of current events and conditions and other factors that are believed to be reasonable under the circumstances. Management continually evaluates the estimates and judgments it uses. These estimates and judgments have been applied in a manner consistent with prior periods and there are no known trends, commitments, events or uncertainties that management believe will materially affect the methodology or assumptions utilized in making these estimates and judgments in these financial statements.  Significant estimates inherent in the preparation of the consolidated financial statements include reserves for uncollectible accounts receivables, realizability of inventory; customer returns; useful lives and impairments of long-lived tangible and intangible assets; accounting for income taxes and related uncertain tax positions; and the valuation of stock-based compensation awards. Actual results may differ from these judgements and estimates under different assumptions or conditions and any such differences may be material.

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326) (“ASU 2016-13”) and subsequently issued additional guidance on this topic.  The new guidance eliminates the probable recognition threshold and broadens the information to consider past events, current conditions and forecasted information in estimating credit losses. The Company qualifies as a Smaller Reporting Company and as such, ASU 2016-13 is effective for effective for the Company from April 1, 2023. The impact of the new standard is not considered material.

In September 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2022-04, “Disclosure of Supplier Finance Program Obligations” (“ASU 2022-04”). ASU 2022-04 requires entities to disclose the key terms of supplier finance programs they use in connection with the purchase of goods and services, along with the amount of obligations outstanding at the end of each period and an annual roll forward of such obligations. This standard does not affect the recognition, measurement, or financial statement presentation of supplier finance program obligations. ASU 2022-04 is effective for the Company for the year ending March 31, 2024 and is to be applied retrospectively to all periods in which a balance sheet is presented. The annual roll forward disclosure is not required to be made until the year ending March 31, 2025 and is to be applied prospectively. Early adoption is permitted. Other than the new disclosure requirements, ASU 2022-04 will not have an impact on the Company’s consolidated financial statements.

ASUs recently issued but not listed above were assessed and determined to be either not applicable or are expected to have minimal impact on the consolidated financial position or results of operations.

NOTE 3. INVENTORIES

Inventories are initially measured at cost and subsequently measured at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis. The following table details the primary categories for the periods presented.

	March 31, 2023	March 31, 2022
	$’000	$’000
Finished goods	2,685	1,823
Raw materials	585	663
Goods in transit	-	18
	3,270	2,504
Inventory reserve	(1,008)	(634)
Total	2,262	1,870

Third-party services are used to warehouse and distribute inventory. Per the terms of one third-party service contract, a lien may be placed on the Company’s inventory if the Company fails to make a payment for services within 30 days from the date the third-party supplier notifies the Company of an outstanding payment. The warehouse services paid by the Company to the third-party supplier had an average monthly cost to the Company of $0.03 million and $0.10 million in the years ended March 31, 2023 and 2022, respectively.

NOTE 4. PREPAID AND OTHER CURRENT ASSETS

Amounts recorded in prepaid and other current assets are expected to be realized within one year. The following table describes the major items for the periods presented.

	March 31, 2023	March 31, 2022
	$’000	$’000
Deposits and prepayments	150	550
Prepaid marketing costs	185	1,669
Other receivables	373	320
Indirect taxes	-	104
Total	708	2,643

Prepaid marketing costs relate to the provision of marketing services to be provided over an 18-month service period by two non-employees (see Note 12).

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

	March 31, 2023	March 31, 2022
	$’000	$’000
Furniture and Fixtures	177	175
Office Equipment	52	46
Leasehold Improvements	29	28
Software and Website Development	1,676	1,540
Computer Equipment	91	74
Property and equipment, gross	2,025	1,863
Accumulated depreciation	(1,192)	(668)
Property and equipment, net	833	1,195

Depreciation expense related to property, plant and equipment was $0.52 million and $0.37 million in the years ended March 31, 2023 and 2022, respectively.

NOTE 6. INTANGIBLE ASSETS

	March 31, 2023	March 31, 2022
	$’000	$’000
Intangible assets, gross	18	18
Accumulated amortization	(6)	(4)
Intangible assets, net	12	14

The Company’s intangible assets are comprised of five trademarks acquired in 2019 and 2020. The amortization of each trademark is calculated using the straight-line method over the license period of 10 years. The future amortization expense over the next five years is expected to be $2,000 per annum.

NOTE 7. ACCRUED EXPENSES

	March 31, 2023	March 31, 2022
	$’000	$’000
Accrued expenses	606	1,085
Returns provision	366	252
Merchant credit	61	33
Indirect taxes	357	-
Total	1,390	1,370

The returns provisions are comprised of returns due from both wholesale and partner customers and direct-to-consumer customers.

NOTE 8. BANK LOAN

	March 31, 2023	March 31, 2022
	$’000	$’000
Bank loan	26	265
	26	265

The bank loan relates to a trade finance facility extended on goods for which a letter of credit has been issued to the Company’s suppliers by HSBC. As of March 31, 2023, the outstanding balance under the trade finance facility was $0.03 million and the Company had an available trade finance facility in the amount of $3.12 million. The trade finance facility was further increased on April 11, 2023 to $5.00 million from $3.15 million. The trade finance facility does not become the Company’s responsibility until the Company receives the manufactured clothing goods from suppliers. Once drawn, the company has 120 days credit on the loan before repayment is due. For drawings in HKD, the interest rate equals HIBOR plus 3%, and for drawings in USD, the interest rate equals SOFR plus 3.3%. The trade finance facility was secured by a standby documentary credit for $1.00 million (previously $4.15 million) from UBS Switzerland AG and a personal guarantee to the value of $4.00 million from the Chairman and Director of the Company.  The UBS documentary credit expired on April 30, 2023 and the facility is subsequently secured by a charge over cash deposits equal to the amount of the facility used at any given moment in time in addition to the aforementioned personal guarantee.

NOTE 9. CONVERTIBLE DEBT OBLIGATIONS

	March 31, 2023	March 31, 2022
	$’000	$’000
Convertible debt	11,262	6,505
Unamortized debt discount	(492)	(265)
	10,770	6,240

In March 2021, the Company entered into an arrangement whereby the Company completed convertible debt financing (“2021 Debt Financing”), from 47 investors, for gross proceeds of $6.00 million, less $0.84 million of debt issuance costs, at an 8% interest rate to provide working capital for its operations. Between April and July 2022, the Company received further convertible debt financing (“2022 Debt Financing”) from 47 investors with gross proceeds of $4.00 million, less $0.53 million of debt issuance costs, that rank pari passu to the 2021 Debt Financing at an 8% interest rate. The debt issuance costs are amortized over the remaining life of the convertible debt.

The 2021 Debt Financing had a mandatory redemption date of March 15, 2022, if not converted on the occurrence of an IPO. On March 15, 2022, the redemption date was extended to December 15, 2022, incurring related arrangement fees of $0.28 million. Prior to December 15, 2022, all holders of the convertible debt agreed to an extended repayment date of December 15, 2023 and the company incurred related arrangement fees of $0.64 million. Upon the closing of an IPO prior to the redemption date, the convertible debt shall be convertible into the Company’s common stock at a conversion price equal to 80% of the public offering price of the Company’s common stock in the IPO. Management considered the accounting effect of the conversion feature and determined the convertible debt to be accounted for as share-settled debt and accreted the value of the convertible debt to their expected conversion into equity at redemption date.

As of March 31, 2023, the convertible debt obligations comprised gross proceeds of $10.00 million and accrued interest of $1.26 million. As of March 31, 2022, the balance comprised gross proceeds of $6.00 million and accrued interest of $0.51 million. The Company’s convertible debt obligations are secured by a security interest over the assets of Perfect Moment Ltd and its subsidiaries. The convertible debt obligations are junior to any bank debt.

The unamortized debt discount is the related arrangement fees that are being amortized against the convertible debt obligations on the consolidated balance sheets. The balance of the unamortized debt discount a March 31, 2021 was $0.81 million.  During the year ended March 31, 2022, aggregate debt and related issuance costs of $0.28 million were incurred and recorded as valuation discount, of which $0.82 million was amortized during the same year, resulting in an unamortized debt discount of $0.27 million at March 31, 2022. During the year ended March 31, 2023, aggregate debt and related issuance costs of $1.17 million were incurred and recorded as valuation discount, of which $0.95 million was amortized during the same year, resulting in an unamortized debt discount of $0.49 million as of March 31, 2023.

NOTE 10. SHAREHOLDER LOANS

	March 31, 2023	March 31, 2022
	$’000	$’000
Shareholder loans	-	538
	-	538

The shareholder loans comprised loans from Joachim Gottschalk & Associates Limited (“JGA”) and Fermain Limited (“Fermain”) and were entered into during 2020 for the principal amounts of $0.30 million and $0.24 million, respectively. Both loans attracted interest at 10% per annum and were repaid in full on September 30, 2022. Both JGA and Fermain are related parties of Max Gottschalk, the Chairman and director of the Company (see Note 17).

NOTE 11. EQUITY

Series A Preferred Stock

On March 15, 2021, Perfect Moment Asia Limited (“PMA”), the former parent entity, engaged in a share for share exchange with the Company, thereby creating the Company as the ultimate parent Company. As part of the share for share exchange, existing PMA shareholders’ equity was exchanged for an equivalent amount of share capital in the Company in the form of common stock and preferred stock. As a result of the transaction, 5,323,782 shares of Series A Convertible Preferred Stock (“Series A Stock”) with a $0.0001 par value were issued to existing PMA shareholders for nil consideration. The Series A Stock may be voluntarily converted into shares of common stock at the request of the Series A stockholder by providing written notice. The Series A Stock is also subject to mandatory conversion into common stock upon either an IPO or by vote or written consent of at least 66 2/3% holders of the outstanding shares of the Series A Stock. The conversion shall be at a rate of one share of Series A Stock for one share of common stock without payment of additional consideration. The holders of Series A Stock shall be entitled to receive dividends as if the conversion to common stock had taken place, if and when dividends are declared. Such dividends take preference to dividends paid on shares of common stock and are non-cumulative. The holders of the Series A Stock shall be entitled to vote based on the equal number of whole shares of common stock into which the shares of Series A Stock are convertible as of the date of the vote. The Series A Stock shall with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company or deemed liquidation event rank senior to both the common stock and any other class of stock which specifically ranks junior to the Series A Stock.

Series B Preferred Stock

On September 23, 2022, the Company authorized the issuance and sale of up to 1,200,000 shares of Series B Convertible Preferred Stock (“Series B Stock”), at a par value of $0.0001 per share and a purchase price of $5.00 per share. A total of 1,189,998 shares of Series B Stock was issued between September 2022 and November 2022, for net proceeds of $5.20 million, net of broker fees of $0.75 million. The Series B Stock may be voluntarily converted into shares of common stock at the request of the Series B stockholder by providing written notice. The Series B Stock is also subject to mandatory conversion into common stock upon either an IPO or by vote or written consent of at least 66 2/3% holders of the outstanding shares of the Series B Stock without payment of additional consideration. The conversion shall be determined by dividing the original issue price by the conversion price in effect at the time of conversion. The initial conversion price is set at $5.00 per share. The holders of Series B Stock shall be entitled to receive dividends as if the conversion to common stock had taken place, if and when dividends are declared. Such dividends take preference to dividends paid on shares of common stock and are non-cumulative. The holders of the Series B Stock shall be entitled to vote based on the equal number of whole shares of common stock into which the shares of Series B Stock are convertible as of the date of the vote. The Series B Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company or deemed liquidation event, rank pari passu with the Series A Stock.

NOTE 12. STOCK-BASED COMPENSATION

The Company periodically issues stock options to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation - Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. The equity plans are employees are intended to help the Company attract and retain directors, officers, other key executives and employees and to provide incentives and rewards.

Valuation methods

The Company measures fair value as of the grant date for options and warrants using the Black Scholes option pricing model and for common stock awards using a weighted average of the Black Scholes method and probability-weighted expected return method (PWERM). The inputs into the Black Scholes option pricing model are subjective and generally require significant judgment. The fair value of stock options granted were estimated using the following range of assumptions:

	March 31, 2023	March 31, 2022
Weighted average grant date fair value of stock options granted during the period	$5.00	$2.65
Expected term	3.5 years	3.42 to 3.5 years
Expected volatility	40% to 45%	40% to 45%
Risk-free interest rate	2.00%	0.37% to 0.49%
Dividend yield	0.00%	0.00%

Fair value of common and preferred stock - The fair value of the shares of common and preferred stock has historically been determined by the Company’s management using external advisors as there was no public market for the common stock. The fair value of our common and preferred stock is obtained by considering a number of objective and subjective factors, including: the valuation of comparable companies, sales of preferred stock to unrelated third parties, our projected operating and financial performance, the lack of liquidity of common and preferred stock and general and industry specific economic outlook, amongst other factors.

Expected term - The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company has concluded that its stock option exercise history does not provide a reasonable basis upon which to estimate expected term. The expected term of stock options granted to non-employees is equal to the contractual term of the option award.

Volatility - Because the Company is privately held and does not have an active trading market for its common and preferred stock for a sufficient period of time, the expected volatility was estimated based on the average volatility for comparable publicly-traded companies, over a period equal to the expected term of the stock option grants.

Risk-free rate - The risk-free rate assumption is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.

Dividends - The Company has never paid dividends on its common stock and does not anticipate paying dividends on common stock in the foreseeable future. Therefore, the Company uses an expected dividend yield of zero.

Employee stock awards

The Company has awarded options to employees under a 2021 Equity Incentive Plan (“2021 Plan”) and a Non-Plan (“Non-Plan”) scheme.

	Option Schemes
	Non-Plan Vested	Non-Plan Non-vested	2021 Plan Vested	2021 Plan Non-vested	Total

Balance as of March 31, 2021	-	-	-	-	-
Granted	-	340,862	-	204,516	545,378
Vested	68,172	(68,172)	49,992	(49,992)	-
Balance as of March 31, 2022	68,172	272,690	49,992	154,524	545,378

Granted	-	-	-	136,344	136,344
Vested	68,172	(68,172)	77,261	(77,261)	-
Forfeited/lapsed	-	(204,518)	(27,268)	(149,979)	(381,765)
Balance as of March 31, 2023	136,344	-	99,985	63,628	299,957
Total Vested as of March 31, 2023	136,344		99,985		236,329

During the year ended March 31, 2022, the Company granted 545,378 share options of which 340,862 were under the Non-Plan Scheme and 204,516 options under the 2021 Plan. A total of 118,164 options had vested as of March 31, 2022 and the balance of 427,214 options were non-vested.

During the year ended March 31, 2023, an employee was granted 136,344 share options under the 2021 Plan. Certain employees left the Company during the year ended March 31, 2023 and a total of 381,765 options lapsed. A total of 236,329 options had vested as of March 31, 2023 and the balance of 63,628 options were non-vested. Of the 236,329 vested options as of March 31, 2023, 72,716 shall lapse on June 30, 2026 and 163,613 shall lapse on September 1, 2026, unless exercised.

Further information related to the stock options for 2023 and 2022 is set out below.

	Share Options
	Number	Weighted- Average Exercise Price	Average Remaining Contractual Life (years)	Range of Exercise Prices

Outstanding as of March 31, 2021	-	-	-
Granted	545,378	$1.32	-	$0.01 - 3.50
Outstanding as of March 31, 2022	545,378	1.32	3.25	0.01 - 3.50
Granted	136,344	0.01	-	0.01
Forfeited/lapsed	(381,765)	(0.63)	-	0.01 - 3.50
Outstanding as of March 31, 2023	299,957	$1.60	3.34	$0.01 - 3.50
Exercisable as of March 31, 2023	236,329	$1.08	3.34	$0.01 - 3.50

The aggregate intrinsic value for options outstanding as of March 31, 2023 was $1.32 million. The employee stock compensation expense for the years ended March 31, 2023 and 2022 was $0.24 million and $0.52 million, respectively. The Company had $0.04 million unrecognized compensation costs related to non-vested 2021 Plan stock options as of March 31, 2023.

Non-employee stock awards

Common shares issued to consultants

During 2021, the Company engaged several consultants to provide services relating to the IPO and were contracted to be compensated with common stock awards. These consultant stock awards were recorded in accordance with ASC 718. Compensation expense is recorded for these stock awards based on the amortization of the fair market value and common stock issued over the agreed service or vesting period, taking into account clawback provisions. The fair value of the shares is based on the enterprise valuation as outlined in ASC 718-10-55-10 through ASC 718-10-55-12. The shares subject to clawback provisions remain unvested until the related performance condition is met in line with ASC 718-10. If clawback features are triggered, the unvested shares will be returned to the Company in line with ASC 718-10.

In January and March 2021, 2,000,000 shares of common stock with a total fair value of $7.00 million were issued to certain non-employees in exchange for consulting and advisory services to be performed relating to the 2021 share exchange (see Note 11) and the 2021 convertible debt financing (see Note 9), of which 50% were subject to clawback contingent upon an IPO. As services were relating to, and contingent upon execution of an IPO, no expense was recognized until occurrence of an IPO. During the year ended March 31, 2021, the Company recorded 190,000 of these shares and recognized $0.67 million as compensation costs (see Note 18). In addition, a further 50,000 shares were recorded during the year ended March 31, 2021 and recognized $0.01 million and $0.17 million expense during the years ended March 31, 2021 and 2022, respectively. During the year ended March 31, 2022, the Company recorded 760,000 shares of common stock and recognized $2.66 million as compensation costs for those shares.  During the year ended March 31, 2023, the consultants performed additional services and the Company agreed to remove the clawback provision and the $3.50 million fair value for the remaining 1,000,000 shares of common stock was recognized within selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss during the year then ended. As of March 31, 2023, no further shares were issuable under this agreement.

In relation to the above consulting and advisory services, the Company has granted rights to six holders of our common stock, to be issued additional shares of our common stock if the IPO price per share is less than $5.00, as adjusted for any stock split or combination prior to this offering, or if we sell our equity securities before the closing of this offering at the purchase price per share or conversion price per share that is less than $5.00, as adjusted for any stock split or combination prior to this offering, pursuant to which right such holders would be granted additional shares of common stock. The number of shares is yet to be determined and is dependent on the IPO share price.

In October 2021, 75,000 shares of common stock with a total fair value of $0.30 million were issued to a consultant in exchange for legal services to be performed relating to an IPO subject to a 100% clawback provision in the event that an IPO is not achieved. As services were relating to and contingent upon execution of an IPO, no expense was recognized until occurrence of an IPO. During the year ended March 31, 2023, the Company entered into an agreement to remove the clawback provision and the fair value of $0.30 million was recognized within selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss during the year then ended. As of March 31, 2023, no further shares were issuable under this agreement.

Common shares issued for marketing services

In November 2021, 754,856 shares of the Company’s common stock with a fair value of $2.97 million were issued to two non-employees in exchange for marketing services to the Company to be performed over an 18-month service period.  During the years ended March 31, 2023 and 2022, $1.48 million and $1.30 million, respectively, was recognized as marketing and advertising expense in the Consolidated Statements of Operations. As of March 31, 2023 and 2022, the associated fair value of unrecognized stock compensation expense of $0.19 million and $1.67 million, respectively, was included within prepaid and other current assets in the accompanying consolidated balance sheets, to be amortized over the remaining service period.

NOTE 13. LEASES

The Company has obligations under operating leases for its offices. As of March 31, 2023 and 2022, the lease terms of the various leases are less than 24 months. The majority of the Company’s leases include renewal options at the sole discretion of the Company. In general, it is not reasonably certain that lease renewals will be exercised at lease commencement and therefore lease renewals are not included in the lease term.

The following table details the Company’s net lease expense. The variable lease expenses disclosed below include contingent rent payments and other non-fixed lease related costs, including common area maintenance, property taxes, and landlord’s insurance.

	Years Ended
Lease expense	March 31, 2023	March 31, 2022
	$’000	$’000
Net lease expense:
Operating lease expense	210	93
Total lease expense	210	93

Weighted-average remaining lease term - Years	0.96	1.65
Weighted-average discount rate	9%	4%

Balance sheet classification	March 31, 2023	March 31, 2022
	$’000	$’000
Right-of-use assets	297	99

Current lease liabilities	299	62
Non-current lease liabilities	8	37
	307	99

Maturity of lease liabilities	March 31, 2023	March 31, 2022
	$’000	$’000
Within one year	299	62
Within one to two years	8	37
Total lease payments	307	99
Discount rate	(26)	(4)
Present value of lease liabilities	281	95

NOTE 14. INCOME TAXES

Income tax (benefit) expense

Components of income tax (benefit) expense were as follows:

	Years Ended
	March 31, 2023	March 31, 2022
	$’000	$’000

Current	(121)	-
Deferred	-	-
Total income tax (benefit) expense	(121)	-

Reconciliation

The reconciliation of income taxes computed at the U.S. federal statutory tax rate to our income tax (benefit) expense is as follows:

	March 31, 2023	March 31, 2022
	$’000	$’000

Loss before income tax at 21% rate	(2,189)	(2,555)
Change in valuation allowance	2,097	1,588
Foreign tax differential	55	108
Other permanent items	37	859
R&D tax credit	(121)	-
Income tax (benefit) expense	(121)	-

The Company’s effective tax rate for the years ended March 31, 2023 and 2022 differed from the applicable federal statutory rate of 21.0% primarily due to the impact of the valuation allowance on the Company’s deferred tax assets, as disclosed below.

Deferred tax assets and liabilities

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities were as follows:

	March 31, 2023	March 31, 2022
	$’000	$’000
Deferred tax liabilities:
Fixed and intangible assets	101	178
Inventory	-	-
Total deferred tax liabilities	101	178
Deferred tax assets:
Tax loss carryforward	6,352	4,545
Depreciation	197	146
Valuation allowance	(6,448)	(4,513)
Total deferred tax assets	101	178
Deferred tax assets, net	-	-

Income tax payments and refunds

During the year ended March 31, 2023, the Company received a tax repayment of $0.12 million, in respect to research and development tax credits. During the years ended March 31, 2023 and 2022, the Company did not make any income tax payments.

Valuation allowance

During the years ended March 31, 2023 and 2022, the Company recorded an increase in the valuation allowance of $1.94 million and $1.59 million, respectively, related to federal deferred tax assets. Deferred tax assets are recorded related to net operating losses and temporary differences between the book and tax bases of assets and liabilities expected to produce tax deductions in future periods. The realization of these assets depends on recognition of sufficient future taxable income in specific tax jurisdictions in which those temporary differences or net operating losses are deductible. In assessing the need for a valuation allowance on deferred tax assets, we consider whether it is more likely than not that some portion or all of them will not be realized.

Throughout the year ended March 31,2023, the Company has been assessing the realizability of its deferred tax assets by considering positive factors such as the next three years’ profit projection making it more likely than not that the Company will be able to recognize a deferred tax asset on losses. Based upon historical performance of the Company, a valuation allowance of 100% was recorded as there is currently no significant evidence to indicate realizability of deferred tax assets. During 2023, the Company recorded a valuation allowance of 100% of UK and Hong Kong losses. As of March 31, 2023 and 2022, the Company’s valuation allowance was $6.45 million and $4.51 million, respectively.

NOTE 15. FOREIGN CURRENCY TRANSLATION

We report all currency amounts in USD. The Company’s subsidiaries in UK, Hong Kong and Switzerland maintain their books and records in their functional currencies, which are GBP, HKD and CHF, respectively.

When consolidating the subsidiaries with non-USD functional currencies, we translate the amounts of assets and liabilities into USD using the exchange rate on the balance sheet date, and the amounts of revenue and expense are translated at the average exchange rate prevailing during the period. The gains and losses resulting from translation of financial statement amounts into USD are recorded as a separate component of accumulated other comprehensive loss within Shareholders’ Equity (Deficit).

We used the exchange rates in the following table to translate amounts denominated in non-USD currencies as of and for the periods noted:

Year end exchange rate:	March 31, 2023	March 31, 2022

GBP:USD	1.23682	1.31459
HKD:USD	0.12739	0.12768
CHF:USD	1.09521	1.08284

	Years Ended
Average exchange rate:	March 31, 2023	March 31, 2022

GBP:USD	1.20549	1.36636
HKD:USD	0.12756	0.12846
CHF:USD	1.04924	1.08870

The following table, reported in USD, disaggregates our cash balances by currency denomination:

Cash denominated in:	March 31, 2023	March 31, 2022
	$’000	$’000

USD	3,325	1,151
GBP	447	276
HKD	21	21
CHF	18	17
EUR	895	110
CNY	6	-
	4,712	1,575

Our cash primarily consists of funds held in bank accounts and third party payment platforms.

Cash held by HSBC	4,405	1,401
Cash held by other banks	66	-
Cash held by third party payment platforms	239	171
Petty cash	2	3
	4,712	1,575

The Company maintains the majority of cash at HSBC where the balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At times, the cash balances may exceed the FDIC-insured limit. As of March 31, 2023, we do not believe we have any significant concentrations of credit risk due to the strong credit rating of HSBC and the cash balance is expected to be utilized within 6 months to fund working capital requirements. The cash held by other banks is within the FDIC insured amount and cash held by third party payment platforms are short term timing balances.

NOTE 16. COMMITMENTS AND CONTINGENCIES

Legal proceedings - The Company is, from time to time, involved in routine legal matters, and audits and inspections by governmental agencies and other third parties which are incidental to the conduct of its business. This includes legal matters such as initiation and defense of proceedings to protect intellectual property rights, liability claims, employment claims, and similar matters. The Company believes the ultimate resolution of any such legal proceedings, audits, and inspections will not have a material adverse effect on its consolidated balance sheets, results of operations or cash flows.

Capital commitments - The Company had purchase obligations of $2.23 million at the year ended March 31, 2023, primarily relating to purchase orders to factories for the manufacture of our finished goods.

NOTE 17. RELATED PARTY TRANSACTIONS

Certain directors of the Company and its subsidiaries, provided consulting and advisory services for the Company for the years ended March 31, 2023 and 2022, totaling $0.32 million and $0.33 million, respectively, and included in the selling, general and administrative expenses in the accompanying consolidated statement of operations for the years then ended. As of March 31, 2023 and 2022, $0.02 million and $0 million was unpaid, respectively, which was included in accrued expenses as of the years then ended. Below are the directors of the Company that provided the consulting and advisory services:

	Years Ended
	March 31, 2023	March 31, 2022
	$’000	$’000

Max Gottschalk (director of the Company)	135	131
Jane Gottschalk (director of the Company)	48	131
Tracy Barwin (director of the Company)	89	-
Andreas Keijsers (director of a subsidiary)	48	65
	320	327

The Company has engaged Deliberate Software Limited (“Deliberate”) as a supplier for IT services amounting to $0.32 million and $1.17 million for the years ended March 31, 2023 and 2022, respectively, recognized within selling, general and administrative expenses. As of March 31, 2023 and 2022, $0.01 million (included in trade payables) and $0.34 million (included in trade payables and accrued expenses) were unpaid, respectively. A director of Deliberate is an immediate family member of Negin Yeganegy, the former Chief Executive Officer and director of PML during the years ended March 31 2023 and 2022. As of March 31, 2023 and 2022, Deliberate held 100,351 shares of Series A preferred stock which are convertible to 100,351 shares of common stock immediately prior to an IPO.

The Company engaged Jing Holdings Limited as a supplier with services amounting to $0 million and $0.06 million for the years ended March 31, 2023 and 2022, respectively, recognized within selling, general and administrative expenses. Max Gottschalk, the Chairman and director of the Company and Jane Gottschalk, the Chief Creative Officer and director of the Company, are also directors of Jing Holdings Limited. There were no amounts unpaid at either year end.

On March 15, 2021, PML entered into a convertible debt obligation agreement with 47 investors including JGA (see Note 9), which is deemed to be a related party of Max Gottschalk, the Chairman and director of the Company. The portion of the convertible debt obligation (outstanding principal and accrued interest) repayable to JGA amounted to $0.23 million and $0.34 million as of March 31, 2023 and 2022, respectively. Upon the closing of an IPO prior to the redemption date, the debt financing shall be convertible into shares of the Company’s common stock at a conversion price equal to 80% of the public offering price of the Company’s common stock in the IPO.

On June 29, 2022, the Company entered into a short-term loan of $0.20 million from Sprk Capital Limited at an interest rate of 16% that was repayable by December 31, 2022. Interest expense during the year ended March 31, 2023 was $0.02 million and the principal loan plus interest was repaid in February 2023. A director of Sprk Capital Limited, Simon Nicholas Champ, is a shareholder of the Company. As of March 31, 2023 and 2022, Simon Nicholas Champ held 19,570 shares of Series A preferred stock which are convertible to 19,570 shares of common stock immediately prior to an IPO.

The shareholder loans outstanding as of March 31, 2023 and 2022, were $0 million and $0.54 million, respectively. The shareholder loans comprised loans from JGA and Fermain and were entered into during 2020 for the principal amounts of $0.30 million and $0.24 million, respectively. Both loans attracted interest at 10% per annum and were repaid in full on September 30, 2022. Both JGA and Fermain are related parties of Max Gottschalk, the Chairman and director of the Company (see Note 10).

NOTE 18. RESTATEMENT OF COMPONENTS OF OPENING SHAREHOLDERS’ EQUITY (DEFICIT)

As described in Note 12, during the year ended March 31, 2021, the Company granted 2,000,000 shares of its common stock to certain consultants for services to be rendered in the performance of certain services, including assisting the company for an IPO of its common stock.  During the year ended March 31, 2021, the Company issued 190,000 of those shares with a fair value of $0.67 million and accounted for such issuance as deferred offering costs and reflected such amount as a reduction of Additional Paid in Capital.  Management has subsequently determined the correct accounting would have been to record the fair value of those shares as an expense.  As such, the Company has reclassified the fair value of those shares of $0.67 million on the accompanying statements of shareholders’ equity (deficit) from Additional Paid in Capital to Accumulated Deficit as of March 31, 2021.

NOTE 19. SUBSEQUENT EVENTS

The trade finance facility was increased on April 11, 2023 from $3.15 million to $5.00 million.

During May 2023 to August 2023, the Company issued 409,050 shares of common stock at a par value of $0.0001 and a purchase price of $6.00 per share. The total net proceeds were $2.18 million, net of broker fees and expenses of $0.28 million. The holders of the common stock shall be entitled to cast one vote for each share held at all stockholder meetings and have no right to subscribe to or purchase any new or additional issue of shares.

                        Shares

Common Stock

PROSPECTUS

ThinkEquity	Laidlaw & Company (UK) Ltd.

              , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Capital Market listing fee.

	Amount
SEC registration fee		$2,214
FINRA filing fee
The Nasdaq Capital Market initial listing fee		75,000
Printing and engraving fees
Legal fees
Accounting fees and expenses
Transfer Agent Fees and Expenses
Miscellaneous Fees and Expenses
Total	$

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The company’s amended and restated certificate of incorporation and amended and restated bylaws, each to be in effect at the initial closing of this offering, limit the liability of the company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors are not personally liable to the Company or the Company’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to the Company or the Company’ stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the DGCL.

The Company’s amended and restated certificate of incorporation that will be in effect at the initial closing of this offering provides that the Company will, under certain circumstances, indemnify any director, officer, employee or agent of the Company, subject to any provisions contained in the Company’s amended and restated bylaws that will be in effect at the initial closing of this offering. The Company’s amended and restated bylaws that will be in effect at the initial closing of this offering provide that the Company will indemnify, to the fullest extent permitted by law, each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss (including, among other things, attorney’s fees and amounts paid in settlement) reasonably incurred or suffered by such director, officer, employee or agent in connection therewith, subject to certain conditions. The Company’s amended and restated bylaws that will be in effect at the initial closing of this offering also provide the Company with the power to, to the extent authorized by the Company’s board of directors, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent indemnification may be granted to the Company’s directors and officers. In addition, the Company’s amended and restated bylaws that will be in effect at the initial closing of this offering provide that the Company must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to certain exceptions.

The Company plans to enter into indemnification agreements with each of its directors and executive officers prior to the initial closing of this offering that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Company, among other things, to indemnify its directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also require the Company to advance all expenses incurred by the directors and executive officers as a result of any proceeding against them as to which they could be indemnified, subject to certain exceptions. The Company believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in the Company’s amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Company’s directors and executive officers even though an action, if successful, might benefit the Company and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Company is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Company is not aware of any threatened litigation that may result in claims for indemnification.

The Company’s amended and restated bylaws that will be in effect at the initial closing of this offering provide that the Company may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company maintains insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

Since April 1, 2020, the Company has made the following sales of unregistered securities:

1. 2021 Share Exchange

●	In March 2021, the Company issued 1,994,496 shares of common stock and 5,323,782 shares of Series A convertible preferred stock, in the aggregate, to 46 holders of common stock and options of the Company’s subsidiary, Perfect Moment Asia Limited., in exchange for all such common stock and options, in the 2021 share exchange with no cash consideration.

●	In March 2021, the Company issued 700,000 shares of common stock to Lucius Partners LLC as compensation for advisory services provided in connection with the 2021 share exchange and the 2021 debt financing.

●	In March 2021, the Company issued 100,000 shares of common stock to Darius Fouladi as compensation for advisory services provided in connection with the 2021 debt financing.

●	In January 2021, the Company issued common stock of 1,040,000 to Mark Tompkins, a beneficial owner of more than 5% of the Company’s common stock, 150,000 to Ian Jacobs, a former officer and director of the Company and an associate of Montrose Capital Partners, 7,500 to Sichenzia Ross Ference Carmel LLP, legal counsel to the underwriters for Company’s initial public offering, and 2,500 to Barrett S. DiPaolo, an attorney of Sichenzia Ross Ference Carmel LLP, in connection with advisory services provided by Montrose Capital Partners Limited in connection with the 2021 share exchange and the 2021 debt financing.

2. Sales of Convertible Promissory Notes - 2021 Debt Financing

●	In March 2021, the Company issued and sold senior subordinated 8% secured convertible promissory notes to a total of 47 accredited investors for an aggregate principal amount of $6,004,320. The notes provide that the principal of and all accrued and unpaid interest on the notes will automatically convert in connection with the Company’s initial public offering to shares of common stock at a conversion rate of 80% percent of the Company’s initial public offering price per share. Laidlaw & Company (UK) Ltd. acted as introducing broker for the notes.

3. Sales of Convertible Promissory Notes - 2022 Debt Financing

●	In April 2022, May 2022 and July 2022, the Company issued and sold senior subordinated 8% secured convertible promissory notes to a total of 47 accredited investors in the aggregate principal amount of $3,997,647. The notes rank pari passu with the notes issued by the Company in the 2021 debt financing. The notes provide that the principal of and all accrued and unpaid interest on the notes will automatically convert in connection with the Company’s initial public offering to shares of common stock at a conversion rate of 80% percent of the Company’s initial public offering price per share. Laidlaw & Company (UK) Ltd. acted as introducing broker for the notes.

4. Series B Convertible Preferred Stock Financing

●	During September 2022 to November 2022, the Company issued 1,189,998 of Series B convertible preferred stock to a total of 62 accredited investors for an aggregate cash consideration of $5,949,990 and incurred fees of $749,999. Laidlaw & Company (UK) Ltd. acted as introducing broker for the Series B convertible preferred stock.

5. Equity Incentive Related Issuances

●	On May 28, 2022, the Company granted options to purchase up to 136,344 shares of common stock under its 2021 Equity Incentive Plan to its then Chief Financial Officer, with an exercise price per share of $0.01. Following the termination of her employment, options to purchase 109,075 shares lapsed on October 28, 2022. The remaining options to purchase 27,269 shares expire on September 1, 2026, unless exercised.

●	On August 24, 2021, the Company granted options to purchase up to 340,862 shares of common stock outside of its 2021 Equity Incentive Plan to its then Chief Executive Officer with an exercise price per share of $0.01. Upon the termination of her employment, options to purchase 204,518 shares lapsed on November 1, 2022. The remaining options to purchase 136,344 shares expire on September 1, 2026, unless exercised.

●	On August 24, 2021, the Company granted options to purchase up to 68,172 shares of common stock under its 2021 Equity Incentive Plan to one its senior employees, with an exercise price per share of $3.50. Upon termination of his employment, the options lapsed in full on January 31, 2023.

●	On August 24, 2021, the Company granted options to purchase up to 68,172 shares of common stock from under its 2021 Equity Incentive Plan to its former marketing consultant and subsequently appointed brand director with an exercise price per share of $3.50. The options expire on June 30, 2026, unless exercised.

●	On August 24, 2021, the Company granted options to purchase up to 68,172 shares of common stock from under its 2021 Equity Incentive Plan to Jane Gottschalk, the Company’s Chief Creative Officer and member of its board of directors, with an exercise price per share of $3.50. The options expire on June 30, 2026, unless exercised.

6. Other Common Stock Issuances

●

During May 2023 to June 2023, the Company issued and sold 154,186 shares of common stock to accredited investors in an equity financing at a purchase price of $6.00 per share for an aggregate consideration of $0.82 million, net of broker fees and expenses of approximately $0.11 million. In addition, during June 2023, the Company received advance funds of $0.45 million for subscriptions of 75,333 shares of common stock issued in July 2023. During July 2023 to August 2023, the Company issued and sold 179,531 shares of common stock to accredited investors as part of the same equity financing at a purchase price of $6.00 per share for an aggregate consideration of $0.91 million, net of broker fees and expenses of approximately $0.17 million. Laidlaw & Company (UK) Ltd. acted as introducing broker for the common stock.

●	On December 9, 2021, the Company issued 75,000 shares of common stock to Mitchell Silberberg & Knupp, LLP in exchange for legal services in connection with the 2021 share exchange and the 2021 debt financing.

●	On November 15, 2021, the Company issued 377,428 shares of common stock each to Purple Pebble America LLC and NJJ Ventures, LLC, in exchange for advertising and publicity services.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

1.1*	Form of Underwriting Agreement

2.1*	Share Exchange Agreement

3.1*	Certificate of Incorporation of the Company, effective as of January 11, 2021

3.2*	Certificate of Correction, effective as of January 25, 2021

3.5*	Form of Certificate of Incorporation of the Company, to be effect upon the initial closing of the Company’s initial public offering

3.6*	Bylaws of the Company currently in effect

3.7*	Form of Bylaws of the Company, to be in effect upon the initial closing of the Company’s initial public offering

4.1*	Form of the Company’s common stock certificate

4.2*	Form of Underwriter Warrant

4.3*	Form of Convertible Promissory Note for 2021 Debt Financing

4.4*	Amendment No. 1 to Convertible Promissory Note for 2021 Debt Financing

4.5*	Amendment No. 2 to Convertible Promissory Note for 2021 Debt Financing

4.6*	Form of Convertible Promissory Note for 2022 Debt Financing

4.7*	Amendment No. 1 to Convertible Promissory Note for 2022 Debt Financing

5.1*	Opinion of Mitchell Silberberg & Knupp LLP

10.1*+	Employment Agreement between Perfect Moment (UK) Limited and Mark Buckley

10.2*+	Consulting Agreement between Perfect Moment Asia Limited and Max Gottschalk

10.3*+	Consulting Agreement between Perfect Moment Asia Limited and Jane Gottschalk

10.4*	Consulting Agreement between Perfect Moment Asia Limited and Tracy Barwin

10.5*+	Consulting Agreement between Perfect Moment Asia Limited and Arnhem Consulting Limited

10.6*+	2021 Equity Incentive Plan and forms of award agreements thereunder

10.7*	Form of Securities Purchase Agreement for 2021 Debt Financing

10.8*	Form of Security Agreement for 2021 Debt Financing

10.9*	Form of Registration Rights Agreement for 2021 Debt Financing

10.10*	Form of Copyright Security Agreement for 2021 Debt Financing

10.11*	Form of Patent Security Agreement for 2021 Debt Financing

10.12*	Form of Trademark Security Agreement for 2021 Debt Financing

10.13*	Form of Securities Purchase Agreement for 2022 Debt Financing

10.14*	Form of Security Agreement for 2022 Debt Financing

10.15*	Form of Registration Rights Agreement for 2022 Debt Financing

10.16*+	Form of Indemnification Agreement for Directors and Officers

10.17*	Consulting Agreement among Perfect Moment Ltd., Perfect Moment Asia Ltd. and Lucius Partners LLC

10.18*	Amendment to Consulting Agreement among Perfect Moment Ltd., Perfect Moment Asia Ltd. and Lucius Partners LLC

10.19*	Second Amendment to Consulting Agreement among Perfect Moment Ltd., Perfect Moment Asia Ltd. and Lucius Partners LLC

10.20*	Third Amendment to Consulting Agreement among Perfect Moment Ltd., Perfect Moment Asia Ltd. and Lucius Partners LLC

10.21*	Consulting Agreement between Perfect Moment Asia Ltd. and Montrose Capital Partners Limited

10.22*	Amendment to Term Sheet and Consulting Agreement between Perfect Moment Asia Ltd. and Montrose Capital Partners Limited

10.23*	Second Amendment to Term Sheet and Consulting Agreement between Perfect Moment Asia Ltd. and Montrose Capital Partners Limited

10.24*	Third Amendment to Consulting Agreement between Perfect Moment Asia Ltd., Perfect Moment Ltd. and Montrose Capital Partners Limited

10.25*	Fourth Amendment to Consulting Agreement between Perfect Moment Asia Ltd., Perfect Moment Ltd. and Montrose Capital Partners Limited

16.1*	Letter to SEC from CohnReznick LLP dated , 2023

21.1	List of Subsidiaries

23.1	Consent of Weinberg & Company, P.A.

23.2*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this registration statement)

107	Filing Fee Table

*	To be filed by amendment.

+	Indicates a management contract or compensatory plan or arrangement.

(b) No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of London, United Kingdom, on October 10, 2023.

PERFECT MOMENT LTD.

By:	/s/ Mark Buckley
Mark Buckley
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and Mark Buckley, as his or her true and lawful attorneys-in-fact, proxies, and agents, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, proxies, and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies, and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ Max Gottschalk	Chairman of the Board of Directors
Max Gottschalk		October 10, 2023

/s/ Mark Buckley	Chief Executive Officer, Interim Chief Financial Officer and Director	October 10, 2023
Mark Buckley	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Jane Gottschalk
Jane Gottschalk	Director	October 10, 2023

/s/ Tracy Barwin
Tracy Barwin	Director	October 10, 2023